As filed with the Securities and Exchange Commission on July 23, 2007
Registration No. 333-142279
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Quanta Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1731 (Primary Standard Industrial Classification Code Number)	74-2851603 (I.R.S. Employer Identification Number)
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tana L. Pool, Esq.
Vice President and General Counsel
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Christine B. LaFollette, Esq. Mark Zvonkovic, Esq. John Goodgame, Esq. Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5896	Deborah C. Lofton, Esq. Senior Vice President and General Counsel InfraSource Services, Inc. 100 West Sixth Street, Suite 300 Media, Pennsylvania 19063 (610) 480-8000	Mary J. Mullany, Esq. Ballard Spahr Andrews & Ingersoll, LLP 51st Floor 1735 Market Street Philadelphia, Pennsylvania 19103-7599 (215) 665-8500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Quanta Services, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2007

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Quanta Services, Inc. and the Stockholders of InfraSource Services, Inc.:

The boards of directors of Quanta Services, Inc., referred to as Quanta, and InfraSource Services, Inc., referred to as InfraSource, have each approved an agreement and plan of merger pursuant to which InfraSource will merge with and into Quanta MS Acquisition, Inc., a wholly owned subsidiary of Quanta referred to as Merger Sub. As a result of the merger, InfraSource will become a wholly owned subsidiary of Quanta. Pursuant to the merger agreement, Quanta will issue to InfraSource’s stockholders 1.223 shares of Quanta common stock for each share of InfraSource common stock, or approximately 50.6 million shares of Quanta common stock (based on the number of outstanding shares of InfraSource common stock on July 19, 2007 and assuming the exercise of all outstanding options to purchase shares of InfraSource common stock that are vested or will vest as a result of the consummation of the merger). The Agreement and Plan of Merger, dated as of March 18, 2007, among Quanta, Merger Sub, and InfraSource, which is referred to as the merger agreement, is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

Quanta and InfraSource will each hold a special meeting of its stockholders in connection with the proposed merger. At the Quanta special meeting, Quanta stockholders will be asked to consider and vote on a proposal to approve the issuance of shares of Quanta common stock in the merger. At the InfraSource special meeting, InfraSource stockholders will be asked to adopt the merger agreement.

Shares of Quanta common stock trade on the New York Stock Exchange under the symbol “PWR.” We estimate that, based on the outstanding shares of InfraSource common stock on July 19, 2007, immediately after the effective time of the merger, former InfraSource stockholders will hold shares of Quanta common stock representing approximately 25% of the then-outstanding shares of Quanta common stock on a fully diluted basis (including shares issuable pursuant to outstanding options and convertible securities).

The merger cannot be completed unless (i) Quanta stockholders approve the issuance of shares of Quanta common stock in the merger by the affirmative vote of the holders of at least a majority of the votes cast at a meeting at which at least a majority of the outstanding shares of Quanta common stock and Quanta limited vote common stock in the aggregate are present and voting and (ii) InfraSource’s stockholders adopt the merger agreement by the affirmative vote of the holders of at least a majority of the shares of InfraSource common stock outstanding on July 26, 2007, the record date for the InfraSource special meeting.

The Quanta board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that Quanta stockholders vote FOR the proposal to issue shares of Quanta common stock in the merger pursuant to the merger agreement. The InfraSource board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that InfraSource stockholders vote FOR the proposal to adopt the merger agreement.

In considering the recommendation of the InfraSource board of directors, stockholders of InfraSource should be aware that members of the board of directors and executive officers of InfraSource have agreements and arrangements that result in their interests in the merger being different from, or in addition to, those of other InfraSource stockholders. See “The Merger — Interests of the InfraSource Directors and Executive Officers in the Merger.”

The accompanying joint proxy statement/prospectus contains important information about the merger, the merger agreement and the special meetings. This document is also a prospectus for the shares of Quanta common stock that will be issued pursuant to the merger. We encourage Quanta stockholders and InfraSource stockholders to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 24.

Your vote is very important. Whether or not you plan to attend the Quanta special meeting or the InfraSource special meeting, please take the time to submit your proxy by completing and mailing the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares of Quanta common stock or InfraSource common stock are held in “street name,” you must instruct your broker how to vote such shares.

John R. Colson	David R. Helwig
Chairman of the Board and Chief Executive Officer Quanta Services, Inc.	Chairman, Chief Executive Officer and President InfraSource Services, Inc.

Neither the Securities and Exchange Commission, which is referred to as the SEC, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2007, and is first being mailed to Quanta stockholders and InfraSource stockholders on or about          , 2007.

Quanta Services, Inc.
1360 Post Oak Boulevard, Suite 2100
Houston, TX 77056
(713) 629-7600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 30, 2007

To the Stockholders of Quanta Services, Inc.:

A special meeting of the stockholders of Quanta Services, Inc., a Delaware corporation (“Quanta”), will be held at           on August 30, 2007 at 9:00 a.m., local time, for the following purposes:

1.	to consider and vote on the proposal to approve the issuance of shares of Quanta common stock pursuant to the Agreement and Plan of Merger, dated as of March 18, 2007 (which we refer to as the merger agreement), by and among Quanta, Quanta MS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Quanta, and InfraSource Services, Inc.;

2.	to consider and vote on any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Quanta common stock pursuant to the merger agreement; and

3.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only Quanta stockholders of record at the close of business on July 26, 2007, the record date for the Quanta special meeting, are entitled to notice of, and to vote at, the Quanta special meeting and any adjournments or postponements of the Quanta special meeting.

The Quanta board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that you vote FOR the proposal to approve the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement and FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies, each of which is described in this joint proxy statement/prospectus.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible. To submit a proxy, complete, sign, date and mail your proxy card in the envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. If your shares of Quanta common stock are held in “street name” by your broker or other nominee, only that holder can vote your shares of Quanta common stock and the vote cannot be cast unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares of Quanta common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the Quanta special meeting.

By Order of the Board of Directors of
Quanta Services, Inc.

Vincent A. Mercaldi
Corporate Secretary

Houston, Texas
           , 2007

InfraSource Services, Inc.
100 West Sixth Street
Suite 300
Media, PA 19063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 30, 2007

To the Stockholders of InfraSource Services, Inc.:

A special meeting of stockholders of InfraSource Services, Inc., a Delaware corporation (“InfraSource”), will be held on August 30, 2007, at 10:00 a.m. (local time), at 1735 Market Street, Suite 4200, Philadelphia, PA 19103, for the following purposes:

1.	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of March 18, 2007 (which we refer to as the merger agreement), by and among Quanta Services, Inc., Quanta MS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Quanta, and InfraSource;

2.	to consider and vote on any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

3.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only InfraSource stockholders of record at the close of business on July 26, 2007, the record date for the InfraSource special meeting, are entitled to notice of, and to vote at, the InfraSource special meeting and any adjournments or postponements of the InfraSource special meeting.

The InfraSource board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies, each of which is described in this joint proxy statement/prospectus.

In considering the recommendation of the InfraSource board of directors, stockholders of InfraSource should be aware that members of the board of directors and executive officers of InfraSource have agreements and arrangements that result in their interests in the merger being different from, or in addition to, those of other InfraSource stockholders. See “The Merger — Interests of the InfraSource Directors and Executive Officers in the Merger.”

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible. To submit a proxy, complete, sign, date and mail your proxy card in the envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. If your shares of InfraSource common stock are held in “street name” by your broker or other nominee, only that holder can vote your shares of InfraSource common stock and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares of InfraSource common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the InfraSource special meeting.

By Order of the Board of Directors of
InfraSource Services, Inc.

Deborah C. Lofton
Senior Vice President, General Counsel and
Secretary
Media, Pennsylvania
           , 2007

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Quanta and InfraSource from documents that are not included or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Documents incorporated by reference are available to Quanta stockholders and InfraSource stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain any of these documents by requesting it in writing or by telephone from the appropriate company.

Quanta Services, Inc. Attention: Corporate Secretary 1360 Post Oak Boulevard, Suite 2100 Houston, Texas 77056 (713) 629-7600 www.quantaservices.com	InfraSource Services, Inc. Attention: Investor Relations 100 West Sixth Street, Suite 300 Media, Pennsylvania 19063 (610) 480-8000 www.infrasourceinc.com

In order for you to receive timely delivery of the requested documents in advance of the applicable special meeting, Quanta or InfraSource, as applicable, should receive your request by no later than August 20, 2007.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Quanta (File No. 333-142279), constitutes a prospectus of Quanta under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Quanta common stock to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the special meeting of Quanta stockholders, at which Quanta stockholders will be asked to consider and vote on a proposal to approve the issuance of shares in the merger pursuant to the merger agreement and with respect to the special meeting of InfraSource stockholders, at which InfraSource stockholders will be asked to consider and vote on a proposal to adopt the merger agreement.

i

ii

Page

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	98
INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS	F-1

Annexes
Annex A Agreement and Plan of Merger	A-1
Annex B Opinion of Credit Suisse Securities (USA) LLC	B-1
Annex C Opinion of Citigroup Global Markets Inc.	C-1
Opinion of Akin Gump Strauss Hauer & Feld LLP
Tax Opinion of Akin Gump Strauss Hauer & Feld LLP
Tax Opinion of Ballard Spahr Andrews & Ingersoll, LLP
Consent of PricewaterhouseCoopers LLP
Consent of PricewaterhouseCoopers LLP
Consent of Credit Suisse Securities (USA) LLC
Consent of Citigroup Global Markets Inc

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that Quanta stockholders and InfraSource stockholders may have regarding the proposals being considered at the Quanta special meeting and the InfraSource special meeting and brief answers to those questions. Quanta and InfraSource urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this joint proxy statement/prospectus to Quanta are to Quanta Services, Inc., a Delaware corporation; all references to InfraSource are to InfraSource Services, Inc., a Delaware corporation; all references to Merger Sub are to Quanta MS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Quanta; and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of March 18, 2007, by and among Quanta, Merger Sub and InfraSource, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference.

Q:	What is the proposed transaction?

A:	Quanta and InfraSource have entered into a merger agreement pursuant to which Merger Sub will merge with and into InfraSource. As a result of the merger, InfraSource will become a wholly owned subsidiary of Quanta and each share of InfraSource common stock will be converted into 1.223 shares of Quanta common stock, as described under “The Merger Agreement — Merger Consideration.” The ratio of 1.223 shares of Quanta common stock for each share of InfraSource common stock is referred to as the exchange ratio.

Q:	Why are Quanta and InfraSource proposing the merger?

A:	The boards of directors of Quanta and InfraSource believe that the combination of Quanta and InfraSource will create a leading specialized contracting services company serving the electric power, natural gas, telecommunications and cable television industries. To review the reasons for the merger in greater detail, see “The Merger — Recommendation of the Quanta Board of Directors and Its Reasons for the Merger,” and “The Merger — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger.”

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Quanta stockholders are being asked to approve the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement.

InfraSource stockholders are being asked to adopt the merger agreement.

The approval by the Quanta stockholders of the issuance of shares of Quanta common stock and the approval by the InfraSource stockholders of the adoption of the merger agreement are required for the consummation of the merger.

Q:	What vote is required to approve the proposals at the Quanta special meeting and the InfraSource special meeting?

A.	Under the rules of the New York Stock Exchange, referred to as the NYSE, the approval of the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast at a meeting at which at least a majority of the outstanding shares of Quanta common stock and Quanta limited vote common stock in the aggregate are present and entitled to vote. Under Delaware law, which governs Quanta, the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote.

Each share of Quanta common stock is entitled to one vote, and each share of Quanta limited vote common stock is entitled to one-tenth of one vote, on the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement and the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies. At the Quanta special meeting, holders of Quanta common stock and Quanta limited vote common stock will vote together as a single class.

Under Delaware law, which governs InfraSource, adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of InfraSource common stock entitled to vote and the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote. Each share of InfraSource common stock is entitled to one vote on the adoption of the merger agreement and the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	If my shares of Quanta common stock or InfraSource common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Quanta common stock or InfraSource common stock for me?

A:	Unless you instruct your broker how to vote your shares of Quanta common stock or InfraSource common stock, as applicable, your shares will NOT be voted.

In connection with the Quanta special meeting, abstentions and “broker non-votes” will be considered in determining the presence of a quorum but will not constitute votes cast and, accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the vote with respect to the proposal to approve the issuance of Quanta common stock in the merger, but abstentions will have the same effect as votes AGAINST the adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

In connection with the InfraSource special meeting, abstentions and “broker non-votes” will be considered in determining the presence of a quorum but abstentions and broker non-votes will have the same effect as votes AGAINST the adoption of the merger agreement. Abstentions will also have the same effect as votes AGAINST the adjournment or postponement of the special meeting, if necessary to solicit additional proxies. You should therefore provide your broker or other nominee with instructions as to how to vote your shares of InfraSource common stock.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger that are discussed in this joint proxy statement/prospectus and in other documents incorporated by reference. You should read carefully the detailed description of the risks associated with the merger and the operations of Quanta after the merger described in “Risk Factors” beginning on page 24.

Q:	If I am an InfraSource stockholder, should I send in my stock certificates with my proxy card?

A:	NO. Please DO NOT send your InfraSource stock certificates with your proxy card. If the merger is approved, you will be sent written instructions for exchanging your stock certificates.

Q:	What effect will the merger have on options to purchase InfraSource common stock and other stock-based awards that have been granted to employees and directors of InfraSource?

A:	Upon completion of the merger, each option to purchase shares of InfraSource common stock granted under the InfraSource stock plans will be converted into an option to purchase the number of whole shares of Quanta common stock that is equal to the number of shares of InfraSource common stock subject to that option immediately prior to the effective time of the merger multiplied by 1.223, at an exercise price per share of Quanta common stock equal to the exercise price for each share of InfraSource common stock subject to that option immediately prior to the effective time of the merger divided by 1.223.

Upon completion of the merger, each share of InfraSource common stock that is subject to transfer and/or forfeiture restrictions under the InfraSource stock plans immediately prior to the effective time of the merger will, upon its conversion into the merger consideration, continue to be subject to the same transfer and/or forfeiture restrictions. Upon the lapsing of those restrictions, the holders of such shares will be entitled to elect to have Quanta withhold shares in an amount equal to any applicable tax withholding.

InfraSource took action to terminate all purchases of stock under InfraSource’s 2004 Employee Stock Purchase Plan effective as of the last “trading day” of the then-current “offering period” (as each such term is defined in the InfraSource 2004 Employee Stock Purchase Plan) that expired in May 2007. InfraSource will terminate the InfraSource 2004 Employee Stock Purchase Plan in its entirety immediately prior to the effective time of the merger.

Upon completion of the merger, Quanta will assume the obligations and succeed to the rights of InfraSource under InfraSource’s stock plans. InfraSource options and InfraSource restricted shares will not vest as a result of the merger (except for options to purchase 88,341 shares and 30,210 shares of restricted stock). Prior to the effective time of the merger, each of the InfraSource stock plans will be amended, if and to the extent necessary, to reflect the transactions contemplated by the merger agreement, including the conversion of the InfraSource options and InfraSource restricted shares, and Quanta will be substituted for InfraSource in those stock plans to the extent appropriate to effectuate the assumption of the InfraSource stock plans by Quanta.

Q:	What conditions are required to be fulfilled to complete the merger?

A:	Quanta and InfraSource are not required to complete the merger unless certain specified conditions are satisfied or waived. These conditions include approval by Quanta stockholders of the issuance of the shares of Quanta common stock in the merger pursuant to the merger agreement, adoption by InfraSource stockholders of the merger agreement, the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, and the receipt of required regulatory approvals. Quanta and InfraSource are seeking required approvals from regulatory agencies under the antitrust laws and InfraSource is seeking approval under certain public utility commission laws. There can be no assurance that these conditions to complete the merger will be satisfied. For a more complete summary of the conditions that must be satisfied or waived prior to the effective time of the merger, see “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 71.

Q:	What are the tax consequences of the merger?

A:	It is a condition of closing that InfraSource receives, from its counsel, an opinion that the merger qualifies as a “reorganization” under U.S. federal income tax laws.

Please review carefully the information under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	When do Quanta and InfraSource expect to complete the merger?

A:	Quanta and InfraSource are working to complete the merger as quickly as practicable. We currently expect the merger to be completed during the third quarter of 2007. However, neither Quanta nor InfraSource can predict the effective time of the merger because it is subject to conditions both within and beyond each company’s control. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 71.

Q:	Are InfraSource stockholders or Quanta stockholders entitled to dissent and require appraisal of their shares?

A:	No. Neither InfraSource’s stockholders nor Quanta’s stockholders have dissenters’ rights of appraisal under Delaware law in connection with the merger.

Q:	How does the Quanta board of directors recommend that Quanta stockholders vote?

A:	The Quanta board of directors has determined that the execution and delivery of the merger agreement was advisable and the transactions contemplated by the merger agreement, including the issuance of shares of Quanta common stock in the merger, are in the best interests of the Quanta stockholders and unanimously recommends that Quanta stockholders vote FOR the proposal to approve the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement and if presented, FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies. For a more complete description of the recommendation of the Quanta board of directors, see “The Merger — Recommendation of the Quanta Board of Directors and Its Reasons for the Merger” beginning on page 42.

Q:	How does the InfraSource board of directors recommend that InfraSource stockholders vote?

A:	The InfraSource board of directors has determined that the execution and delivery of the merger agreement was advisable and the transactions contemplated by the merger agreement are in the best interests of the InfraSource stockholders and unanimously recommends that InfraSource stockholders vote FOR the proposal to adopt the merger agreement and if presented, FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies. For a more complete description of the recommendation of the InfraSource board of directors, see “The Merger — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger” beginning on page 44.

Q:	When and where is the special meeting of the Quanta stockholders?

A:	The Quanta special meeting will be held on August 30, 2007 at 9:00 a.m., local time, at the .

Q:	When and where is the special meeting of the InfraSource stockholders?

A:	The InfraSource special meeting will be held on August 30, 2007 at 10:00 a.m., local time, at 1735 Market Street, Suite 4200, Philadelphia, PA 19103.

Q:	Who can vote at the special meetings?

A:	All Quanta stockholders of record as of the close of business on July 26, 2007, the record date for the Quanta special meeting, are entitled to receive notice of and to vote at the Quanta special meeting.

All InfraSource stockholders of record as of the close of business on July 26, 2007, the record date for the InfraSource special meeting, are entitled to receive notice of and to vote at the InfraSource special meeting.

Q:	How will Quanta stockholders be affected by the merger and share issuance?

A:	After the merger, each Quanta stockholder will have the same number of shares of Quanta common stock or Quanta limited vote common stock that the stockholder held immediately prior to the merger. However, because Quanta will be issuing new shares of Quanta common stock to InfraSource stockholders in the merger, each outstanding share of Quanta common stock and Quanta limited vote common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Quanta capital stock outstanding after the merger. As a result of the merger, each Quanta stockholder will own shares in a larger company with more assets.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of Quanta common stock, Quanta limited vote common stock or InfraSource common stock will be represented and voted at the Quanta special meeting or InfraSource special meeting, as applicable.

Please refer to your proxy card or the information forwarded by your broker or other nominee to see which voting options are available to you.

The Internet and telephone proxy submission procedures are designed to verify your stock holdings and to allow you to confirm that your instructions have been properly recorded.

The method by which you submit a proxy will in no way limit your right to vote at the Quanta special meeting or the InfraSource special meeting if you later decide to attend the meeting in person. If your shares of Quanta common stock or InfraSource common stock are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Quanta special meeting or the InfraSource special meeting.

Q:	How will my proxy be voted?

A:	All shares of Quanta common stock and Quanta limited vote common stock entitled to vote and represented by properly completed proxies received prior to the Quanta special meeting, and not revoked, will be voted at the Quanta special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Quanta common stock or Quanta limited vote common stock should be voted on a matter, the shares of Quanta common stock or Quanta limited vote common stock represented by your proxy will be voted as the Quanta board of directors recommends and therefore FOR the approval of the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement and, if presented, FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

All shares of InfraSource common stock entitled to vote and represented by properly completed proxies received prior to the InfraSource special meeting, and not revoked, will be voted at the InfraSource special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of InfraSource common stock should be voted on a matter, the shares of InfraSource common stock represented by your proxy will be voted as the InfraSource board of directors recommends and therefore FOR the adoption of the merger agreement and, if presented, FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Q:	Can I revoke or change my vote after I have delivered my proxy?

A:	Yes. You may revoke or change your vote at any time before your proxy is voted at the Quanta special meeting or the InfraSource special meeting, as applicable. You can do this in any of the three following ways:

•	by sending a written notice to the Corporate Secretary of Quanta or the Secretary of InfraSource, as applicable, in time to be received before the Quanta special meeting or the InfraSource special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the Quanta special meeting or InfraSource special meeting or, if you submitted your proxy through the Internet or by telephone, by submitting a proxy card at a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the special meeting and voting in person. Simply attending the Quanta special meeting or InfraSource special meeting without voting will not revoke your proxy or change your vote.

If your shares of Quanta common stock or InfraSource common stock are held in an account at a broker or other nominee and you desire to change your vote, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for the Quanta special meeting or the InfraSource special meeting?

A:	You may receive more than one set of voting materials for the Quanta special meeting or the InfraSource special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Quanta common stock or InfraSource common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Quanta common stock or InfraSource common stock. If you are a holder of record and your shares of Quanta common stock, Quanta limited vote common stock or

InfraSource common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I am a stockholder of both Quanta and InfraSource?

A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate postage-paid envelope or, if available, by submitting a proxy by telephone or through the internet for each company.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Quanta stockholder:	If you are an InfraSource stockholder:
Quanta Services, Inc. Attention: Corporate Secretary 1360 Post Oak Boulevard, Suite 2100 Houston, Texas 77056 (713) 629-7600	InfraSource Services, Inc. Attention: General Counsel 100 West Sixth Street, Suite 300 Media, Pennsylvania 19063 (610) 480-8000

Both Quanta and InfraSource
stockholders may also contact
the proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(800) 322-2885

SUMMARY

The following is a summary that highlights information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, Quanta and InfraSource encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, Quanta and InfraSource encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Quanta and InfraSource that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Quanta Services, Inc.

Quanta is a Delaware corporation formed in 1997. Quanta is a leading provider of specialty contracting services, offering end-to-end network solutions to the electric power, gas, telecommunications and cable television industries, as well as providing various ancillary services to commercial, industrial and governmental entities. Quanta provides a comprehensive range of services, including the design, installation, maintenance and repair of virtually every type of network infrastructure.

Quanta’s common stock is listed on the NYSE and trades under the symbol “PWR.”

Quanta’s principal executive offices are located at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056 and its telephone number is (713) 629-7600.

Quanta MS Acquisition, Inc, referred to as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Quanta, which was formed for the purpose of entering into the merger agreement.

InfraSource Services, Inc.

InfraSource is a Delaware corporation formed in 2003. InfraSource is a leading specialty contractor servicing electric, natural gas and telecommunications infrastructure in the United States. InfraSource’s services include design, engineering, procurement, construction, testing and maintenance services for electric, natural gas and telecommunications infrastructure.

InfraSource operates in two business segments. The Infrastructure Construction Services (ICS) segment provides design, engineering, procurement, construction, testing and maintenance services for utility infrastructure. ICS customers include electric power utilities, natural gas utilities, telecommunication customers, government entities and heavy industrial companies, such as petrochemical, processing and refining businesses. The InfraSource Telecommunication Services (TS) segment leases point-to-point telecommunications infrastructure in select markets and provides design, procurement, construction and maintenance services for telecommunications infrastructure. TS customers include communication service providers, large industrial and financial services customers, school districts and other entities with high bandwidth telecommunication needs. The companies in the TS segment are regulated as public telecommunication utilities in various states.

InfraSource’s common stock is listed on the NYSE and trades under the symbol “IFS.”

InfraSource’s principal executive offices are located at 100 West Sixth Street, Suite 300, Media, Pennsylvania, and its telephone number is (610) 480-8000.

The Merger

Quanta and InfraSource have entered into the merger agreement pursuant to which Merger Sub will merge with and into InfraSource. As a result of the merger, InfraSource will become a wholly owned subsidiary of Quanta and each share of InfraSource common stock will be converted into 1.223 shares of Quanta common stock, as described under “The Merger Agreement — Merger Consideration.” On July 19, 2007, Quanta had outstanding 119,169,310 shares of common stock. Immediately following the completion of the merger, Quanta expects to have 169,802,638 shares of common stock outstanding (based on the number of outstanding shares of InfraSource common stock on July 19, 2007 and assuming the exercise of all outstanding options to purchase shares of InfraSource common stock that are vested or will vest as a result of the consummation of the merger). Quanta’s stockholders and InfraSource’s stockholders are expected to hold approximately 75% and 25%, respectively, of the combined company’s common stock outstanding on a fully diluted basis (including shares issuable pursuant to outstanding options and convertible securities) immediately after the merger.

Based on the closing prices of Quanta common stock on March 16, 2007, the last trading day before the public announcement of the execution of the merger agreement by Quanta and InfraSource, and on July 19, 2007, a recent trading day before the date of this joint proxy statement/prospectus, the aggregate value of the merger consideration to be received by InfraSource stockholders is approximately $1.24 billion and $1.63 billion, respectively. The market value of the merger consideration ultimately received by InfraSource stockholders will depend on the closing price of Quanta common stock on the day that the merger is consummated. See “Risk Factors — Risk Factors Relating to the Merger — Because the exchange ratio is fixed and the market price of shares of Quanta common stock will fluctuate, InfraSource stockholders cannot be sure of the value of the merger consideration they will receive.”

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference. Quanta and InfraSource encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Recommendation of Quanta’s Board of Directors

The Quanta board of directors has determined unanimously that the execution and delivery of the merger agreement was advisable and the transactions contemplated by the merger agreement, including the issuance of shares of Quanta common stock in the merger, are in the best interests of the Quanta stockholders, and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Quanta board of directors unanimously recommends that Quanta stockholders vote FOR the proposal to approve the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement and, if presented, FOR any adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

Recommendation of InfraSource’s Board of Directors

The InfraSource board of directors has determined unanimously that the execution and delivery of the merger agreement was advisable and the transactions contemplated by the merger agreement are in the best interests of the InfraSource stockholders, and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The InfraSource board of directors unanimously recommends that InfraSource stockholders vote FOR the proposal to adopt the merger agreement and, if presented, FOR any adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

Stockholders Entitled to Vote; Vote Required

Quanta

Quanta stockholders who owned shares of Quanta common stock or shares of Quanta limited vote common stock at the close of business on July 26, 2007, which is referred to as the Quanta record date, are entitled to vote at the Quanta special meeting. On the Quanta record date, there were           shares of Quanta common stock outstanding and entitled to vote at the Quanta special meeting and           shares of Quanta limited vote common stock outstanding and entitled to vote at the Quanta special meeting, held by approximately          and           holders of record, respectively. Each share of Quanta common stock is entitled to one vote, and each share of limited vote common stock is entitled to one-tenth of one vote, on each matter to be voted on at the special meeting. At the special meeting, holders of Quanta common stock and holders of Quanta limited vote common stock will vote together as a single class.

At the Quanta special meeting, holders of at least a majority of the outstanding shares entitled to vote of the Quanta common stock and Quanta limited vote common stock in the aggregate must be present, either in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Quanta special meeting.

Assuming a quorum is present, the approval of the issuance of shares of Quanta common stock in the merger requires the affirmative vote of at least the majority of the votes cast in person or by proxy at the Quanta special meeting and the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote. Neither abstentions nor broker non-votes will constitute votes cast and, accordingly, will have no effect on the outcome of the vote with respect to the proposal to approve the issuance of Quanta common stock in the merger, but abstentions will have the same effect as votes AGAINST the adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Your vote is very important. You are encouraged to vote as soon as possible. If you do not indicate how your shares of Quanta common stock or Quanta limited vote common stock should be voted on a matter, the shares of Quanta common stock or Quanta limited vote common stock represented by your properly completed proxy will be voted as the Quanta board of directors recommends and therefore FOR the issuance of shares of Quanta common stock in the merger and FOR the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

InfraSource

InfraSource stockholders who owned shares of InfraSource common stock at the close of business on July 26, 2007, which is referred to as the InfraSource record date, are entitled to vote at the InfraSource special meeting. On the InfraSource record date, there were           shares of InfraSource common stock outstanding and entitled to vote at the InfraSource special meeting, held by approximately           holders of record. InfraSource stockholders may cast one vote for each share of InfraSource common stock owned on the InfraSource record date.

The affirmative vote of the holders of at least a majority of the shares of InfraSource common stock entitled to vote at the special meeting as of the InfraSource record date, either in person or by proxy, is necessary for the adoption of the merger agreement. Assuming a quorum is present, the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote. The holders of a majority of the total number of outstanding shares of InfraSource common stock entitled to vote as of the InfraSource record date, represented either in person or by proxy, will constitute a quorum at the InfraSource special meeting for the conduct of business.

Abstentions and broker non-votes will have the same effect as a vote AGAINST the adoption of the merger agreement. Abstentions will also have the same effect as votes AGAINST any adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. A broker non-vote occurs when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Your vote is very important. You are encouraged to vote as soon as possible. If you do not indicate how your shares of InfraSource common stock should be voted on a matter, the shares of InfraSource common stock represented by your properly completed proxy will be voted as the InfraSource board of directors recommends and therefore FOR the adoption of the merger agreement and FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Opinions of Financial Advisors

Opinion of Quanta’s Financial Advisor

In connection with the merger, Credit Suisse Securities (USA) LLC, Quanta’s financial advisor and referred to as Credit Suisse, delivered a written opinion to the Quanta board of directors, dated March 17, 2007, to the effect that, as of the date of that opinion and based on and subject to the factors, assumptions and limitations described in that opinion, the exchange ratio was fair, from a financial point of view, to Quanta. The full text of Credit Suisse’s written opinion, dated March 17, 2007, is attached to this joint proxy statement/prospectus as Annex B. We encourage you to read that opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse’s opinion was provided to the Quanta board of directors in connection with its consideration of the proposed merger, and should not be viewed as determinative of the views of the Quanta board of directors or Quanta’s management with respect to the merger or the exchange ratio and does not constitute a recommendation to any Quanta stockholder as to how that stockholder should vote or act on any matter relating to the merger, including the issuance of the shares of Quanta common stock in the merger.

Credit Suisse earned (1) a financial advisory fee equal to $200,000 upon the execution of its engagement letter and (2) an opinion fee equal to $1,000,000, shortly after it delivered its opinion to the Quanta board of directors. In addition, Quanta agreed to pay Credit Suisse a transaction fee equal to $7,000,000 (less the $1,200,000 paid as described in (1) and (2)) upon the consummation of the proposed merger. Quanta also agreed to reimburse Credit Suisse for all reasonable expenses, including the reasonable fees and expenses of Credit Suisse’s outside legal counsel, resulting from or arising out of its engagement, subject to certain limits. In addition, Quanta agreed to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of Credit Suisse’s engagement.

Opinion of InfraSource’s Financial Advisor

Citigroup Global Markets Inc., InfraSource’s financial advisor and referred to as Citigroup, delivered an opinion with respect to the fairness of the exchange ratio to be received by holders of InfraSource common stock in the merger. Citigroup rendered its opinion that, as of March 17, 2007 and based upon and subject to the factors, assumptions, qualifications and limitations set forth in that opinion, the exchange ratio of 1.223 Quanta common shares to be received for each share of InfraSource common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of InfraSource common stock. The full text of the written opinion of Citigroup is attached to this joint proxy statement/prospectus as Annex C. You are urged to read the opinion carefully and in its entirety for a description of the assumptions made, general procedures followed, matters considered and limits on the review undertaken. Citigroup’s opinion was provided to inform and assist InfraSource’s board of directors in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any InfraSource stockholder should vote with respect to the adoption of the merger agreement.

Pursuant to the terms of the engagement letter between InfraSource and Citigroup, InfraSource agreed to pay Citigroup a $2,000,000 opinion fee payable upon the earlier of consummation of the transaction and termination of the transaction. InfraSource also agreed to pay Citigroup a transaction fee upon consummation of the merger equal to 0.70% of the aggregate value of the merger consideration, less any amounts previously paid relating to the opinion fee. In addition, InfraSource has agreed to reimburse Citigroup for its reasonable expenses incurred in connection with its engagement, including reasonable attorneys’ fees and disbursements, and to indemnify Citigroup against specific liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

Treatment of Stock Options, Restricted Stock and the InfraSource Employee Stock Purchase Plan

Upon completion of the merger, each option to purchase shares of InfraSource common stock granted under the InfraSource stock plans will be converted into an option to purchase the number of whole shares of Quanta common stock that is equal to the number of shares of InfraSource common stock subject to that option immediately prior to the effective time of the merger multiplied by 1.223, at an exercise price per share of Quanta common stock equal to the exercise price for each share of InfraSource common stock subject to that option immediately prior to the effective time of the merger divided by 1.223.

Upon completion of the merger, each share of InfraSource common stock that is subject to transfer and/or forfeiture restrictions under the InfraSource stock plans immediately prior to the effective time of the merger will, upon its conversion into the merger consideration, continue to be subject to the same transfer and/or forfeiture restrictions. Upon the lapsing of those restrictions, the holders of such shares will be entitled to elect to have Quanta withhold shares in an amount equal to any applicable tax withholding.

InfraSource took action to terminate all purchases of stock under InfraSource’s 2004 Employee Stock Purchase Plan effective as of the last “trading day” of the then-current “offering period” (as each such term is defined in the InfraSource 2004 Employee Stock Purchase Plan) that expired in May 2007. InfraSource will terminate the InfraSource 2004 Employee Stock Purchase Plan in its entirety immediately prior to the effective time of the merger.

Upon completion of the merger, Quanta will assume the obligations and succeed to the rights of InfraSource under InfraSource’s stock plans. InfraSource options and InfraSource restricted shares will not vest as a result of the merger (except for options to purchase 88,341 shares and 30,210 shares of restricted stock). Prior to the effective time of the merger, each of the InfraSource stock plans will be amended, if and to the extent necessary, to reflect the transactions contemplated by the merger agreement, including the conversion of the InfraSource options and InfraSource restricted shares, and Quanta will be substituted for InfraSource in those stock plans to the extent appropriate to effectuate the assumption of the InfraSource stock plans by Quanta.

Directors and Executive Officers of Quanta After the Merger

The directors and executive officers of Quanta prior to the merger will continue as the directors and executive officers of Quanta after the merger, except that the Quanta board of directors will appoint three new directors, David R. Helwig, J. Michal Conaway and Frederick W. Buckman, all of whom are currently directors of InfraSource.

Ownership of Quanta After the Merger

Quanta will issue a maximum of approximately 50.6 million shares of Quanta common stock pursuant to the merger (based on the number of outstanding shares of InfraSource common stock on July 19, 2007 and assuming the exercise of all outstanding options to purchase shares of InfraSource common stock that are vested or will vest as a result of the consummation of the merger). After the effective time of the merger and based on the assumptions in the preceding sentence, InfraSource stockholders will own approximately 25% of Quanta on a fully diluted basis (including shares issuable pursuant to outstanding options and convertible securities) based on the outstanding shares of Quanta common stock, Quanta limited vote common stock and InfraSource common stock on July 19, 2007 and the maximum number of additional shares of InfraSource common stock that may be issued in accordance with the merger agreement pursuant to the exercise of outstanding InfraSource stock options that are vested or will vest as a result of the consummation of the merger. Consequently, InfraSource stockholders, as a general matter, will have less influence over the management and policies of Quanta than they currently exercise over the management and policies of InfraSource.

Share Ownership of Directors and Executive Officers of Quanta

At the close of business on July 19, 2007, the directors and executive officers of Quanta and their affiliates beneficially owned and were entitled to vote 2,668,511 shares of Quanta common stock, collectively representing approximately 2.2% of the shares of Quanta common stock outstanding and entitled to vote on that date and

328,823 shares of Quanta limited vote common stock, collectively representing approximately 43.3% of the shares of limited vote common stock outstanding and entitled to vote on that date. The directors and executive officers of Quanta have each indicated that they expect to vote FOR the proposal to approve the issuance of Quanta common stock in the merger and FOR any adjournment of postponement of the special meeting, if necessary to solicit additional proxies.

Share Ownership of Directors and Executive Officers of InfraSource

At the close of business on July 19, 2007, the directors and executive officers of InfraSource and their affiliates beneficially owned and were entitled to vote 544,773 shares of InfraSource common stock, collectively representing approximately 1.3% of the shares of InfraSource common stock outstanding and entitled to vote on that date. The directors and executive officers of InfraSource have each indicated that they expect to vote FOR the proposal to adopt the merger agreement and FOR any adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

Interests of the InfraSource Directors and Executive Officers in the Merger

In considering the recommendation of the InfraSource board of directors with respect to the adoption of the merger agreement, InfraSource stockholders should be aware that the merger agreement includes an agreement that three members of the InfraSource board of directors be added to the Quanta board of directors following completion of the merger. At the time the InfraSource board of directors approved the merger agreement, the InfraSource board of directors was aware that David R. Helwig and two independent directors of InfraSource would become members of Quanta’s board of directors. The Quanta board of directors has identified J. Michal Conaway and Frederick W. Buckman as the two independent InfraSource board members to be appointed to the Quanta board of directors in addition to Mr. Helwig following completion of the merger. The other directors of InfraSource will resign effective upon closing of the merger.

In addition, the terms of the stock option agreements and some restricted stock award agreements between InfraSource and its non-employee directors provide that the vesting of all unvested stock options and the applicable restricted stock will accelerate upon a change in control transaction. The merger will constitute a change in control transaction.

Each executive officer of InfraSource, including David R. Helwig, has a management agreement with InfraSource that provides for severance payments and the acceleration of the vesting of existing equity awards if the executive’s employment with InfraSource is terminated following a change in control transaction.

InfraSource’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the InfraSource stockholders adopt the merger agreement. See “The Merger — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger.”

Listing of Shares of Quanta Common Stock; Delisting and Deregistration of Shares of InfraSource Common Stock

Approval of the listing on the NYSE of the shares of Quanta common stock to be issued in the merger pursuant to the merger agreement is a condition to each party’s obligation to complete the merger. Quanta will use commercially reasonable efforts to cause the shares of Quanta common stock issuable in the merger to be approved for listing on the NYSE, subject to official notice of issuance, upon the completion of the merger. If the merger is completed, shares of InfraSource common stock will be delisted from the NYSE and deregistered under the Exchange Act.

No Appraisal Rights in the Merger

Holders of InfraSource’s common stock, Quanta’s common stock and Quanta’s limited vote common stock are not entitled to dissenters’ rights of appraisal under Delaware law in connection with the merger. See “No Appraisal Rights.”

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated. These include, among others:

•	the approval by Quanta stockholders of the issuance of the shares of Quanta common stock in the merger;

•	the adoption of the merger agreement by InfraSource stockholders;

•	the expiration or termination of the waiting period (and any extension of the waiting period) applicable to the proposed transaction under the Hart-Scott-Rodino Act, referred to as the HSR Act;

•	the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceedings for such purpose pending before or threatened by the SEC;

•	the receipt of state public utility commission consents for the transfer of InfraSource subsidiaries in the dark fiber leasing and telecommunication business;

•	the approval for listing on the NYSE of the shares of Quanta common stock issuable to the InfraSource stockholders in the merger pursuant to the merger agreement, subject to official notice of issuance; and

•	the accuracy of the representations and warranties of Quanta, InfraSource and Merger Sub in the merger agreement, with specified exceptions.

Neither Quanta nor InfraSource can give any assurance when or if all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Regulatory Approvals Required for the Merger

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and the Federal Trade Commission, which is referred to as the FTC, under the HSR Act. Quanta and InfraSource filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. On May 7, 2007, the FTC notified Quanta and InfraSource that the FTC was granting early termination of the statutory waiting period under the HSR Act.

Three InfraSource subsidiaries are regulated by certain state public utility commissions or hold licenses from the Federal Communications Commission (FCC). InfraSource must obtain the necessary approvals or provide appropriate notice filings to such regulatory agencies. As of June 29, 2007, InfraSource had received all of the consents and approvals from the applicable state public utility commissions and the FCC necessary for the completion of the merger.

The merger may also be subject to the regulatory requirements of other municipal, state and federal governmental agencies and authorities.

No Solicitation

Under the merger agreement, InfraSource has agreed to refrain from encouraging or negotiating any competing acquisition proposal. However, before receipt of the requisite approval by its stockholders, InfraSource may, under certain circumstances, engage in negotiations with a third party making an unsolicited, written acquisition proposal.

In addition, in response to a superior proposal, the InfraSource board of directors may, under certain circumstances, withhold, withdraw, amend or modify its recommendation in favor of the adoption of the merger agreement, and, in the case of a superior proposal that is a tender or exchange offer made directly to InfraSource stockholders, may recommend acceptance, or the InfraSource board of directors may approve, endorse or recommend any superior proposal.

For more information regarding the limitations on InfraSource and its board to consider other proposals, see “The Merger Agreement — Covenants — No Solicitation of Alternative Transactions.”

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned by written notice at any time prior to the effective time of the merger by the mutual consent of Quanta and InfraSource. In addition, the merger agreement permits Quanta or InfraSource to terminate the merger agreement upon the occurrence of certain events, including the failure to receive the requisite votes from Quanta or InfraSource stockholders. The occurrence of certain other events may also give Quanta or InfraSource the right to terminate the merger agreement.

For more information regarding the rights of Quanta and InfraSource to terminate the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement — General.”

Termination Fee

Under the merger agreement, Quanta may be required to pay to InfraSource a termination fee of $43 million if the merger agreement is terminated under certain circumstances, and InfraSource may be required to pay Quanta a termination fee of $43 million if the merger agreement is terminated under certain circumstances. In addition, Quanta or InfraSource may be required to pay the other party an expense reimbursement of up to $5 million if the merger agreement is terminated under certain circumstances. See “The Merger Agreement — Termination of the Merger Agreement — Termination Fees and Expenses.”

Material U.S. Federal Income Tax Consequences of the Merger

It is a condition of closing that InfraSource receives, from its counsel, an opinion that the merger qualifies as a “reorganization” under U.S. federal income tax laws.

Please review carefully the information under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Accounting Treatment

Quanta will account for the merger using the purchase method under U.S. generally accepted accounting principles, which is referred to herein as GAAP.

No Payment of Dividends

Quanta

Quanta does not currently pay cash dividends on its common stock or its limited vote common stock. Quanta’s present or future ability to pay dividends is governed by (1) the provisions of Delaware law and (2) Quanta’s bank credit facility. In addition, the future payment of cash dividends, if any, on Quanta’s common stock or limited vote common stock is within the discretion of the Quanta board of directors and will depend on Quanta’s earnings, capital requirements, financial condition and other relevant factors.

InfraSource

InfraSource does not currently pay cash dividends on its common stock. The merger agreement provides that InfraSource may not declare, set aside or pay any dividend prior to the completion of the merger or the termination of the merger agreement, without the prior consent of Quanta.

SELECTED HISTORICAL FINANCIAL DATA OF QUANTA

The following tables show Quanta’s selected historical consolidated financial data as of and for each of the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and as of March 31, 2007 and for the three months ended March 31, 2006 and 2007 and are derived from Quanta’s financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2006 and in Quanta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated herein by reference. See also the pro forma information set forth elsewhere in this joint proxy statement/prospectus regarding the proposed merger with InfraSource. Quanta’s historical results are not necessarily indicative of results to be expected in future periods.

								Three Months
								Ended
	Year Ended December 31,							March 31,
	2002	2003		2004	2005	2006		2006	2007
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenues	$1,750,713	$1,642,853		$1,626,510	$1,858,626	$2,131,038		$496,494	$574,880
Cost of services (including depreciation)	1,513,940	1,442,958		1,445,119	1,601,878	1,815,222		437,046	496,474

Gross profit	236,773	199,895		181,391	256,748	315,816		59,448	78,406
Selling, general and administrative expenses	229,191	177,956		171,274	187,940	182,739		42,184	49,232
Amortization of intangible assets	263	263		263	263	263		91	772
Goodwill impairment	166,580 (a)	6,452	(d)	—	—	56,812	(f)	—	—

Income (loss) from operations	(159,261)	15,224		9,854	68,545	76,002		17,173	28,402
Interest expense	(35,866)	(31,822)		(25,067)	(23,949)	(26,823)		(5,884)	(5,552)
Interest income	1,709	1,065		2,551	7,416	13,924		2,979	4,298
Gain (loss) on early extinguishment of debt, net	—	(35,055	)(e)	—	—	1,598	(g)	—	—
Other income (expense), net	(426)	(2,481)		17	235	425		148	29

Income (loss) before income taxes and cumulative effect of change in accounting principle	(193,844)	(53,069)		(12,645)	52,247	65,126		14,416	27,177
Provision (benefit) for income taxes	(19,710)	(18,080)		(3,451)	22,690	47,643		6,558	(4,027	)(h)

Income (loss) before cumulative effect of change in accounting principle	(174,134)	(34,989)		(9,194)	29,557	17,483		7,858	31,204
Cumulative effect of change in accounting principle, net of tax	445,422 (b)	—		—	—	—		—	—

Net income (loss)	(619,556)	(34,989)		(9,194)	29,557	17,483		7,858	31,204
Dividends on preferred stock, net of forfeitures	(11)	(2,109)		—	—	—		—	—
Non-cash beneficial conversion charge	8,508 (c)	—		—	—	—		—	—

Net income (loss) attributable to common stock	$(628,053)	$(32,880)		$(9,194)	$29,557	$17,483		$7,588	$31,204

Basic earnings (loss) per share	$(9.98)	$(0.30)		$(0.08)	$0.26	$0.15		$0.07	$0.26

Diluted earnings (loss) per share	$(9.98)	$(0.30)		$(0.08)	$0.25	$0.15		$0.07	$0.23

(a)	During the year ended December 31, 2002, Quanta recognized an interim SFAS No. 142 non-cash goodwill impairment charge of $166.6 million. Impairment adjustments recognized after the adoption of SFAS No. 142 are required to be recognized as operating expenses.

(b)	Based on the transitional impairment test performed upon adoption of SFAS No. 142, Quanta recognized a $488.5 million non-cash charge ($445.4 million, net of tax) to reduce the carrying value of goodwill to the implied fair value of its reporting units. Basic and diluted earnings per share before cumulative effect of change in accounting principle were a loss of $2.90 per share.

(c)	The original as-converted share price negotiated with First Reserve Fund IX, L.P. (First Reserve) for Quanta Series E Preferred Stock on October 15, 2002 was $3.00 per share, which was an above market price. On December 20, 2002, the date First Reserve purchased the Series E Preferred Stock, Quanta stock closed at $3.35 per share. Accordingly, Quanta recorded a non-cash beneficial conversion charge of $8.5 million based on the $0.35 per share differential. The non-cash beneficial conversion charge was recognized as a deemed dividend to the Series E preferred stockholder and was recorded as a decrease in net income attributable to common stock and an increase in additional paid-in capital. The non-cash beneficial conversion charge had no effect on operating income, cash flows or stockholders’ equity at December 31, 2002.

(d)	As part of the 2003 annual goodwill test for impairment, goodwill of $6.5 million was written off as a non-cash operating expense associated with the closure of one of our telecommunications businesses.

(e)	In the fourth quarter of 2003, Quanta recorded a $35.1 million loss on early extinguishment of debt comprised of make-whole prepayment premiums, the write-off of certain unamortized debt issuance costs and other related costs due to the retirement of senior secured notes and termination of a then existing credit facility.

(f)	As part of the 2006 annual goodwill test for impairment, goodwill of $56.8 million was written off as a non-cash operating expense associated with a decrease in the expected future demand for the services of one of Quanta’s businesses, which has historically served the cable television industry.

(g)	In the second quarter of 2006, Quanta recorded a $1.6 million gain on early extinguishment of debt comprised of the gain from repurchasing a portion of its 4.0% notes, partially offset by costs associated with the related tender offer for such notes.

(h)	During the three months ended March 31, 2007, Quanta recorded $15.3 million in tax benefits primarily due to a decrease in reserves for uncertain tax positions resulting from the settlement of a multi-year Internal Revenue Service audit.

						As of
	As of December 31,					March 31,
	2002	2003	2004	2005	2006	2007
	(In thousands)

Balance Sheet Data:
Working capital	$317,356	$476,703	$478,978	$572,939	$656,173	$674,099
Total assets	1,364,812	1,466,435	1,459,997	1,554,785	1,639,157	1,662,766
Long-term debt, net of current maturities	213,167	58,051	21,863	7,591	—	—
Convertible subordinated notes, net of current maturities	172,500	442,500	442,500	442,500	413,750	413,750
Redeemable common stock	72,922	—	—	—	—	—
Total stockholders’ equity	611,671	663,132	663,247	703,738	729,083	775,436

SELECTED HISTORICAL FINANCIAL DATA OF INFRASOURCE

The following tables show InfraSource’s selected historical consolidated financial data for the last five fiscal years. The consolidated statement of operations data for the years ended December 31, 2002, the period January 1, 2003 to September 23, 2003, the period May 30, 2003 to December 31, 2003, and for the years ended December 31, 2004, 2005 and 2006 and the consolidated balance sheet data at December 31, 2002, 2003, 2004, 2005, 2006 have been derived from InfraSource’s audited consolidated financial statements, which include the results of InfraSource’s predecessor entity, InfraSource Incorporated, as of and for the years ended December 31, 2002, and for the period January 1, 2003 to September 23, 2003, and its results for the period May 30, 2003 (date of inception) to December 31, 2003, and for the years ended December 31, 2004, 2005, and 2006 and at December 31, 2003, 2004, 2005 and 2006. InfraSource had no operating activity prior to September 24, 2003, the date of completion of the acquisition of the predecessor entity. The selected historical consolidated financial data as of March 31, 2007 and for the three months ended March 31, 2006 and 2007 were derived from InfraSource’s unaudited consolidated financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in InfraSource’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Form 10-K/A, and in InfraSource’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated herein by reference. See also the pro forma information set forth elsewhere in this joint proxy statement/prospectus regarding the proposed merger with Quanta. InfraSource’s historical results are not necessarily indicative of results to be expected in future periods.

	For the Year	For the Period
	Ended	January 1 to
	December 31,	September 23,
	2002	2003
	(Predecessor	(Predecessor
	Entity —	Entity —	For the	For the	For the	For the	For the
	InfraSource	InfraSource	Period	Year	Year	Year	Three Months
	Incorporated	Incorporated	May 30 to	Ended	Ended	Ended	Ended
	and	and	December 31,	December 31,	December 31,	December 31,	March 31,
	Subsidiaries)	Subsidiaries)	2003	2004	2005	2006	2006	2007
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$566,469	$382,627	$132,445	$632,604	$853,076	$992,305	$214,275	$203,804
Cost of revenues	459,652	339,480	110,103	531,632	750,248	846,646	185,424	175,409

Gross profit	106,817	43,147	22,342	100,972	102,828	145,659	28,851	28,395
Selling, general and administrative expenses	62,078	41,407	13,933	63,210	73,737	94,787	22,693	25,608
Merger-related costs(a)	—	—	—	—	—	—	—	3,574
Exelon transaction related costs(b)	—	16,242	—	(228)	218	—	—	—
Provision (recoveries) for uncollectible accounts	7,964	236	178	(299)	156	1,500	(10)	163
Amortization of intangible assets	—	—	2,600	12,350	4,911	1,004	257	60

Income (loss) from operations(c)(d)	36,775	(14,738)	5,631	25,939	23,806	48,368	5,911	(1,010)
Interest income	1,438	1,376	60	513	388	953	236	328
Interest expense and amortization of debt discount	(388)	(27)	(3,966)	(10,178)	(8,157)	(6,908)	(2,111)	(1,043)
Loss on early extinguishment of debt	—	—	—	(4,444)	—	—	—	—
Write-off of deferred financing costs	—	—	—	—	—	(4,296)	—	—
Other income (expense)	6,976	(3,053)	(88)	2,366	6,663	4,144	97	113

	For the Year	For the Period
	Ended	January 1 to
	December 31,	September 23,
	2002	2003
	(Predecessor	(Predecessor
	Entity —	Entity —	For the	For the	For the	For the	For the
	InfraSource	InfraSource	Period	Year	Year	Year	Three Months
	Incorporated	Incorporated	May 30 to	Ended	Ended	Ended	Ended
	and	and	December 31,	December 31,	December 31,	December 31,	March 31,
	Subsidiaries)	Subsidiaries)	2003	2004	2005	2006	2006	2007
	(In thousands, except per share data)
Income (loss) before income taxes, discontinued operations, cumulative effect of a change in accounting principle and extraordinary item	44,801	(16,442)	1,637	14,196	22,700	42,261	4,133	(1,612)
Income tax expense (benefit)	14,564	(5,240)	683	5,796	9,734	16,391	1,666	(623)

Net income (loss) from continuing operations	30,237	(11,202)	954	8,400	12,966	25,870	2,467	(989)
Income (loss) from discontinued operations, net of tax	(1,574)	(12,316)	305	580	(1,069)	2	(1)	(17)
Gain on disposition of discontinued operations, net of tax	—	—	—	596	1,832	273	—	—

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle, net of tax	28,663	(23,518)	1,259	9,576	13,729	26,145	2,466	(1,006)
Extraordinary item, net of tax	—	—	76	—	—	—	—	—
Cumulative effect of a change in accounting principle, net of tax(e)	(204,100)	—	—	—	—	—	—	—

Net income (loss)	$(175,437)	$(23,518)	$1,335	$9,576	$13,729	$26,145	$2,466	$(1,006)

Basic income (loss) per common share:
Weighted average basic common shares outstanding	48,086	47,585	10,782	35,172	39,129	39,757	39,515	40,279
Basic income (loss) per share — continuing operations	$0.62	$(0.24)	$0.09	$0.24	$0.33	$0.65	$0.06	$(0.02)
Basic income (loss) per share — discontinued operations	(0.03)	(0.26)	0.02	0.01	(0.03)	—	—	—
Basic income per share — gain on disposition of discontinued operations	—	—	—	0.02	0.05	0.01	—	—
Basic income per share — extraordinary item	—	—	0.01	—	—	—	—	—
Basic loss per share — cumulative effect of a change in accounting principle, net of tax	(4.24)	—	—	—	—	—	—	—

	$(3.65)	$(0.50)	$0.12	$0.27	$0.35	$0.66	$0.06	$(0.02)

Diluted income (loss) per common share:
Weighted average diluted common shares outstanding	48,086	47,585	11,031	36,139	39,943	40,364	40,116	40,279
Diluted income (loss) per share — continuing operations	$0.62	$(0.24)	$0.09	$0.23	$0.32	$0.64	$0.06	$(0.02)
Diluted income (loss) per share — discontinued operations	(0.03)	(0.26)	0.02	0.01	(0.03)	—	—	—
Diluted income per share — gain on disposition of discontinued operations	—	—	—	0.02	0.05	0.01	—	—

	For the Year	For the Period
	Ended	January 1 to
	December 31,	September 23,
	2002	2003
	(Predecessor	(Predecessor
	Entity —	Entity —	For the	For the	For the	For the	For the
	InfraSource	InfraSource	Period	Year	Year	Year	Three Months
	Incorporated	Incorporated	May 30 to	Ended	Ended	Ended	Ended
	and	and	December 31,	December 31,	December 31,	December 31,	March 31,
	Subsidiaries)	Subsidiaries)	2003	2004	2005	2006	2006	2007
	(In thousands, except per share data)
Diluted income per share — extraordinary item	—	—	0.01	—	—	—	—	—
Diluted loss per share — cumulative effect of a change in accounting principle, net of tax	(4.24)	—	—	—	—	—	—	—

	$(3.65)	$(0.50)	$0.12	$0.26	$0.34	$0.65	$0.06	$(0.02)

	As of December 31,
	2002
	(Predecessor
	Entity —
	InfraSource					As of
	Incorporated and					March 31,
	Subsidiaries)	2003	2004	2005	2006	2007
	(In thousands)
Working capital	$156,379	$62,268	$97,026	$115,534	$107,363	$100,062
Total assets	509,266	370,033	524,422	569,389	581,232	550,117
Total debt	439	163,490	85,764	83,908	51,133	50,047
Total stockholders’ equity	373,721	92,849	283,983	301,856	339,185	340,299

(a)	Represents merger related transaction costs, primarily investment banking fees, legal fees and due diligence costs necessary as part of the merger with Quanta.

(b)	Represents fees and expenses related to the formation of InfraSource by two investment funds managed by GFI Energy Ventures LLC and Oaktree Capital Management and the acquisition of InfraSource Incorporated from Exelon Enterprises Company, LLC by InfraSource in May 2003, including severance and retention costs and professional service fees.

(c)	For the year ended December 31, 2005, amounts include a $10.1 million loss, after giving effect to assumed claims collections, relating to one underground utility construction project.

(d)	For the year ended December 31, 2006, amounts include an $8.9 million loss, which assumes collection of a portion of current and projected claims, related to one electric transmission project.

(e)	Effective January 1, 2002, pursuant to SFAS No. 142 goodwill recorded was no longer subject to amortization. Upon adoption of SFAS No. 142, we recorded a non-cash charge of $204.1 million (net of tax) to reduce the carrying amount of goodwill and other intangibles to their implied fair value.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma combined statement of operations data of Quanta for the year ended December 31, 2006 and for the three months ended March 31, 2007 have been prepared to give effect to the merger as if the merger had occurred on January 1, 2006. The unaudited pro forma combined balance sheet data as of March 31, 2007 of Quanta has been prepared to give effect to the merger as if the merger had occurred on March 31, 2007.

The following selected unaudited pro forma combined financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2006 for statement of operations purposes, and on March 31, 2007 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors.” The following selected unaudited pro forma combined financial information should be read in conjunction with the “Unaudited Pro Forma Combined Financial Statements” and related notes included elsewhere in this joint proxy statement/prospectus.

	Year Ended	Three Months Ended
	December 31, 2006	March 31, 2007
	(In thousands, except
	per share data)

Pro Forma Combined Statement of Operations Data:
Revenues	$3,123,343	$778,684
Cost of services	2,661,868	671,883
Gross profit	461,475	106,801
Income from operations	102,960	27,311
Income from continuing operations	$35,033	$30,402
Diluted earnings per share from continuing operations	$0.21	$0.17

As of
March 31, 2007

Balance Sheet Data:
Working capital	$695,538
Total assets	3,126,633
Long-term debt (net of current maturities) and convertible subordinated notes	413,796
Stockholders’ equity	2,016,964

COMPARATIVE PER SHARE DATA

The following table summarizes earnings per share data for Quanta and InfraSource on a historical basis and on a pro forma combined basis giving effect to the merger. It has been assumed for purposes of the pro forma combined financial information provided below that the merger was completed on January 1, 2006 for statement of operations purposes, and on March 31, 2007 for balance sheet purposes. The following information should be read in conjunction with the “Unaudited Pro Forma Combined Financial Statements” and related notes included elsewhere in this joint proxy statement/prospectus.

	Quanta	InfraSource	InfraSource	Pro Forma
	Historical	Historical	Pro Forma (equivalent)(1)	Combined
	For the Year Ended December 31, 2006

Basic earnings per share from continuing operations	$0.15	$0.65	$0.26	$0.21
Diluted earnings per share from continuing operations	0.15	0.64	0.26	0.21
Dividends declared	—	—	—	—

	For the Three Months Ended March 31, 2007
Basic earnings (loss) per share from continuing operations	$0.26	$(0.02)	$0.22	$0.18
Diluted earnings (loss) per share from continuing operations	0.23	(0.02)	0.21	0.17
Dividends declared	—	—	—	—

	As of March 31, 2007
Book value per share(2)	$6.57	$8.45	$14.75	$12.06

(1)	Pro Forma (equivalent) is calculated by multiplying the Pro Forma Combined amounts by the exchange ratio of 1.223.

(2)	Book value per share is calculated by dividing stockholders’ equity by the number of common shares outstanding as of March 31, 2007.

COMPARATIVE QUANTA AND INFRASOURCE MARKET PRICE DATA

Quanta’s common stock is listed on the NYSE under the symbol “PWR.” Quanta’s Limited Vote Common Stock is not listed on any securities exchange or traded in any trading market. InfraSource’s common stock is listed on the NYSE under the symbol “IFS.” The following table presents closing prices for shares of Quanta common stock and InfraSource common stock on March 16, 2007, the last trading day before the public announcement of the execution of the merger agreement by Quanta and InfraSource, and July 19, 2007, a recent trading day before the date of this joint proxy statement/prospectus. This table also presents the equivalent market value per share of InfraSource common stock on March 16, 2007 and July 19, 2007, as determined by multiplying the closing prices of shares of Quanta common stock on those dates by the exchange ratio of 1.223. Although the exchange ratio is fixed, the market prices of Quanta common stock and InfraSource common stock will fluctuate before the special meetings and before the merger is completed and the market value of the merger consideration ultimately received by InfraSource stockholders will depend on the closing price of Quanta common stock on the day the merger is consummated. See “Risk Factors — Risks Relating to the Merger — Because the exchange ratio is fixed and the market price of shares of Quanta common stock will fluctuate, InfraSource stockholders cannot be sure of the value of the merger consideration they will receive.”

			InfraSource
			Equivalent
			Per Share
	Quanta	InfraSource	Common
	Common Stock	Common Stock	Stock

March 16, 2007	$24.64	$25.66	$30.13
July 19, 2007	$32.25	$39.12	$39.44

The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of Quanta common stock and per share of InfraSource common stock on the NYSE. Neither Quanta nor InfraSource has ever declared a cash dividend with respect to its common stock.

		Quanta		InfraSource
		Common Stock		Common Stock
Calendar Year		High	Low	High	Low

2004	First Quarter(1)	$9.52	$6.50	$—	$—
	Second Quarter	$7.24	$4.83	$13.14	$11.50
	Third Quarter	$7.45	$5.27	$12.59	$7.66
	Fourth Quarter	$8.29	$5.70	$14.98	$10.10
2005	First Quarter	$9.00	$7.23	$13.11	$11.00
	Second Quarter	$9.64	$7.50	$13.47	$9.53
	Third Quarter	$13.03	$8.78	$15.66	$10.25
	Fourth Quarter	$14.97	$10.91	$14.86	$10.76
2006	First Quarter	$16.09	$12.24	$19.17	$12.52
	Second Quarter	$18.92	$14.47	$20.29	$16.23
	Third Quarter	$18.02	$14.40	$19.32	$16.40
	Fourth Quarter	$20.05	$16.32	$23.73	$17.35
2007	First Quarter	$26.04	$18.66	$31.91	$19.88
	Second Quarter	$32.11	$25.27	$38.96	$30.54
	Third quarter (through July 19, 2007)	$32.58	$30.39	$39.59	$36.77

(1)	InfraSource completed its initial public offering in May 2004.

Quanta and InfraSource urge Quanta stockholders and InfraSource stockholders to obtain current market quotations for shares of Quanta common stock and InfraSource common stock before making any decision regarding the issuance of shares of Quanta common stock in the merger or the adoption of the merger agreement, as applicable.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” Quanta stockholders and InfraSource stockholders should carefully consider the following risks before deciding how to vote. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Risk Factors Relating to the Merger

Because the exchange ratio is fixed and the market price of shares of Quanta common stock will fluctuate, InfraSource stockholders cannot be sure of the value of the merger consideration they will receive.

Upon consummation of the merger, each outstanding share of InfraSource common stock will be converted into 1.223 shares of Quanta common stock. The number of shares of Quanta common stock to be issued in the merger pursuant to the merger agreement for each share of InfraSource common stock is fixed and will not change to reflect changes in the market price of Quanta common stock. The market price of Quanta common stock at the time of the merger may vary significantly from the market prices of Quanta common stock on the date the merger agreement was executed, the date of this joint proxy statement/prospectus and the date on which Quanta or InfraSource stockholders vote on the merger.

In addition, the merger may not be completed until a significant period of time has passed after the special meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Quanta common stock or InfraSource common stock, the market value of the Quanta common stock issued in the merger and the InfraSource common stock surrendered in the merger may be higher or lower than the values of those shares on those earlier dates. Stock price changes may result from a variety of factors that are beyond the control of Quanta and InfraSource, including:

•	market reaction to the announcement of the merger and market assessment of the likelihood of the merger being consummated;

•	changes in the respective businesses, operations or prospects of Quanta or InfraSource, including Quanta’s and InfraSource’s ability to meet earnings estimates;

•	governmental or litigation developments or regulatory considerations affecting Quanta or InfraSource or the utility industry; and

•	general business, market, industry or economic conditions.

Many of these factors are beyond the control of Quanta and InfraSource.

Neither party is permitted to “walk away” from the merger, terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of either party’s common stock.

Many of the anticipated benefits of combining Quanta and InfraSource may not be realized.

Quanta and InfraSource entered into the merger agreement with the expectation that the merger would result in various benefits including, among other things, synergies (including enhanced resource base, service offerings and geographic presence, expanded customer base and additional cross-selling opportunities), cost savings and operating efficiencies. The success of the merger will depend, in part, on our ability to realize these anticipated benefits and cost savings from combining the businesses of Quanta and InfraSource. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Quanta and InfraSource. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Quanta and InfraSource have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees or the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, which could adversely affect our ability to achieve the anticipated benefits of the merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the merger. Further, the size of the merger may make integration difficult, expensive and disruptive, adversely affecting Quanta’s revenues after the merger. Quanta may have difficulty coordinating the operations and personnel of two geographically separated companies and addressing possible differences in corporate cultures and management philosophies. Integration efforts between the two companies will also divert management attention and resources. These integration activities could have an adverse effect on the businesses of both Quanta and InfraSource during the transition period. The integration process is subject to a number of uncertainties. Although Quanta’s plans for integration are focused on minimizing those uncertainties to help achieve the anticipated benefits, no assurance can be given that these benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect Quanta’s future business, financial condition, operating results and prospects. In addition, we may not be able to eliminate duplicative costs or realize other efficiencies from integrating the businesses to offset part or all of the transaction and merger-related costs incurred by Quanta and InfraSource.

Any delay in completing the merger may substantially reduce the benefits expected to be obtained from the merger.

In addition to obtaining the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of InfraSource and Quanta that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to the Completion of the Merger.” Quanta and InfraSource cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining the required clearances and approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may materially adversely affect the synergies and other benefits that Quanta and InfraSource expect to achieve if the merger and the integration of their respective businesses are completed within the expected timeframe.

Failure to complete the merger could negatively affect the stock prices and the future business and financial results of Quanta and InfraSource.

Completion of the merger is not assured and is subject to risks, including the risks that approval of the transaction by stockholders of both Quanta and InfraSource or by regulatory agencies is not obtained or that certain other closing conditions are not satisfied. If the merger is not completed, the ongoing businesses of Quanta or InfraSource may be adversely affected and Quanta and InfraSource will be subject to several risks, including the following:

•	having to pay certain significant costs relating to the merger without receiving the benefits of the merger;

•	the attention of management of Quanta and InfraSource will have been diverted to the merger instead of on each company’s own operations and pursuit of other opportunities that could have been beneficial to that company; and

•	resulting negative customer perception could adversely affect the ability of Quanta and InfraSource to compete for, or to win, new and renewal business in the marketplace.

Quanta’s results of operations could be adversely affected as a result of goodwill impairment.

When Quanta acquires a business, it records an asset called “goodwill” equal to the excess amount it pays for the business, including liabilities assumed, over the fair value of the tangible and intangible assets of the business it acquires. Quanta expects that the merger will result in the recognition of approximately $1.0 billion in goodwill as of March 31, 2007 based on the application of purchase accounting principles. Statement of Financial Accounting Standards (SFAS) No. 142 requires that goodwill and other intangible assets that have indefinite useful lives not be amortized, but instead be tested at least annually for impairment, and that intangible assets that have finite useful lives continue to be amortized over their useful lives. SFAS No. 142 provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. SFAS No. 142 requires Quanta’s management to make certain estimates and assumptions when allocating goodwill to reporting units and determining the fair value of reporting unit net assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows, investment rates, cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Fair value is determined using a combination of the discounted cash flow, market multiple and market capitalization valuation approaches. Absent any impairment indicators, Quanta performs its impairment tests annually during the fourth quarter. In each of 2002, 2003 and 2006,

Quanta recognized goodwill impairment charges pursuant to SFAS No. 142. Any future impairments would negatively impact Quanta’s results of operations for the period in which the impairment is recognized.

Quanta and InfraSource will incur substantial transaction and merger-related costs in connection with the merger.

Quanta and InfraSource expect to incur a number of non-recurring transaction and merger-related costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs will be substantial. Additional unanticipated costs may be incurred in the integration of the businesses of Quanta and InfraSource. Although we expect that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The fairness opinions obtained by Quanta and InfraSource from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither Quanta nor InfraSource has obtained updated opinions as of the date of this joint proxy statement/prospectus from Credit Suisse or Citigroup, respectively. Changes in the operations and prospects of Quanta or InfraSource, general market and economic conditions and other factors which may be beyond the control of Quanta or InfraSource, and on which the fairness opinions were based, may alter the value of Quanta or InfraSource or the prices of their common stock by the time the merger is completed. Each fairness opinion is based on the information in existence on the date of the opinion and will not be updated as of the time the merger will be completed. Because Quanta and InfraSource currently do not anticipate asking their respective financial advisors to update their opinions, the written opinions dated March 17, 2007 do not address the fairness of the exchange ratio, from a financial point of view, at the time the special meetings are to be held or at the time the merger is to be completed. For a description of the opinions that Quanta and InfraSource received from their respective financial advisors, please refer to “The Merger — Opinion of Quanta’s Financial Advisor” and “The Merger — Opinion of InfraSource’s Financial Advisor.

Directors and executive officers of InfraSource have certain interests that are different from those of InfraSource stockholders generally.

Executive officers of InfraSource negotiated the terms of the merger agreement and the InfraSource board of directors unanimously approved the merger agreement and unanimously recommends that InfraSource stockholders vote in favor of the proposal to adopt the merger agreement. Each executive officer of InfraSource has a management agreement with InfraSource that provides for severance payments and the acceleration of existing equity awards if the executive officer’s employment with InfraSource is terminated following a change in control transaction. The merger will constitute a change in control transaction. Following completion of the merger, David R. Helwig, J. Michal Conaway and Frederick W. Buckman, each of whom is currently a member of the InfraSource board of directors, will become members of the Quanta board of directors. In addition, certain equity awards held by directors of InfraSource will vest upon completion of the merger. These severance arrangements, directorship positions and equity awards are different from or in addition to the interests of InfraSource stockholders in the company. InfraSource stockholders should take into account such interests when they consider the InfraSource board of directors’ recommendation that the InfraSource stockholders vote for adoption of the merger agreement. For a discussion of the interests of directors and executive officers in the merger, see “The Merger — Interests of the InfraSource Directors and Executive Officers in the Merger.”

In certain circumstances, the merger agreement requires payment of a termination fee of $43 million by Quanta or InfraSource to the other and, under certain circumstances, InfraSource must allow Quanta five business days to match any alternative acquisition proposal prior to any change in the InfraSource board’s recommendation. These terms could affect the decisions of a third party proposing an alternative transaction to the merger, or the likelihood that such a proposal would be made at all.

Under the merger agreement, Quanta or InfraSource may be required to pay to the other a termination fee of $43 million if the merger agreement is terminated under certain circumstances. Should the merger agreement be terminated in circumstances under which such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of the company making such payment.

Additionally, under the merger agreement, in the event of a potential change by the InfraSource board of directors of its recommendation with respect to the merger, InfraSource must allow Quanta five business days to make a revised proposal, prior to which the InfraSource board of directors may not change its recommendation with respect to the merger agreement. These terms could affect the structure, pricing and terms proposed by other parties seeking to acquire or merge with InfraSource, and could make it more difficult for another party to make a superior acquisition proposal for InfraSource. For a description of the termination rights of each party and the termination fee payable by InfraSource under the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement.”

Quanta’s and InfraSource’s stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current stockholders of Quanta. Quanta will issue approximately 50.6 million shares of Quanta common stock (based on the number of outstanding shares of InfraSource common stock on July 19, 2007 and assuming the exercise of all outstanding options to purchase shares of InfraSource common stock that are vested or will vest as a result of the consummation of the merger) to InfraSource stockholders in the merger. As a result, Quanta’s stockholders and InfraSource’s stockholders are expected to hold approximately 75% and 25%, respectively, of the combined company’s common stock outstanding on a fully diluted basis (including shares issuable pursuant to outstanding options and convertible securities) immediately following the completion of the merger.

The date that InfraSource stockholders will receive their merger consideration is uncertain.

The completion of the merger is subject to the stockholder and regulatory approvals described in this joint proxy statement/prospectus and the satisfaction or waiver of certain other conditions. While we currently expect to complete the merger during the third quarter of 2007, such date could be later than expected due to delays in receiving such approvals. Accordingly, we cannot provide InfraSource stockholders with a definitive date on which they will receive the merger consideration.

Quanta and InfraSource may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, Quanta and InfraSource may be required to comply with material restrictions or conditions.

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act. Even though Quanta and InfraSource received notice of early termination of the statutory waiting period under the HSR Act on May 7, 2007, and even after completion of the merger, governmental authorities may still seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Quanta or InfraSource may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

Certain provisions of Quanta’s corporate documents could make a future acquisition of Quanta more difficult.

The existence of some provisions in Quanta’s certificate of incorporation and by-laws, as currently in effect, as well as its stockholders’ rights plan described below, could discourage potential proposals to acquire Quanta, delay or prevent a change in control of Quanta or limit the price that investors may be willing to pay in the future for shares of Quanta common stock. As Quanta stockholders, former InfraSource stockholders will be subject to the provisions of Quanta’s corporate governing documents which could make it more difficult to effect a change of control of Quanta, including:

•	ability of Quanta’s board of directors to issue and set the terms of preferred stock without the approval of Quanta’s stockholders;

•	ability of Quanta’s board of directors to adopt, amend or repeal Quanta’s bylaws;

•	restrictions on the rights of stockholders to nominate directors and to submit proposals to be considered at stockholders’ meetings; and

•	restrictions on the right of stockholders to call a special meeting of stockholders and to act by written consent.

On March 8, 2000, Quanta’s board of directors adopted an amended and restated rights agreement, which, as amended and restated as of October 24, 2002, we refer to as the Rights Agreement. The Rights Agreement provides for the distribution of uncertificated stock purchase rights to Quanta stockholders at a rate of one preferred share purchase right for each share of Quanta common stock. The Rights Agreement may impede a takeover of Quanta not supported by Quanta’s board of directors, including a takeover that may be desired by a majority of Quanta’s stockholders or involving a premium over the prevailing stock price. InfraSource stockholders, who are not currently subject to a rights plan, will become subject to the Rights Agreement after the merger. In addition, the Rights Plan could be triggered by the actions of a third party, which event would adversely affect Quanta’s and InfraSource’s ability to close the merger.

Risk Factors Relating to Quanta Following the Merger

The existing businesses of Quanta and InfraSource are both subject to significant risks. The risks affecting Quanta’s current business are described in Item 1.A of its Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference. The risks affecting InfraSource’s business are described in Item 1.A of its Form 10-K for the year ended December 31, 2006, as amended by Form 10-K/A, and Form 10-Q for the quarter ended March 31, 2007 which are incorporated herein by reference. We anticipate that these risks will continue to apply to Quanta’s and InfraSource’s businesses following the merger. In addition, the future business and operations of Quanta may be affected by the following additional risks.

Quanta’s and InfraSource’s dependence upon fixed price contracts could adversely affect Quanta’s business after the merger.

Both Quanta and InfraSource currently generate, and, after the merger, Quanta expects to continue to generate, a portion of their revenues under fixed price contracts. A fixed price contract requires an estimate of the costs of completing a particular project to bid for fixed price contracts. The actual cost of labor and materials, however, may vary from the costs originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual revenue and gross profits for a project to differ from those originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs could have a significant impact on Quanta’s operating results after the merger for any fiscal quarter or year.

Quanta’s business growth could outpace the capability of its corporate management infrastructure.

Quanta cannot be certain that its infrastructure will be adequate to support its operations as it expands. Future growth after the merger also could impose significant additional demands on Quanta’s infrastructure, resulting in additional responsibilities on members of Quanta’s senior management, including the need to recruit and integrate new senior level managers and executives. Quanta cannot be certain that it will be able to recruit and retain such additional managers and executives. To the extent that Quanta is unable to manage its growth effectively, or is unable to attract and retain additional qualified management, Quanta may not be able to expand its operations or execute its business plan.

Business issues currently faced by one company may be imputed to the operations of the other company.

To the extent that either Quanta or InfraSource currently has or is perceived by customers to have operational challenges, such as on-time performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other company following the merger which may limit or impede Quanta’s future ability to obtain additional work from those customers.

Failure to retain key employees could adversely affect Quanta following the merger.

Quanta’s performance following the merger could be adversely affected if it is unable to retain certain key employees of InfraSource. The loss of the services of one or more of these key employees could adversely affect Quanta’s future operating results because of their experience and knowledge of InfraSource’s business. In addition, current and prospective employees of Quanta and InfraSource may experience uncertainty about their future roles with the company until after the merger is completed. This may adversely affect the ability of Quanta and InfraSource to attract and retain key personnel.

Skilled labor shortages and increased labor costs that could negatively affect Quanta’s ability to compete for new projects may also negatively affect its profitability and results of operation.

After the merger, Quanta may be affected to a greater extent by the skilled labor shortages of certain types of qualified personnel, including engineers, project managers, field supervisors and linemen, which both Quanta and InfraSource have from time-to-time experienced. These shortages have also negatively impacted, and may continue to negatively impact, the productivity and profitability of certain projects. The inability of Quanta to bid on new and attractive projects, or maintain productivity and profitability on existing projects, due to the limited supply of skilled workers may negatively affect its profitability and results of operation.

Quanta may be unable to compete for or work on certain projects if it is unable to obtain the necessary surety bonds due to changes in its operating and financial risk resulting from the merger.

Surety market conditions currently are difficult as a result of significant losses incurred by many sureties in recent periods, both in the construction industry as well as in certain larger corporate bankruptcies. Under standard terms in the surety market, sureties issue bonds on a project-by-project basis and can decline to issue bonds at any time or require the posting of additional collateral as a condition to issuing or renewing any bonds. Quanta’s surety providers may on short notice decline to issue or renew, or substantially reduce the amount of, bonds for Quanta’s work and could increase Quanta’s bonding cost as a result of a change in their assessment of Quanta’s operating and financial risk after the merger. If Quanta’s surety providers were to limit or eliminate Quanta’s access to bonding, Quanta’s alternatives would include seeking bonding capacity from other sureties, finding more business that does not require bonds and posting other forms of collateral for project performance. Quanta may be unable to secure these alternatives in a timely manner, on acceptable terms or at all. Accordingly, if Quanta were to experience an interruption or reduction in the availability of bonding capacity, Quanta may be unable to compete for or work on certain projects. In addition, after the merger, Quanta will be a larger company and may, in some instances, have more difficulty in obtaining adequate surety bonds due to the expansion of its business resulting from the merger.

The increased employee base of Quanta following the merger may affect Quanta’s ability to maintain effective safety programs and an adequate safety record, which may cause Quanta to be ineligible to bid on certain projects, to be terminated from existing projects or to have difficulty procuring adequate insurance.

Quanta’s operations are subject to extensive laws and regulations relating to the maintenance of safe conditions in the workplace. While Quanta has invested, and will continue to invest, substantial resources in its occupational health and safety programs, the increase in Quanta’s employee base following the merger may negatively impact the programs’ effectiveness. The increased employee base may also cause the number of workplace injuries and fatalities to rise, resulting in substantial costs and liabilities. If Quanta’s safety record were to substantially deteriorate over time, Quanta may be ineligible to bid on certain projects and could be terminated from existing projects. Furthermore, an increase in insurance claims may result in reductions of coverage or increased collateral requirements that Quanta may not be able to meet.

An increase in Quanta’s unionized workforce after the merger could adversely affect its operations if a work stoppage were to occur. In addition, Quanta and InfraSource currently contribute to multiemployer plans that could result in liabilities to Quanta after the merger.

As of December 31, 2006, approximately 50% of Quanta’s employees and a significant percentage of InfraSource’s employees were covered by collective bargaining agreements. The increase in Quanta’s unionized workforce would magnify the adverse effects that a potential strike or work stoppage could have on Quanta. Strikes or work stoppages could adversely impact Quanta’s relationships with its customers and could cause Quanta to lose business and revenues.

Both Quanta and InfraSource currently contribute to several multiemployer pension plans for employees covered by collective bargaining agreements, which plans Quanta will continue to contribute to after the merger. These plans are not administered by Quanta or InfraSource, and contributions are determined in accordance with provisions of negotiated labor contracts. The Employee Retirement Income Security Act of 1974, or ERISA, imposes certain liabilities upon employers who are contributors to a multiemployer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. Neither Quanta nor InfraSource has information on the net assets and actuarial present value of the multiemployer pension plans’ unfunded vested benefits allocable to it, if any, or the amounts, if any, for which Quanta may be liable if Quanta or InfraSource were to withdraw from any of these plans.

As a result of the merger, the profitability and financial operations of Quanta may be negatively affected by changes in, or interpretations of, existing state or federal telecommunications regulations or new regulations that could adversely affect the dark fiber business of InfraSource.

Many of InfraSource’s telecommunications customers benefit from the Universal Service “E-rate” program, which was established by Congress in the 1996 Telecommunications Act and is administered by the Universal

Service Administrative Company (the USAC) under the oversight of the FCC. Under the E-rate program, schools, libraries and certain health-care facilities may receive subsidies for certain approved telecommunications services, internet access and internal connections. From time to time, bills have been introduced in Congress that would eliminate or curtail the E-rate program. Passage of such actions by the FCC or USAC to further limit E-rate subsidies could decrease the demand for telecommunications infrastructure service by certain customers.

The telecommunications services InfraSource provides through its dark fiber business are subject to regulation by the FCC, to the extent that they are interstate telecommunications services and, by states, when wholly within a particular state. To remain eligible to provide services under the E-rate program, InfraSource must maintain telecommunications authorizations in every state where it operates. Changes in federal or state regulations could reduce the profitability of InfraSource’s telecommunications business. InfraSource could be subject to fines if the FCC or a state regulatory agency were to determine that any of its activities or positions is not in compliance. If InfraSource’s profitability in the telecommunications business were to decline, or if InfraSource were to become subject to fines, Quanta’s profitability and results of operations could also be adversely affected.

Quanta’s sales after the merger could decrease if parties who are currently customers of both Quanta and InfraSource elect to reduce their reliance on the combined company after the merger.

Quanta and InfraSource currently have some customer overlap. If any of these customers in common decrease their amount of business with either company following the merger to reduce their reliance on a single company, such decrease in business could adversely impact the sales and profitability of Quanta following the merger.

Pending litigation against InfraSource may adversely affect Quanta’s business, financial condition or results of operations following the merger.

InfraSource, certain of its officers and directors and various other parties, including David R. Helwig, who will become a director of Quanta after completion of the merger, are defendants in a lawsuit seeking unspecified damages filed in the State District Court in Harris County, Texas. The plaintiffs allege that the defendants violated their fiduciary duties and committed constructive fraud by failing to maximize shareholder value in connection with certain acquisitions that closed in 1999 and 2000 and the acquisition of InfraSource Incorporated and committed other acts of misconduct following the filing of the petition. If this litigation is not completed or settled by the time the merger closes, the continuing defense of this InfraSource lawsuit could result in substantial costs and a diversion of the attention and resources of management. Furthermore, if the plaintiffs are successful in their lawsuit, Quanta’s business, financial condition or results of operations may be adversely affected by the damages InfraSource may be required to pay. An unsuccessful defense or a settlement on adverse terms by InfraSource prior to the time the merger closes may also have an adverse effect on Quanta’s stock price.

From time to time, InfraSource is a party to various other lawsuits and claims. These lawsuits and claims may seek, among other things, compensation for alleged personal injury, breach of contract, property damage, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger closes may adversely affect Quanta’s business, financial condition or results of operation.

Risk Factors Relating to Quanta’s Common Stock Following the Merger

The market value of Quanta’s common stock could decline if large amounts of its common stock are sold following the merger.

Following the merger, stockholders of Quanta and former stockholders InfraSource will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of Quanta and InfraSource may not wish to continue to invest in the additional operations of the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company. If, following the merger, large amounts of Quanta’s common stock are sold, the price of its common stock could decline.

Quanta has never paid cash dividends on its common stock or limited vote common stock.

Quanta has not previously paid any cash dividends on its common stock or limited vote common stock and Quanta does not anticipate paying cash dividends on its common stock or limited vote common stock following the merger. Quanta intends to reinvest all available funds for the development and growth of its business.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or Quanta’s or InfraSource’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger — Background of the Merger,” “The Merger — Recommendation of the Quanta Board of Directors and Its Reasons for the Merger” and “The Merger — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger” constitute forward-looking statements.

These forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	projected operating or financial results;

•	the ability to integrate the operations of Quanta and InfraSource;

•	the amount and timing of any cost savings synergies or other efficiencies expected to result from the merger;

•	the effects of competition in our markets;

•	the benefits of the Energy Policy Act of 2005;

•	the current economic condition and expected trends in the industries we serve;

•	the amount, nature and timing of capital expenditures, including future development costs, and availability of capital resources to fund capital expenditures;

•	the various risks and other factors considered by the respective boards of Quanta and InfraSource as described under “The Merger — Recommendation of the Quanta Board of Directors and Its Reasons for the Merger” and under “The Merger — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger”;

•	the impact of political and regulatory developments;

•	future and pro forma financial condition or results of operations and future revenues and expenses; and

•	business strategy and other plans and objectives for future operations.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond Quanta’s and InfraSource’s control. These include, but are not limited to, quarterly variations in operating results, adverse changes in economic conditions in the markets served by Quanta or InfraSource or by their customers, the ability to effectively compete for new projects, estimates and assumptions in determining financial results, and the other risks described under the caption “Risk Factors” in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and in InfraSource’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Form 10-K/A, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	the ability to consummate the merger;

•	difficulties and delays in obtaining regulatory approvals for the merger;

•	difficulties and delays in achieving synergies and cost savings;

•	potential difficulties in meeting conditions set forth in the merger agreement; and

•	failure to satisfy the conditions required for closing the merger.

Should one or more of the risks or uncertainties described above or elsewhere in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 or in InfraSource’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Form 10-K/A, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Quanta, InfraSource or persons acting on their behalf may issue.

Except as otherwise required by applicable law, Quanta and InfraSource disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference.”

THE MERGER

The following is a description of the material aspects of the merger. While Quanta and InfraSource believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Quanta stockholders and InfraSource stockholders. Quanta and InfraSource encourage Quanta stockholders and InfraSource stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.

General

Each of the Quanta and InfraSource board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. In the merger, Merger Sub will merge with and into InfraSource, and InfraSource will become a wholly owned subsidiary of Quanta. Quanta will issue to InfraSource stockholders 1.223 shares of Quanta common stock for each share of InfraSource common stock. See “The Merger Agreement — Merger Consideration.”

Background of the Merger

InfraSource was acquired from Exelon Enterprises LLC on September 24, 2003 by OCM/GFI Power Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P. (funds managed by Oaktree Capital Management, LLC and GFI Energy Ventures LLC, referred to as the “principal stockholders”) and management of InfraSource. On May 12, 2004, InfraSource completed its initial public offering. At that time, the principal stockholders held approximately 61% of its outstanding common stock.

During the period from September 2003 through December 2006, InfraSource grew its business organically as well as by acquisition transactions and divested some non-core business assets.

In August 2005, the principal stockholders of InfraSource, who then owned approximately 61% of the InfraSource common stock, indicated their desire to reduce their investment in InfraSource or to exit as private equity sponsors of InfraSource. In connection with the initial public offering by InfraSource, the principal stockholders were granted rights allowing them to require InfraSource to file a registration statement for the secondary sale of the principal stockholders’ common stock. At the request of the principal stockholders, InfraSource retained Citigroup Global Markets Inc. (Citigroup) to assist InfraSource in an evaluation of its strategic alternatives. The InfraSource board of directors considered both the initiation of a secondary public offering and the potential to sell the company to strategic or financial buyers. The InfraSource board retained Citigroup specifically to pursue a limited sale process, in which Citigroup would contact potential buyers. During September through November 2005, Citigroup contacted 12 to 15 U.S. and European buyers, including Quanta. The principal stockholders had expressed a preference for an all-cash transaction.

In September and November of 2005, John R. Colson, Chairman of the Board and Chief Executive Officer of Quanta, and James H. Haddox, Chief Financial Officer of Quanta, met with representatives of Credit Suisse Securities (USA) LLC (Credit Suisse), to discuss, among other things, strategic acquisition opportunities that would allow Quanta to broaden its customer base, expand Quanta’s geographic area of operation and grow its portfolio of services. The list of potential attractive acquisition opportunities included InfraSource.

In November 2005, Messrs. Colson and Haddox and a representative of the principal stockholders met to discuss a possible acquisition of InfraSource, although neither party made any specific acquisition proposal. The meeting was facilitated by Credit Suisse.

On December 8, 2005, Quanta’s board of directors, in a regularly scheduled board meeting, discussed the November meeting with the representative of the principal stockholders and whether Quanta should consider a possible acquisition of InfraSource. Mr. Colson described InfraSource’s business to the Quanta board and discussed in general terms the possible synergies between Quanta’s and InfraSource’s businesses, but no specific synergies or transaction parameters, such as possible valuations or transaction structures, were discussed other than the possibility of using Quanta common stock as a portion of the consideration. Following discussion by the board of the potential transaction, the board directed Quanta’s management to explore a possible transaction with InfraSource, although the board did not authorize Quanta to make a specific acquisition proposal.

In December 2005, InfraSource entered into confidentiality agreements with four potentially interested parties, including one with Quanta dated December 23, 2005. In January 2006, InfraSource provided potentially interested buyers that had entered into confidentiality agreements with access to an electronic data room for due diligence purposes. Due diligence reviews were conducted by potentially interested buyers, including Quanta, during January and early February 2006.

On December 26, 2005, Quanta’s board of directors established, by unanimous written consent, a special committee (Special Committee) of the board of directors (consisting of Messrs. Colson, Vincent D. Foster and Bruce Ranck) to review and evaluate the possible acquisition by Quanta of InfraSource. There were no perceived conflicts of interest among Quanta’s directors and InfraSource that required the formation of the Special Committee.

In late January 2006, Messrs. Colson and Haddox met several times with representatives of Credit Suisse to discuss Quanta’s business model, capital structure and refinancing alternatives, as well as various strategic acquisition opportunities, including a possible acquisition of InfraSource.

On January 31, 2006, Mr. Colson met with David R. Helwig, InfraSource’s Chief Executive Officer and President, in Houston to discuss generally the potential acquisition of InfraSource by Quanta. Messrs Helwig and Colson did not discuss any specific terms of a possible transaction.

On February 1, 2006, during a regularly scheduled meeting of Quanta’s board of directors, Mr. Colson informed the Quanta board of directors that InfraSource had requested a response by February 6 with respect to Quanta’s interest in the potential acquisition of InfraSource. Mr. Colson informed the Quanta board of directors that he anticipated responding that Quanta was interested in a potential transaction but such response would be non-binding and would not include pricing parameters. The board discussed the potential transaction, and determined to delegate to the Special Committee authority to determine whether Quanta should continue to pursue a transaction with InfraSource.

On February 3, 2006, Quanta’s Special Committee held a telephonic meeting to discuss a response to the inquiry regarding the potential acquisition of InfraSource. Also present at this meeting were Mr. Haddox and representatives of Credit Suisse. The Special Committee, Mr. Haddox and representatives of Credit Suisse discussed the possible acquisition of InfraSource, the potential synergies of a transaction and the two companies’ current stock prices. In light of, among other things, the recent increase in InfraSource’s stock price and the principal stockholders’ preference for an all-cash transaction, the Special Committee determined not to pursue the potential acquisition of InfraSource at that time.

On February 6, 2006, Quanta informed InfraSource and its financial advisors in writing that Quanta had determined not to pursue the acquisition of InfraSource at that time. By February 6, 2006, all other preliminary indications of interest in the acquisition of InfraSource were withdrawn by potential buyers for a variety of reasons, including: (i) the inability to finance the transaction; (ii) the concern over the InfraSource valuation; and (iii) the determination that they did not want to enter this line of business. As a result, no terms were proposed by any potential buyer for the acquisition of InfraSource.

The InfraSource board of directors and management continued to assess the strategic alternatives available to the company but did not engage in any significant discussions with alternative acquirors after February 2006. In February 2006, the principal stockholders exercised their rights under their existing registration rights agreement to have InfraSource register shares for sale by the principal stockholders in an underwritten secondary public offering. The secondary offering, for which Credit Suisse acted as a joint book-running manager, was commenced in March 2006 and completed in April 2006, and resulted in a reduction of the principal stockholders’ ownership to approximately 32% of the outstanding common stock.

On April 4, 2006, Messrs. Colson and Helwig discussed again by telephone the possible acquisition of InfraSource by Quanta. Their discussion, however, focused on the fact that while such a transaction could be attractive, the parties could not reach mutual agreement in the current stock price environment. No further discussions or meetings regarding a possible transaction between the two companies occurred until the fall of 2006.

After the initial secondary offering, the principal stockholders determined that they wanted to sell their remaining ownership interests in InfraSource. An additional public offering of such shares, for which Credit Suisse acted as a joint book-running manager, closed on September 1, 2006. Credit Suisse received customary fees in connection with its role as a joint book-running manager for the two secondary offerings of InfraSource common stock that were completed in April and September 2006. The principal stockholders reduced their ownership of InfraSource common stock to approximately 2% as a result of the second offering and sold all of their remaining shares of InfraSource common stock by the end of 2006.

In mid-September 2006, on behalf of Quanta, representatives of Credit Suisse met with InfraSource management and discussed a possible transaction with Quanta. On September 20, 2006, Mr. Helwig and Terence R. Montgomery, InfraSource’s Senior Vice President and Chief Financial Officer, had a dinner meeting with Messrs. Colson and Haddox at an industry conference in San Francisco, California. Messrs. Helwig and Montgomery met with representatives of Credit Suisse on September 21, 2006 also in San Francisco. The purpose of both meetings was to discuss potential strategic alternatives for InfraSource, which might facilitate a transaction between InfraSource and Quanta.

In late September 2006, InfraSource contacted Citigroup about re-engaging in merger discussions with Quanta. On October 2, 2006, Citigroup presented its preliminary valuation and combination analysis on a proposed merger to InfraSource’s management.

On October 5, 2006, Deborah C. Lofton, Senior Vice President and General Counsel of InfraSource, and Tana L. Pool, Vice President and General Counsel of Quanta, agreed that any information exchanged in the renewed discussions between InfraSource and Quanta would be subject to the confidentiality agreement between the parties dated December 23, 2005 and that there would be no exchange of any customer specific information.

On October 5, 2006, Messrs. Haddox and Montgomery met in Houston, Texas with representatives of Credit Suisse and Citigroup to discuss general business matters with respect to both companies.

On October 10, 2006, Mr. Haddox wrote to Mr. Helwig expressing Quanta’s interest in pursuing further discussions with InfraSource. InfraSource then contacted representatives of Citigroup.

On October 12, 2006, the Quanta board of directors met in special session and discussed the status of the potential acquisition of InfraSource. Messrs. Haddox and Colson reported to the board that preliminary meetings with InfraSource management had been held on October 5, and that following the meetings, Quanta had indicated to InfraSource its interest in continuing discussions regarding a possible transaction. In addition, the board was updated on the ongoing due diligence process, and provided with preliminary financial information prepared by Credit Suisse. The board also established a special committee (Special Committee) consisting of Messrs. Colson, Foster and Ranck to review and evaluate the possible acquisition of InfraSource and to make a recommendation to the board.

On October 26, 2006, the board and management of InfraSource discussed the range of strategic options available to InfraSource, including continued growth of the company organically and through smaller acquisitions, the acquisition of other industry participants of significant scale and the acquisition of InfraSource by an existing industry participant, a new entrant or a financial buyer. The discussion included an assessment of the resources and time required to pursue each option, the potential of each option to increase shareholder value and the risks of each option. Also, at the meeting, Mr. Helwig advised the board that Quanta had expressed interest in pursuing discussions with InfraSource for a possible transaction.

On November 1, 2006, the InfraSource’s board of directors met telephonically and Mr. Helwig reiterated Quanta’s interest in pursuing a potential transaction. The board also discussed the potential transaction frameworks. The board of directors discussed an updated accretion/dilution analysis, prepared by Citigroup, and regulatory clearances related to the potential transaction.

On November 14, 2006, the Quanta Special Committee met with Quanta management to discuss the possible acquisition of InfraSource and a draft of a non-binding letter of interest proposed to be sent by Quanta to InfraSource.

On November 15, 2006, Mr. Colson sent a non-binding letter of interest to Mr. Helwig that included a proposal setting forth certain terms upon which Quanta would acquire InfraSource in a transaction, subject to negotiation of a definitive agreement, due diligence and board approval. The terms proposed by Quanta management were the exchange of each share of InfraSource common stock for consideration of $23 to $25 per share, payable in shares of Quanta common stock and possibly partially in cash, subject to consideration of an appropriate collar to protect both parties.

On November 16, 2006, senior management of InfraSource met with Citigroup representatives to discuss strategic alternatives, including the Quanta proposal. Management considered a number of strategic alternatives, including continuing with organic business growth and smaller acquisitions, making significant acquisitions to grow the business more rapidly and pursuing a sale of the company to Quanta. Citigroup provided financial analyses on several acquisition opportunities, and management considered the pros and the cons of each of these potential targets. Other considerations included the potential benefits and risks for each of these strategies and the availability of both financial and management resources needed to achieve them.

On November 17, 2006, the InfraSource board of directors met via telephone with management and representatives of Citigroup and Ballard Spahr Andrews & Ingersoll, LLP, InfraSource’s outside legal counsel (Ballard Spahr), to discuss Quanta’s preliminary non-binding letter of interest and strategic alternatives available to InfraSource. Given the risks and uncertainties associated with the other strategic alternatives, the InfraSource board believed the combination with Quanta provided the best opportunity for the InfraSource business, its stockholders and its employees. The board concluded that an all-stock transaction would allow stockholders to both participate in the anticipated growth in the industry and share in the benefit from synergies with Quanta. The board also concluded that the Quanta transaction would have potentially less execution risk than the other alternatives and stockholders could benefit from the potential upside in a shorter time frame.

On November 17, 2006, representatives of Credit Suisse and Citigroup discussed Quanta’s preliminary non-binding letter of interest and next steps for a possible transaction.

Between November 17 and 21, 2006, there were also a number of telephone conversations and exchanges of correspondence between Mr. Colson and Mr. Helwig regarding Quanta’s non-binding letter of interest. Discussions were focused on the valuation of the transaction, the form of consideration and representation on the Quanta board of directors.

As a result of these conversations, on November 21, 2006, Mr. Colson sent a revised non-binding letter of interest to Mr. Helwig, reflecting a proposal by Quanta for an all-stock transaction, whereby InfraSource common stock would be exchanged for that number of shares of Quanta common stock that would result in consideration of $23 to $25 per InfraSource common share, subject to an appropriate collar mechanism to protect both parties and subject to due diligence, definitive documentation and board approval. The letter also included a provision regarding representation on the Quanta board of directors.

On November 21 and 22, 2006, several discussions were held by and among representatives of each of Quanta, Credit Suisse, InfraSource and Citigroup regarding Quanta’s revised non-binding letter of interest. Messrs. Colson and Helwig also discussed the terms of Quanta’s November 21, 2006 non-binding letter of interest. Discussions were focused on the valuation of the transaction, including the proposal of a preliminary fixed exchange ratio, the timing of due diligence, execution of definitive documentation and announcement of the transaction and an exclusive 60-day negotiation period.

On November 22, 2006, Mr. Colson sent Mr. Helwig a further revised non-binding letter of interest that included Quanta’s proposal to acquire InfraSource in an all-stock transaction whereby InfraSource stockholders would receive between 1.3 and 1.4 shares of Quanta common stock, subject to further consideration of an appropriate collar or other mechanisms to protect both parties and subject to due diligence, definitive documentation and board approval. The preliminary range for the exchange ratio had an implied value of between $23.50 and $25.50 per share of InfraSource common stock and represented an 11 to 19% premium based on the closing stock prices as of November 21, 2006. Quanta also proposed that the parties work toward the execution of definitive documentation and announcement of the transaction by January 15, 2007, and that InfraSource agree to negotiate exclusively with Quanta through January 15, 2007. Quanta continued to propose representation on the Quanta board of directors following the merger.

On November 22, 2006 and resuming again on November 27 and 28, 2006, several discussions were held by and among representatives of each of Quanta, Credit Suisse and Citigroup regarding Quanta’s revised non-binding letter of interest. Discussions were focused on the valuation of the transaction and the preliminary fixed exchange ratio.

On November 28, 2006, Mr. Colson sent another non-binding letter of interest to Mr. Helwig, which consisted of a proposal for an all-stock merger transaction at a preliminary fixed exchange ratio of 1.4 shares of Quanta common stock for each share of InfraSource common stock (subject to re-evaluation by the parties during negotiations and diligence in the event that the preliminary ratio resulted in a premium of less than 17% or more than 27%), post-merger board representation for InfraSource directors on the Quanta board and parameters for the transaction process, including mutual due diligence, negotiation of a mutually acceptable definitive agreement and board approval. After the delivery of this non-binding letter of intent, the parties did not further negotiate the exchange ratio until March 2007 when the parties had discussed business, legal and accounting issues.

On December 1, 2006, during a regularly scheduled board meeting, the Quanta board of directors was updated on the status of discussions between Quanta and InfraSource regarding the proposed transaction, including the terms of the November 28, 2006 non-binding letter of interest sent to Mr. Helwig. The board of directors also discussed the financial impact of the proposed acquisition on Quanta, as well as the regulatory clearances that would be required to close the transaction. Also present at this meeting were Mr. Haddox, Mr. Kenneth W. Trawick, President-Telecommunications and Cable Television Division, Mr. Vincent A. Mercaldi, Associate General Counsel and Corporate Secretary, and Ms. Pool.

On December 5, 2006, Quanta and InfraSource signed a mutual non-disclosure agreement providing that the companies and their representatives would maintain the confidentiality of evaluation material provided and discussed in connection with a possible transaction. On December 6, 2006, Messrs. Helwig and Montgomery, Mrs. Lofton, Messrs. Colson and Haddox, Ms. Pool and representatives of each of Akin Gump Strauss Hauer & Feld, LLP, Quanta’s outside legal counsel (Akin Gump), Ballard Spahr, Citigroup and Credit Suisse met in Chicago for an organizational meeting at which the due diligence process was discussed and a preliminary timeline was developed. From December 5 until December 29, 2006, the parties exchanged due diligence lists and discussed matters with respect to due diligence and potential transaction timing.

On December 12, 2006, the InfraSource board of directors met in person in Phoenix, Arizona at a regularly scheduled meeting with members of InfraSource’s management to discuss, among other things, the due diligence process, key diligence items and valuation and premium analysis based on recent InfraSource and Quanta stock performance. Also present at the meeting were Mr. Montgomery, Mrs. Lofton and representatives of Citigroup (via telephone) and Ballard Spahr (via telephone). Representatives of Citigroup and Ballard Spahr discussed the non-binding letter of interest from Quanta, the financial terms of the proposed transaction and regulatory clearances related to the transaction.

On December 14, 2006, InfraSource opened to representatives of Quanta and its advisors an electronic data room. Due diligence by Quanta, including in-person sessions, continued through December 2006 at InfraSource’s offices in Media, Pennsylvania and Ballard Spahr’s offices in Philadelphia, Pennsylvania. The parties executed a separate non-disclosure agreement with respect to the dark fiber business of InfraSource on December 29, 2006.

On December 29, 2006, the InfraSource board met telephonically to discuss the status of discussions between Quanta and InfraSource. The board reviewed materials with representatives of Ballard Spahr regarding the board’s processes for considering an acquisition proposal and the duties of the directors related thereto.

On January 2, 2007, representatives of senior management of InfraSource, including Mr. Helwig, met with representatives of Quanta, including Mr. Colson, to provide management presentations regarding the InfraSource telecom business, including the dark fiber leasing business. Representatives of Credit Suisse were also in attendance at such management presentations. Quanta opened an electronic data room to InfraSource representatives and advisors on that date.

From January 3 through 10, 2007, representatives of InfraSource and its advisors performed in-person due diligence reviews at Quanta’s and Akin Gump’s offices in Houston, Texas.

On January 8, 2007, the InfraSource board of directors met telephonically with InfraSource’s management and representatives of Citigroup and Ballard Spahr to discuss the transaction status.

On January 9 and 10, 2007, senior management of InfraSource made management presentations to representatives of Quanta management with respect to the underground services and electrical infrastructure businesses of InfraSource. Representatives of Credit Suisse were also in attendance at such management presentations.

From January 3 through 10, 2007, Quanta discussed with its advisors and the Special Committee the contents of a draft merger agreement for the potential acquisition. On January 10, 2007, Quanta delivered a first draft of a merger agreement to InfraSource.

On January 15, 2007, the InfraSource board of directors met telephonically with InfraSource’s management and representatives of Citigroup and Ballard Spahr to discuss the proposed transaction with Quanta. Also present at this meeting were Mr. Montgomery and Mrs. Lofton. Mr. Helwig summarized recent relative stock performance of the companies. Mr. Helwig also discussed the potential benefits of the transaction to InfraSource and its stockholders, other strategic alternatives available to InfraSource and the potential risks of a proposed transaction with Quanta and the other strategic alternatives. Mr. Montgomery and Mrs. Lofton provided the board with an update on the status of the financial and legal due diligence. The board of directors also discussed the valuation and premium analysis prepared by Citigroup, regulatory clearances and merger agreement terms. Also on January 15, 2007, InfraSource representatives provided initial comments to the merger agreement draft to Quanta. In addition to technical comments and comments regarding representations and warranties and human resource matters, InfraSource requested that the proposed limitations of its activities prior to closing be broadened and that the termination provisions be narrowed and be mutual, including the payment of break-up fees and expenses.

On January 15 and 16, 2007, representatives of InfraSource and Citigroup and the InfraSource financial due diligence advisors attended management presentations by Quanta’s senior management in Houston. Representatives of Credit Suisse were also in attendance. Such presentations were followed by discussions of budgets and financial information and continued due diligence review. At the January 15, 2006 meeting, Mr. Colson advised Mr. Helwig that, due to the relative movement of the companies’s stock prices, the premium exceeded the upper limit of the range specified in the November 28, 2006 non-binding letter of intent and that Quanta expected to negotiate the exchange ratio as part of the final negotiation of the definitive agreement.

Also on January 16, 2007, the Quanta Special Committee met to discuss the status of the proposed acquisition of InfraSource. Also present at this meeting were Messrs. Haddox and Mercaldi, Ms. Pool and representatives of Credit Suisse, Akin Gump, and Abrams & Laster LLP, Quanta’s Delaware legal counsel (Abrams & Laster). Mr. Colson provided the Special Committee with an update on the status of the due diligence review and management’s recommendation to continue discussions with InfraSource. Ms. Pool provided the Special Committee with an update on the status of the draft merger agreement and legal due diligence. Following a question and answer period involving all aspects of the potential transaction, the Special Committee authorized management to continue to pursue a potential transaction, although such transaction, if any, would be subject to board review. Quanta and Credit Suisse executed an engagement letter formally engaging Credit Suisse as the exclusive financial advisor to Quanta with respect to the proposed acquisition of InfraSource.

On January 18, 2007, Mr. Helwig spoke with Mr. Colson to discuss an updated timeline for proceeding with a possible transaction.

Also on January 18, 2007, the InfraSource board of directors met telephonically with InfraSource’s management and representatives of Citigroup and Ballard Spahr. The board received a summary of the meetings with Quanta management on January 15 and 16, 2007, due diligence progress, updated timeline and the open items, including the potential financial terms of the transaction and the proposed terms in the draft of the merger agreement, including conditions to closing, termination rights and fees and human resource issues. Representatives of Citigroup discussed recent relative changes in the stock prices of the companies.

On January 19, 2007, Mr. Helwig again spoke with Mr. Colson to discuss specific transaction terms and open items under the draft merger agreement, including Quanta and InfraSource representations and warranties, restrictions on interim operations between the time of execution and closing of the merger, human resource issues, continuation of director and officer insurance coverage for InfraSource’s directors and officers following the closing of the proposed merger, provisions relating to fiduciary duties and related rights and termination rights and related fees and expenses payable upon termination of the merger by either Quanta or InfraSource.

On January 22, 2007, Quanta provided an updated merger agreement draft to InfraSource. InfraSource also entered into a revised engagement letter with Citigroup.

On January 23, 2007, representatives of InfraSource, Quanta and their respective legal representatives met telephonically to negotiate the draft merger agreement. The issues discussed included InfraSource’s request for tax, ERISA and labor representations and warranties from Quanta, InfraSource’s request to increase dollar thresholds on certain representations and warranties, human resource issues and particularly, continuation of the InfraSource benefits plans, provisions relating to fiduciary duties and related rights, InfraSource’s request for termination rights with respect to antitrust issues and any Quanta change in control transaction, and InfraSource and Quanta proposals relating to termination fees and expenses.

On January 24, 2007, Quanta and InfraSource management and their respective financial advisors participated in a conference call discussion of due diligence findings and updated financial information relating to the telecom and dark fiber leasing business.

On January 25, 2007, the InfraSource board of directors met telephonically with representatives of management and InfraSource’s advisors to review recent negotiations and strategies for transaction completion. On January 26, 2007, a revised draft of the merger agreement was provided by Quanta to InfraSource.

On January 29, 2007, the InfraSource board of directors met telephonically with InfraSource’s management and representatives of Citigroup and Ballard Spahr to discuss the open items under the merger agreement (including the financial terms, representations and warranties, covenants, and termination rights), due diligence findings and a preliminary communications plan being created for communication to employees, customers and vendors if a definitive transaction were to be announced.

On January 29, 2007, Quanta’s board of directors met during a regularly scheduled session. Also present at this meeting were Messrs. Colson, Haddox, Mercaldi and Ms. Pool and representatives of each of Akin Gump, Abrams & Laster, Credit Suisse and PricewaterhouseCoopers, Quanta’s independent registered public accounting firm. Abrams & Laster reviewed the fiduciary duties of the Quanta board of directors and Akin Gump reviewed the terms and conditions of the merger agreement under negotiation. Credit Suisse also presented to the board a preliminary financial analysis of the proposed transaction. Mr. Colson then discussed the various aspects of the proposed transaction, including its potential benefits and synergies, as well as the possible addition of InfraSource directors to the Quanta board. The board then discussed the process and related merger agreement provisions and reviewed potential assumed liabilities. The board of directors discussed with Quanta’s outside advisers and management the legal, strategic and financial issues related to the proposed acquisition of InfraSource and were advised that no proposal had been made on the financial terms, including the exchange ratio.

On January 30, 2007, representatives of Quanta and InfraSource and their respective legal advisors participated in a conference call to negotiate various provisions of the merger agreement, including termination rights and fees, rights of each party’s board of directors to change its recommendation to the stockholders regarding the proposed merger, including in connection with its fiduciary duties, continuation of director and officer insurance coverage for InfraSource’s directors and officers following the closing of the proposed merger, restrictions on interim operations between the time of execution and closing of the merger and human resource issues. Over the next two days the parties, Akin Gump, Abrams & Laster and Ballard Spahr participated in multiple conference calls to negotiate various aspects of the merger agreement, including open issues on certain representations and warranties of InfraSource and Quanta, InfraSource’s request to carve out certain exceptions from the restrictions on interim operations between the time of execution and closing of the merger (including the sale of real property, the ability to provide merit bonuses to officers and the ability to enter into contracts in the ordinary course of business), for Quanta board representation for current InfraSource directors, and for the continuation of director and officer insurance coverage for InfraSource’s directors and officers following the closing of the proposed merger, Quanta’s request for additional termination rights relating to a material adverse effect on InfraSource, and both

Quanta’s and InfraSource’s requests for additional termination rights and related expenses payable upon the termination of the merger, as well as discussions regarding disclosure schedules of both parties.

On February 1, 2007, Quanta’s Special Committee met with Messrs. Colson, Haddox and Mercaldi, Mr. John R. Wilson, President-Electric Power and Gas Division for Quanta, Mr. Derrick Jensen, Vice President, Controller and Chief Accounting Officer for Quanta, and Ms. Pool, and representatives of each of Credit Suisse, Akin Gump and Abrams & Laster, to discuss various financial and legal issues related to the proposed transaction. Mr. Colson updated the Special Committee on various financial due diligence issues, and Ms. Pool updated the Committee on the status of the negotiations and open issues in the merger agreement.

On February 1, 2007, the InfraSource board of directors met telephonically with InfraSource’s management and representatives of Citigroup and Ballard Spahr. During the meeting, presentations were made to the board regarding the status of negotiations of the merger agreement, including unresolved issues, premium analysis, potential exchange ratios, the results of the due diligence reviews and human resource matters. The board also discussed and evaluated InfraSource’s strategic alternatives to the proposed transaction, including continued growth organically and through smaller acquisitions or a significant acquisition.

On February 2, 2007, Mr. Helwig discussed with Messrs. Colson, Haddox, Wilson and Trawick the recent increased activity in trading of InfraSource shares and the increase in InfraSource’s stock price. Also, the InfraSource board held a telephonic board meeting to discuss recent events.

Also on February 2, 2007, the Quanta Special Committee met with Messrs. Haddox, Colson, Jensen, Mercaldi, Ms. Pool, and representatives of each of Credit Suisse, Akin Gump and Abrams & Laster to discuss InfraSource’s recent stock price increase, as well as various due diligence and financial issues related to the proposed transaction and the status of negotiations regarding the merger agreement.

On February 3, 2007, a revised draft of the merger agreement was circulated by Quanta.

On February 3, 2007, Quanta’s Special Committee met to discuss various financial issues related to the proposed acquisition. Also present were Messrs. Haddox, Wilson, Trawick, Mercaldi and Ms. Pool and representatives of Akin Gump. Mr. Colson and other members of Quanta management updated the Special Committee on the status of certain due diligence issues. Management recommended, and the Special Committee agreed, that progress and resolution of open due diligence issues must occur before any negotiations continued on the terms of the proposed transaction.

On February 8, 2007, Messrs. Helwig, Conaway and Watts and Messrs. Colson, Haddox and Wilson Yancey, Quanta’s Director of Corporate Safety, discussed operational due diligence items by telephone conference. Additional negotiations by the legal advisors for the parties proceeded with respect to the merger agreement, resulting in the circulation of revised drafts on February 7, 2007 and February 16, 2007.

The InfraSource board of directors held telephonic meetings on February 8, 2007, February 14, 2007 and February 19, 2007 to receive updates on the status of the proposed transaction. At the February 8, 2007 meeting, the board reviewed a preliminary transaction analysis, including historical stock and financial performance, the premiums paid for stock transactions in 2006 and the premium valuation analysis prepared by Citigroup, and discussed the interactions of the respective boards regarding due diligence matters. Also at the February 8, 2007 meeting, Mr. Conaway updated the board on the telephone conversation regarding operational due diligence that occurred on February 8, 2007. The board of directors also discussed open issues in the merger agreement and the revised transaction timeline.

On February 9, 2007, Messrs. Colson, Haddox and Jensen met with Mr. Montgomery by telephone conference to discuss due diligence issues.

On February 12, 2007, Quanta’s Special Committee met to discuss the status of the transaction and various outstanding issues. Also present were Messrs. Haddox, Wilson, Trawick, Jensen and Mercaldi and Ms. Pool. After discussion of the open issues in the merger agreement and the due diligence issues, the Special Committee instructed management to discontinue the negotiations regarding the terms of the proposed transaction. After the meeting, Mr. Colson so advised Mr. Helwig.

At the February 19, 2007 InfraSource telephonic board meeting, Mr. Helwig advised the board that the parties had determined to discontinue further negotiations regarding terms of the proposed transaction.

On February 26, 2007, the InfraSource board met telephonically to discuss the revised draft merger agreement, including unresolved issues in the draft merger agreement, and a revised premium analysis was distributed by Citigroup and reviewed by the board. Representatives of Citigroup and Ballard Spahr participated by telephone.

On March 1, 2007, the InfraSource board met telephonically to review a revised premium analysis, which was distributed by Citigroup. Representatives of Citigroup and Ballard Spahr participated by telephone.

On March 6 and 7, 2007, the InfraSource board held its regularly scheduled in-person board and committee meetings in Houston, Texas. The status of potential merger-related activities was reviewed and discussed.

On March 8, 2007, management representatives and financial advisors of the parties held a conference call to discuss preliminary first quarter 2007 results and 2007 outlook, including updated financial information for the InfraSource telecom and dark fiber leasing business. On March 9, 2007, Messrs. Helwig and Colson spoke and provided updates to each other; however, no agreements to negotiate a transaction were reached and no offer was made during any such discussions.

On March 12, 2007, the InfraSource board of directors met telephonically with InfraSource’s management and representatives of Citigroup and Ballard Spahr to discuss a potential transaction, including possible financial terms and operational and personnel matters. Representatives from Citigroup reviewed a premium analysis and potential exchange ratios with the board of directors.

On March 13, 2007, Quanta’s Special Committee met to discuss the status of due diligence, open issues related to the merger agreement and potential financial terms for purposes of reconsidering a proposed transaction. Also present were Messrs. Haddox, Wilson, Trawick, Mercaldi, Ms. Pool and representatives of each of Akin Gump, Abrams & Laster and Credit Suisse. Based on such discussions, the Special Committee authorized management to pursue a potential transaction.

On March 13, 2007, there were a number of telephone conversations between representatives of each of Citigroup and Credit Suisse, and between Messrs. Helwig and Colson regarding the potential exchange ratio and other transaction terms. Given the movement in the stock prices since the November 28, 2006 non-binding letter of interest, the preliminary fixed exchange ratio of 1.4 would have resulted in a premium in excess of the 27% upper limit set forth in the November 28 letter. Quanta initially proposed a 1.17 exchange ratio, which represented a 15% premium to the five-day volume weighted average closing price for InfraSource common stock (or a 16% premium based on the closing stock prices of both parties on March 13, 2007), which premium was below the lower end of the 17% lower limit set forth in the November 28 letter. After further negotiations, Quanta increased the proposed exchange ratio to 1.19, which represented a 17% premium to the five-day volume weighted average closing price (or an 18% premium based on the closing stock prices of both parties on March 13, 2007).

Terms of the transaction, including the exchange ratio of 1.19 proposed by Quanta, were communicated to the InfraSource directors on March 13, 2006 by Mr. Helwig. On March 14, 2007, the InfraSource board met to discuss the terms proposed by Quanta. The discussion included a preliminary assessment from Citigroup on the fairness of the Quanta proposal and an update by Ballard Spahr on regulatory approval issues. The board agreed on negotiating parameters and directed Mr. Helwig to continue negotiations with Quanta, subject to those parameters.

On March 14 through 16, 2007, the legal advisors to the parties participated in a number of conference calls to discuss the various provisions of the merger agreement. Messrs. Helwig and Colson talked by telephone again during the evening of March 15, 2007, and reached tentative agreement on a fixed exchange ratio of 1.223 shares of Quanta stock for each InfraSource share, subject to resolution of the remaining open issues on due diligence and the merger agreement and approval by the respective boards of directors. The 1.223 exchange ratio represented a 17% premium to the five-day volume weighted average closing price for InfraSource common stock and an 18% premium based on closing stock prices of both parties as of March 15, 2007. Additional negotiation sessions were held on March 16, 2007 to resolve the outstanding issues of the merger agreement, including open items related to representations and warranties, human resource issues, continuation of director and officer insurance coverage for InfraSource’s directors and officers following the closing of the proposed merger, open issues concerning restrictions on activities between signing and closing, fiduciary duty provisions relating to board responsibilities and related rights, and termination fees and expenses including InfraSource’s request for a termination right upon a threatened action under the HSR Act and resolution on mutual termination fees payable upon termination of the merger for certain events.

On March 16, 2007, Quanta’s Special Committee met to discuss the status of the proposed transaction. Also present were Messrs. Haddox, Wilson, Trawick, Mercaldi and Ms. Pool and representatives of each of Akin Gump, Abrams & Laster and Credit Suisse. At the meeting, the discussion included the proposed exchange ratio of 1.223 shares of Quanta stock for each share of InfraSource stock, regulatory clearances related to the transaction and the status of resolution of open items under the merger agreement. Representatives of Credit Suisse discussed with the Special Committee its financial analyses with respect to the proposed transaction. At the conclusion of the meeting, the Special Committee voted to recommend to Quanta’s board of directors that the merger agreement and proposed acquisition of InfraSource be approved based on the terms discussed.

On March 17, 2007, beginning at 10:00 a.m. EDT, the InfraSource board of directors held a telephonic board meeting attended by all members of the board, as well as members of management and representatives of Citigroup and Ballard Spahr. Management and the advisors provided the board with updated due diligence summaries and a description of the final terms of the merger agreement. Citigroup provided the board with a summary of its fairness opinion procedures, reviewed the analysis performed and delivered a verbal fairness opinion, for which materials were previously provided to the board. See “Opinion of InfraSource Financial Advisor.” The board of directors discussed regulatory clearances related to the transaction and reviewed the material terms of the merger agreement. After receiving such reports and asking questions of management and the advisors, the InfraSource board unanimously approved the merger agreement, subject to receipt of confirmation that the Quanta board of directors had also approved the merger agreement.

Also on March 17, 2007, beginning at 9:00 a.m. CDT, Quanta’s board of directors met to consider the proposed acquisition of InfraSource. Also present at this meeting were Messrs. Haddox, Trawick and Mercaldi, Mr. Joseph A. Avila, Executive Vice President — Strategic Operations and Process, Ms. Pool and representatives of each of Akin Gump, Abrams & Laster and Credit Suisse. Representatives of Credit Suisse provided an overview of the financial terms and structure of the transaction, reviewed its financial analyses with respect to the proposed transaction and delivered a verbal fairness opinion to the effect that, as of such date and based on and subject to the factors, limitations and assumptions described by Credit Suisse, the exchange ratio was fair, from a financial point of view, to Quanta. See “Opinion of Quanta Financial Advisor.” Mr. Colson reviewed the final pricing negotiations and discussed integration matters (including Quanta’s obligation to add three InfraSource directors to Quanta’s board after the merger). Ms. Pool reviewed the material terms of the merger agreement with the board, a copy and summary of which had been previously provided to the board, and provided the board with the expected timing of the transaction, if approved. The Special Committee made its report to the board of directors in which it recommended approval of the proposed transaction and discussed various other financial and regulatory issues. After due consideration and further discussion, the board of directors unanimously approved the merger agreement.

The merger agreement was executed by the parties on March 18, 2007. Senior management of Quanta and InfraSource issued a joint press release announcing the transaction and held a joint conference call on March 19, 2007. Various communications and the merger agreement were filed with the SEC on March 19 and 20, 2007.

Recommendation of the Quanta Board of Directors and Its Reasons for the Merger

By unanimous vote at a meeting held on March 17, 2007, Quanta’s board of directors determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of Quanta and its stockholders and approved and adopted the merger agreement and approved the issuance of shares of Quanta common stock in connection with the merger. The Quanta board of directors unanimously recommends that Quanta stockholders vote FOR approval of the issuance of Quanta common stock in connection with the merger.

In deciding to approve the merger agreement and to recommend that Quanta’s stockholders vote to approve the issuance of Quanta common stock to InfraSource stockholders pursuant to the merger agreement, the Quanta board of directors consulted with Quanta’s management and legal and financial advisors and considered several factors.

Many of the factors considered favored the conclusion of Quanta’s board of directors that the merger is advisable and in the best interests of Quanta and its stockholders, including the following:

•	that the merger will enhance Quanta’s resource base and service offerings in growing end markets and broadens Quanta’s geographic footprint;

•	that Quanta management expects the merger to result in meaningful cost savings and operational synergies, including approximately $20 million in 2008, and to result in opportunities for cross selling and to exchange best practices;

•	the written opinion of Credit Suisse to the Quanta board of directors, dated March 17, 2007, to the effect that, as of the date thereof and based on and subject to the factors, assumptions and limitations described therein, the exchange ratio is fair, from a financial point of view, to Quanta, as more fully described below under the caption “— Opinion of Quanta’s Financial Advisor;”

•	the terms of the merger agreement, the structure of the transaction, which involves an all-stock transaction (other than cash paid in lieu of the issuance of fractional shares of Quanta common stock) and does not require Quanta to make any borrowings for the payment of the merger consideration, and the conditions to each party’s obligation to complete the merger, which are reciprocal in nature;

•	that the merger agreement provides that InfraSource could be required to pay a termination fee of $43 million to Quanta or to reimburse Quanta for its expenses actually incurred in connection with the merger in an amount not to exceed $5 million, in each case, in certain circumstances;

•	the ability of Quanta and InfraSource to complete the merger, including their ability to obtain the necessary regulatory approvals and their obligations in connection with obtaining those approvals; and

•	the merger’s structure, which is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

The Quanta board of directors considered a number of additional factors concerning the merger. The Quanta board of directors considered these factors as a whole and without assigning relative weights to each such factor, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. These factors included:

•	information concerning the financial condition, results of operations, prospects and businesses of Quanta and InfraSource provided by management of the companies, including the respective companies’ cash flows from operations, recent performance of common stock and the ratio of Quanta’s common stock price to InfraSource’s common stock price over various periods, as well as current industry, economic and market conditions;

•	the net asset value and earnings per share of the common stock, as well as earnings before interest, taxes, depreciation and amortization (EBITDA) and other market factors of both Quanta and InfraSource; and

•	the results of Quanta’s business, legal and financial due diligence review regarding InfraSource.

Quanta’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated or that the expected synergies from combining the two companies may not be realized, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company in addition to expansion into the dark fiber business;

•	the effects on net asset value, cash flows from operations and other financial measures under various modeling assumptions, and the uncertainties in timing with respect to the anticipated benefits of the merger;

•	that the merger agreement provides that Quanta could be required to pay a termination fee of $43 million to InfraSource or to reimburse InfraSource for its expenses actually incurred in connection with the merger in an amount not to exceed $5 million, in each case, in certain circumstances;

•	that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including failure to receive necessary regulatory approvals such as under the HSR Act;

•	the possibility of customer overlap; and

•	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by the Quanta board of directors in reaching its conclusion and recommendations includes all of the material factors considered by the board but is not intended to be exhaustive. In view of the wide variety of factors considered by the Quanta board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the Quanta board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Quanta board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of the Quanta board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger

By unanimous vote, the InfraSource board of directors, at a meeting held on March 17, 2007, determined that the execution and delivery of the merger agreement was advisable and the transactions contemplated by the merger agreement were in the best interest of the InfraSource stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. The InfraSource board of directors unanimously recommends that the InfraSource stockholders vote FOR the proposal to adopt the merger agreement at the InfraSource special meeting.

Since its formation, InfraSource has assessed, from time to time, its strategic alternatives with a view toward growing its business and competencies and gaining value for its stockholders. InfraSource evaluated a possible sale of the company in December 2005 to February 2006. At that time, the then-existing principal stockholders desired to exit their investment in InfraSource through an all-cash transaction. The increase in InfraSource common stock trading price led to a situation where such a transaction could not be accomplished.

Following two underwritten secondary public offerings in 2006 in which the principal stockholders sold their interests in InfraSource, the InfraSource management again assessed the strategic alternatives available to the company to maximize stockholder value. The strategic alternatives included continuing with organic business growth and modest acquisitions, making significant acquisitions to grow the business more rapidly and the sale of the company. The InfraSource board of directors assessed the potential benefits and risks of each of these strategies and the availability of resources, including both financial and management resources, needed to achieve them.

InfraSource believes the combination with Quanta provides the best opportunity for the InfraSource business, its stockholders and its employees. In reaching its unanimous decision to approve the merger agreement and recommend adoption of the merger agreement by the InfraSource stockholders, the InfraSource board of directors met frequently with InfraSource management and their financial and legal advisors, and considered a number of factors. The following is a summary of the positive factors considered by the InfraSource board.

Strategic and Financial Factors

•	Complementary businesses — The capacities and experience of Quanta and InfraSource should enable Quanta to better meet the demands of its customers in the utility infrastructure business. InfraSource’s businesses complement and enhance Quanta’s capabilities in the areas of:

°	transmission and distribution installation and maintenance capabilities;

°	substation engineering capabilities;

°	gas distribution capabilities;

°	unique dark fiber leasing business; and

°	industrial service offerings in the Gulf of Mexico region.

•	Access to Quanta service offerings — After the completion of the merger, InfraSource customers will have access to Quanta’s capabilities and services including:

°	nationwide transmission and distribution services;

°	emergency restoration resources;

°	Quanta’s exclusive and proprietary robotic arm technology; and

°	nationwide telecommunications installation and maintenance capabilities.

•	Reduction in operating costs; synergies — Both companies expect that Quanta will be able to achieve significant operational savings after the completion of the merger as it works to integrate the operations of Quanta.

•	Stronger financial position — Quanta will have greater scale and financial resources, which should support its ability to bid for large transmission projects, provide service offerings to the combined customer base and obtain insurance and bonding for such activities.

•	Historical operating results — The InfraSource board of directors assessed the historical information regarding Quanta’s and InfraSource’s businesses, financial performance and condition and operations.

•	Other strategic alternatives — The InfraSource board of directors considered other strategic alternatives available to it, including continuing to operate on a stand-alone basis.

•	Management of the business — The InfraSource board of directors considered the challenges inherent in recruiting and retaining executive management to maintain and grow the InfraSource businesses organically and through acquisitions.

Industry Factors

•	Current regulatory environment — The passage of the Energy Policy Act of 2005 creates incentives for increased spending in the areas of transmission and distribution of electrical power and natural gas.

•	Aging utility infrastructure — The U.S. utility infrastructure is aging and overloaded. InfraSource anticipates further growth in infrastructure projects as utilities work to upgrade and update their infrastructure capabilities.

•	Increased outsourcing activities by utilities — Due to cost considerations and shortages of qualified and experienced personnel, utilities are increasingly outsourcing their infrastructure building and maintenance needs to companies such as Quanta and InfraSource, which trend is expected to continue.

•	Telecommunications industry growth — The increasing demand for voice, video and data services is creating additional demand for broadband access and Quanta will be positioned to provide such access, including the point to point fiber to premises capabilities and dark fiber leasing assets.

•	Demand for new services and technologies — Quanta will be positioned to participate in the provision of services relating to new energy and telecommunications technologies.

Transaction Factors

•	Merger transaction and all-stock consideration with a fixed exchange ratio — The stockholders of each of Quanta and InfraSource will share in the benefits expected from the synergies and cost savings. The fixed exchange ratio aspect of the merger consideration provides certainty as to the number of shares that will be issued to InfraSource stockholders.

•	Board representation — Three members of the current InfraSource board of directors will become members of the Quanta board of directors after completion of the merger, including the current CEO of InfraSource, which will allow for continuity and access to individuals with experience managing the business assets and opportunities.

•	Fiduciary duty provisions — The InfraSource board of directors has the contractual ability to consider an unsolicited superior proposal and/or to change its recommendation, and/or to terminate the merger agreement, if, in the furtherance of its fiduciary duties, it determines that an event that may occur prior to the completion of the merger requires such consideration or action.

•	Termination rights — Under the merger agreement InfraSource has termination rights that will help to limit the adverse impact on InfraSource of transaction results other than completion of the merger.

•	Termination fees — The merger agreement provides for reciprocal rights to change board recommendations or to terminate the merger agreement if either company’s board believes it must take such action in furtherance of its fiduciary duties. In such event, the non-terminating party may receive a termination fee of $43 million. Such reciprocal termination fees were negotiated to provide protection to the parties in the event the negotiated transaction does not occur for reasons beyond the control of the non-terminating party.

Other Positive Factors

•	Due diligence findings — The consistency of the results of the InfraSource due diligence review of Quanta’s business, operations and financial condition with the publicly available information about Quanta.

•	Fairness opinion — The receipt of a written opinion of Citigroup that the exchange ratio was fair, from a financial point of view, to the InfraSource stockholders.

The InfraSource board of directors also identified and considered a number of potential risks or negative factors in its consideration of the merger, including:

•	the risk that the potential benefits of the merger, including possible synergies, might not be realized;

•	the possibility that the consummation of the merger may be delayed, or not occur;

•	the incurrence of substantial expenses related to the merger, including transaction expenses and integration costs;

•	the potential loss of key employees; and

•	the other risks about the merger and the business of Quanta following the merger as described under the heading “Risk Factors” in this joint proxy statement/prospectus.

This list of considered factors is not exhaustive and is not provided in any specific order or ranking. The individual members of the InfraSource board of directors may have considered additional factors, and given different weight to the factors considered in determining to vote in favor of the merger and the merger agreement.

It should be noted that this explanation of the reasoning of the InfraSource board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Quanta’s Financial Advisor

Quanta retained Credit Suisse, to act as its exclusive financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, Quanta requested that Credit Suisse evaluate the fairness, from a financial point of view, to Quanta of the exchange ratio set forth in the merger agreement. On March 17, 2007, in a telephonic meeting of the Quanta board of directors held to evaluate the merger, Credit Suisse rendered to the Quanta board of directors an oral opinion, subsequently confirmed in writing and dated March 17, 2007, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in Credit Suisse’s written opinion, the exchange ratio was fair, from a financial point of view, to Quanta.

The full text of Credit Suisse’s written opinion, dated March 17, 2007, to the Quanta board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B hereto and is incorporated herein by reference in its entirety. Quanta stockholders are urged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the Quanta board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, to Quanta of the exchange ratio set forth in the merger agreement and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger, including the issuance of shares of Quanta common stock in connection therewith. This summary of Credit Suisse’s opinion is qualified in its entirety by reference to the full text of the opinion, attached as Annex B hereto.

In arriving at its opinion, Credit Suisse reviewed the March 17, 2007 draft of the merger agreement, referred to as the Draft Merger Agreement, and certain publicly available business and financial information relating to Quanta and InfraSource. Credit Suisse also reviewed certain other information and data relating to Quanta and InfraSource, including financial forecasts relating to InfraSource as provided to and discussed with Credit Suisse by the management of InfraSource, and adjustments thereto as provided to and discussed with Credit Suisse by the management of Quanta, and financial forecasts relating to Quanta as provided to and discussed with Credit Suisse by the management of Quanta, and Credit Suisse met with the managements of InfraSource and Quanta to discuss the business and prospects of InfraSource and Quanta. Credit Suisse also reviewed certain estimates of cost savings, synergies and other benefits expected to result from the merger, as prepared and provided to Credit Suisse by the management of Quanta. Credit Suisse also considered certain financial and stock market data of InfraSource and Quanta, and Credit Suisse compared that data with similar data for other publicly held companies in businesses it deemed similar to those of InfraSource and Quanta. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with Credit Suisse’s review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for InfraSource that Credit Suisse reviewed, the management of InfraSource advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InfraSource as to the future financial performance of InfraSource, and with respect to adjustments to the InfraSource forecasts and the financial forecasts for Quanta that Credit Suisse reviewed, the management of Quanta advised Credit Suisse, and Credit Suisse assumed, that such adjustments and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quanta as to the future financial performance of InfraSource and Quanta. Credit Suisse based its assumption that the financial forecasts for InfraSource provided by the management of InfraSource were reasonably prepared upon the discussions it had with the InfraSouce management team responsible for preparing the financial forecasts. Credit Suisse based its assumption that the financial forecasts for Quanta and the adjustments to the financial forecasts for InfraSource provided by the management of Quanta were reasonably prepared upon the discussions it had with the Quanta management team responsible for preparing Quanta’s financial forecasts and conducting financial due diligence on InfraSource. In addition, Credit Suisse also relied on the fact that the financial forecasts provided by each of InfraSource and Quanta, had been previously reviewed by and discussed with each respective board of directors. With respect to the estimates provided to Credit Suisse by the management of Quanta with respect to the cost savings, synergies and other benefits expected to result from the merger, Credit Suisse was advised by the management of Quanta, and Credit Suisse assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quanta as to such cost savings, synergies and other benefits, and would be realized in the amounts and the times indicated thereby. Quanta also informed Credit Suisse, and Credit Suisse assumed, that the merger would be treated as a tax-free reorganization for federal income tax purposes.

In addition, Credit Suisse assumed, with the consent of the Quanta board of directors, that the final executed merger agreement would conform to the Draft Merger Agreement reviewed by Credit Suisse in all respects material to its analyses. Credit Suisse also assumed, with the consent of the Quanta board of directors, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Quanta, InfraSource or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the Draft Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Quanta or InfraSource, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Quanta of the exchange ratio and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse did not express any opinion as to what the value of shares of Quanta’s common stock actually will be when issued to the holders of InfraSource’s common stock pursuant to the merger or the prices at which shares of Quanta’s common stock will trade at any time. Credit Suisse’s opinion is necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Quanta, nor did it address the underlying business decision of Quanta to proceed with the merger.

Financial Analyses

In preparing its opinion, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Quanta or InfraSource. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to Quanta or InfraSource or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which consideration was determined between Quanta and InfraSource, and the decision to enter into the merger agreement was solely that of the Quanta board of directors. Credit Suisse’s opinion was only one of many factors considered by the Quanta board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Quanta board of directors or Quanta’s management with respect to the merger or the exchange ratio and does not constitute a recommendation to any Quanta stockholder as to how such stockholder should vote or act on any matter relating to the merger, including the issuance of shares of Quanta common stock to the InfraSource stockholders.

The following is a summary of the material financial analyses reviewed with the Quanta board of directors in connection with Credit Suisse’s written opinion dated March 17, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Discounted Cash Flows Analyses

InfraSource Discounted Cash Flows Analysis.  Credit Suisse performed a sum-of-the-parts analysis to calculate the implied value of the InfraSource’s shares based on the sum of the implied valuations for each of InfraSource’s principal business segments on a stand-alone basis calculated in each case using a discounted cash flows analysis described below.

Credit Suisse performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax free cash flows that each of InfraSource’s principal business segments could generate from fiscal years 2007 through 2011, both before and after giving effect to potential cost savings and synergies anticipated by Quanta’s management to result from the proposed merger. Credit Suisse calculated the unlevered, after-tax free cash flows by calculating estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for each of fiscal years 2007 through 2011 and adjusting estimated EBITDA for cash taxes, capital expenditures and changes in working capital. The estimated fiscal years 2007 through 2011 financial data of InfraSource were based on estimates of InfraSource’s management as adjusted by Quanta’s management. Credit Suisse calculated the terminal value of InfraSource by applying to InfraSource’s fiscal year 2012 estimated unlevered, after-tax free cash flow for its infrastructure construction services business segment a range of forward terminal EBITDA multiples of 9.5x to 12.0x and for its telecommunication services business segment a range of forward terminal EBITDA multiples of 8.0x to 10.5x. The present value of the cash flows and the terminal value of InfraSource on a per share basis were calculated using discount rates ranging from 11.5% to 15.5%. The range of terminal EBITDA multiples of 9.5x to 12.0x used in connection with the infrastructure construction services business segment, and of 8.0x to 10.5x used in connection with the telecommunications services business segment, were selected based on a review of InfraSource’s and other companies’ current and historical trading multiples reviewed in connection with the companies identified under the caption “Selected Companies Analysis,” as well as Quanta, while the discount rates ranging from 11.5% to 15.5% were selected based on a review of weighted average cost of capital for InfraSource which factored in the unlevered betas for similar companies identified below under the caption “Selected Company Analysis,” including Quanta, and other factors.

Quanta Discounted Cash Flows Analysis.  Credit Suisse performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax free cash flows that Quanta’s business could generate from fiscal years 2007 through 2011. Credit Suisse calculated the unlevered, after-tax free cash flows by calculating EBITDA for each of fiscal years 2007 through 2011 and adjusting estimated EBITDA for cash taxes, capital expenditures and changes in working capital. The estimated fiscal years 2007 through 2011 financial data of Quanta were based on estimates of Quanta’s management. Credit Suisse calculated the terminal value of Quanta by applying to Quanta’s fiscal year 2012 estimated unlevered, after-tax free cash flow a range of forward terminal EBITDA multiples of 11.0x to 13.5x. The present value of the cash flows and the terminal value of Quanta on a per share basis were calculated using discount rates ranging from 11.5% to 15.5%. The range of terminal EBITDA multiples of 11.0x to 13.5x were selected based on a review of Quanta’s and other companies’ current and historical trading multiples reviewed in connection with the companies identified under the caption “Selected Companies Analysis,” while the discount rates ranging from 11.5% to 15.5% were selected based on a review of weighted average cost of capital for Quanta which factored in the unlevered betas for similar companies identified below under the caption “Selected Company Analysis”, including InfraSource, and other factors.

Credit Suisse calculated the estimated range of exchange ratios, implied by the implied estimated per share equity reference ranges derived from the discounted cash flow analysis for InfraSource and the discounted cash flow analysis for Quanta, before and after giving effect to potential cost savings (without synergies), and cost savings and synergies anticipated by Quanta’s management to result from the proposed merger. This analysis indicated the following implied estimated exchange ratio reference ranges of shares of Quanta common stock to shares of InfraSource common stock:

Implied Exchange Ratio Reference Ranges
Without Cost	With Cost Savings
Savings and	and Without	With Cost Savings	Exchange Ratio
Synergies	Synergies	and Synergies	in Merger

0.758x-1.546x	0.879x-1.779x	1.033-2.078x	1.223x

Selected Company Analysis

Credit Suisse reviewed financial and stock market information of InfraSource, Quanta, and the following three selected publicly traded companies in the specialty contractor services industry:

•	MasTec Inc.;

•	Dycom Industries Inc.; and

•	Pike Electric Corporation.

These three companies were chosen because they are publicly traded companies in the U.S. that operate in a similar industry to InfraSource and Quanta and have similar lines of business to them. Additionally, each has a market value of between approximately $550 million to $1.1 billion. Credit Suisse determined using its professional judgment that these three companies were the most appropriate for purposes of this analysis and Credit Suisse did not specifically identify any other companies for this purpose.

Credit Suisse reviewed, among other things, enterprise values of the selected companies as a multiple of calendar year 2006 actual earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and calendar years, 2007 and 2008 estimated EBITDA. Credit Suisse also reviewed per share stock prices of the selected companies as a multiple of calendar year 2006 actual earnings per share, and calendar years 2007 and 2008 estimated earnings per share. In addition, Credit Suisse reviewed the EBITDA margin for the last twelve months, the estimated EBITDA margin for 2007 and the revenue growth rate for 2007 through 2008, of the selected companies. Credit Suisse then applied a range of selected multiples derived from the selected companies to corresponding financial data of InfraSource, based on InfraSource’s management estimates as adjusted by Quanta’s management, and Quanta, based on Quanta’s management estimates, in order to derive implied estimated aggregate enterprise value reference ranges and implied estimated equity value per share reference ranges, and compared them to the implied estimated reference ranges for InfraSource and Quanta based on research analysts’ estimates. All multiples were based on closing stock prices on March 14, 2007 and publicly available information and research analysts’ estimates.

Credit Suisse calculated the implied estimated range of exchange ratios based on the implied estimated per share ranges calculated in the selected company analyses. This analysis indicated the following implied estimated exchange ratio reference ranges of shares of Quanta common stock to shares of InfraSource common stock:

Implied Exchange Ratio Reference Ranges
Based on	Based on Research	Exchange Ratio
Management Estimates	Analysts’ Estimates	in Merger

0.864x-1.404x	0.853x-1.330x	1.223x

Contribution Analysis

Credit Suisse analyzed the relative contributions of Quanta and InfraSource to the pro forma total revenues, earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, earnings before interest and taxes, referred to as EBIT, and net income and market capitalization of the combined company, based on calendar years 2005 and 2006 financial data for Quanta and InfraSource and forecasts for Quanta and InfraSource for calendar years 2007 and 2008. The calendar year 2005 and 2006 financial data for Quanta and InfraSource were based on information included in filings made by Quanta and InfraSource with the SEC. The 2007 and 2008 forecasts for InfraSource were based on the internal forecasts of InfraSource management as adjusted by Quanta management, and for Quanta were based on the internal forecasts of Quanta management. Credit Suisse derived, among other things, the reference range of exchange ratios implied by such relative contributions based on the Quanta common stock closing share price on March 14, 2007. This analysis indicated the following reference range of implied exchange ratios of shares of Quanta common stock to shares of InfraSource common stock using financial data for calendar years 2005 and 2006 and estimates for calendar years 2007 and 2008:

Implied Exchange	Exchange Ratio
Ratio Reference Range	in Merger

1.103x-1.664x	1.223x

Other Factors

In rendering its opinion, Credit Suisse also reviewed and considered certain pro forma effects estimated to result from the proposed merger, including among other things, the estimated effect of the merger on the estimated earnings per share for the combined company for calendar years 2007 and 2008.

Miscellaneous

Quanta selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with Quanta and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

From time to time, Credit Suisse and its affiliates have in the past provided, and in the future may provide, investment banking and other financial services to Quanta and InfraSource, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse acted as an underwriter for which it received customary fees in connection with two offerings of InfraSource common stock completed in April and September of 2006 in which former stockholders of InfraSource sold shares of InfraSource common stock. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of InfraSource, Quanta and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Credit Suisse earned (1) a financial advisory fee equal to $200,000 upon the execution of its engagement letter and (2) an opinion fee equal to $1,000,000, shortly after it delivered its opinion to the Quanta board of directors. In addition, Quanta agreed to pay Credit Suisse a transaction fee equal to $7,000,000 (less the $1,200,000 paid as described in (1) and (2)) upon the consummation of the proposed merger. In addition, Quanta also agreed to reimburse Credit Suisse for all reasonable expenses, including the reasonable fees and expenses of Credit Suisse’s outside legal counsel, resulting from or arising out of its engagement, subject to certain limits. In addition, Quanta agreed to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of Credit Suisse’s engagement.

Opinion of InfraSource’s Financial Advisor

Citigroup was retained to act as financial advisor to InfraSource in connection with the merger. Pursuant to Citigroup’s engagement letter with InfraSource, dated as of September 15, 2006, Citigroup rendered its oral opinion, confirmed in writing, to the InfraSource board of directors on March 17, 2007, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, the exchange ratio of 1.223 Quanta common shares to be received for each share of InfraSource common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of InfraSource common stock.

The full text of Citigroup’s written opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of InfraSource common stock are urged to read the Citigroup opinion carefully and in its entirety.

Citigroup’s opinion was limited solely to the fairness of the exchange ratio from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed merger to the InfraSource board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote with respect to the merger.

In arriving at its opinion, Citigroup reviewed a draft dated March 17, 2007 of the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of InfraSource and certain senior officers and other representatives and advisors of Quanta concerning the businesses, operations and prospects of InfraSource and Quanta. Citigroup examined certain publicly available business and financial information relating to InfraSource and Quanta as well as certain financial forecasts and other information and data relating to InfraSource and Quanta which were provided to or discussed with Citigroup by the respective managements of InfraSource and Quanta, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of InfraSource and Quanta to result from the merger. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of InfraSource common stock and Quanta common stock; the historical and projected earnings and other operating data of InfraSource and Quanta; and the capitalization and financial condition of InfraSource and Quanta. Citigroup considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of InfraSource and Quanta. Citigroup also evaluated certain potential pro forma financial effects of the merger on Quanta. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup has assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of InfraSource and Quanta that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to InfraSource and Quanta provided to or otherwise reviewed by or discussed with Citigroup, Citigroup has been advised by the respective managements of InfraSource and Quanta that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of InfraSource and Quanta as to the future financial performance of InfraSource and Quanta, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the merger and the other matters covered thereby. Citigroup based its assumption that the financial forecasts for InfraSource provided by the management of InfraSource were reasonably prepared upon the discussions it had with the InfraSource management team responsible for preparing the financial forecasts. Citigroup based its assumption that the financial forecasts for Quanta were reasonably prepared upon the discussions it had with the Quanta management team responsible for preparing Quanta’s financial forecasts. In addition, Citigroup also relied on the fact that the financial forecasts provided by each of InfraSource and Quanta had been previously reviewed by and discussed with each respective board of directors. Citigroup has assumed, with the consent of InfraSource, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on InfraSource, Quanta or the contemplated benefits of the merger. Representatives of InfraSource have advised Citigroup, and Citigroup further has assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citigroup. Citigroup assumed, with the consent of InfraSource, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Citigroup’s opinion, as set forth herein, relates to the relative values of InfraSource and Quanta. Citigroup is not expressing any opinion as to what the value of the Quanta common stock actually will be when issued pursuant to the merger or the price at which the Quanta common stock will trade at any time. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of InfraSource or Quanta nor has Citigroup made any physical inspection of the properties or assets of InfraSource or Quanta. Citigroup was not requested to, and Citigroup did not, solicit third party indications of interest in the possible acquisition of all or a part of InfraSource, nor was Citigroup requested to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for InfraSource or the effect of any other transaction in which InfraSource might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In connection with rendering its opinion, Citigroup made a presentation to the InfraSource board of directors on March 17, 2007, with respect to the material analyses performed by Citigroup in evaluating the fairness of the exchange ratio. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to March 17, 2007, and is not necessarily indicative of current or future market conditions.

Analysis of InfraSource

Historical Trading Performance

Citigroup reviewed the historical trading prices for InfraSource common stock separately and in relation to Quanta common stock. This review indicated that during the 52-week period ending March 14, 2007, InfraSource common stock closed as low as $16.50 per share and as high as $26.00 per share. These trading prices compared to the closing price of InfraSource common stock on March 14, 2007 of $26.00 and the implied consideration value of $29.74.

Premiums Paid Analysis

Citigroup also reviewed publicly available information for 20 relevant merger and acquisition transactions announced since the beginning of calendar year 2005 that had all-stock consideration with transaction values in excess of $500 million. Citigroup excluded financial services companies from its analysis due to the unique transaction characteristics of the industry. The selected transactions reviewed by Citigroup were:

•	LSI Logic Corp. / Agere Systems Inc.

•	Goldcorp Inc. / Glamis Gold Ltd.

•	Brocade Communication Systems, Inc. / McDATA Corp.

•	SanDisk Corp. / M-Systems Flash Disk Pioneers

•	Sirius Satellite Radio / XM Satellite Radio Holdings Inc.

•	Thermo Electron Corp. / Fisher Scientific International Inc.

•	Alcatel SA / Lucent Technologies Inc.

•	AT&T Inc. / BellSouth Corp.

•	Glamis Gold Ltd. / Western Silver Corp.

•	Walt Disney Co. / Pixar Inc.

•	Viisage Technology Inc. / Identix Inc.

•	Seagate Technology / Maxtor Corp.

•	Public Storage Inc. / Shurgard Storage Centers Inc.

•	Duke Energy Corp. / Cinergy Corp.

•	American Tower Corp. / SpectraSite Inc.

•	Adobe Systems Inc. / Macromedia Inc.

•	IAC/Interactive Corp. / Ask Jeeves Inc.

•	Crompton Corp. / Great Lakes Chemical Corp.

•	SBC Communications Inc. / AT&T Corp.

•	Proctor & Gamble Co. / Gillette Co.

Citigroup reviewed the precedent transactions’ acquisition premiums based on the percentage premium paid over each target’s stock price 1-day, 1-week and 30 trading days prior to public announcement of the applicable transaction for the precedent transactions identified above. Based on this analysis, Citigroup derived a reference range of such premiums of 17% to 25%. The reference range was applied to the closing price of InfraSource on March 13, 2007 and the 30-day trading average as of March 14, 2007. This analysis implies a reference range of share prices of approximately $28 to $30. Citigroup also noted that the March 14, 2007 price was not used as the 1-day reference point given the 7.4% increase in share value on the afternoon of March 14th.

Research Analyst Price Targets

Citigroup reviewed the most recent Wall Street research equity analyst per share target prices for InfraSource common stock, which ranged from $24.00 to $31.00, compared to the closing price of InfraSource common stock on March 14, 2007 of $26.00 and the implied consideration value of $29.74.

Comparable Public Companies Analysis

Using publicly available information, Citigroup compared certain financial and operating information and ratios for InfraSource with corresponding financial and operating information and ratios for the following five engineering and construction companies, including InfraSource:

•	Granite Construction Inc.;

•	EMCOR Group;

•	Dycom Industries Inc.;

•	Pike Electric Corp.; and

•	InfraSource Services, Inc.

Although none of the selected companies was directly comparable to InfraSource, the companies included were chosen because they are publicly traded specialty contractors with similar sized businesses and operations that, for purposes of this analysis, may be considered similar to certain businesses and operations of InfraSource. Citigroup determined using its professional judgment that these companies were the most appropriate for purposes of this analysis and Citigroup did not specifically identify any other companies for this purpose. Quanta was excluded from the analysis due to its significantly larger size and market leading position. Using publicly available information and research analyst estimates, Citigroup reviewed for each of these companies:

•	stock price as a multiple of estimated earnings per share for calendar year 2007, which is referred to below as “2007E P/E”; and

•	the enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2007, which is referred to below as “EV / 07E EBITDA”.

Based on this analysis, Citigroup derived the following reference ranges:

InfraSource Comparable Public Companies Analysis Range
Metric	Low	High

2007E P/E	21.0x	27.5x
EV / 2007E EBITDA	9.0x	11.0x

Applying the aforementioned reference range to both the financial forecasts provided by InfraSource management, which are referred to as the “InfraSource Management Case”, and the research consensus earnings per share estimates for 2007, Citigroup estimated the implied share price of InfraSource. The analysis showed the following reference range of share prices:

InfraSource Implied Share Price Range
Metric	Forecast	Low	High

2007E P/E	Management	$19	$25
2007E P/E	Consensus	$18	$24
EV / 2007E EBITDA	Management	$19	$23

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow, or DCF, analysis for InfraSource, valuing InfraSource by estimating the present value of the unlevered, after-tax free cash flows that the business could produce over the fiscal years 2007 to 2011 on a stand-alone basis. Citigroup used financial projections provided by InfraSource management.

The range of terminal values was derived by applying a range of multiples to fiscal year 2011 estimated EBITDA. In order to derive implied equity value per share ranges for InfraSource, Citigroup discounted the free cash flows and terminal values to present value using a range of discount rates (or weighted average cost of capital (or WACC)) and then subtracted net debt. Citigroup used a WACC range of 9.0% to 11.0% and a terminal 2011E EBITDA multiple range of 9.0x to 11.0x. The WACC range was derived based on the asset beta methodology of comparable companies. For the analysis, Citigroup assumed an equity market risk premium range of 4.0%-6.0%. The terminal multiple range of 9.0x to 11.0x was based on the historical and current range of multiples for the companies referenced in the “Comparable Public Companies Analysis;” in this case, Granite Construction, EMCOR, Dycom Industries, Pike Electric and InfraSource.

This analysis indicated an implied equity value per share range of InfraSource common stock from approximately $33 to $43, compared to the closing price of InfraSource common stock on March 14, 2007 of $26.00 and the implied consideration value of $29.74.

Analysis of Quanta

Historical Trading Performance

Citigroup reviewed the historical trading prices for Quanta common stock. This review indicated that during the 52-week period ending March 14, 2007, Quanta common stock closed as low as $14.37 per share and as high as $24.46 per share. These trading prices compared to the closing price of Quanta common stock on March 14, 2007 of $24.32.

Research Analyst Price Targets

Citigroup reviewed the most recent Wall Street research equity analyst per share target prices for Quanta common stock, which ranged from $24.00 to $30.00, compared to the closing price of Quanta common stock on March 14, 2007 of $24.32.

Comparable Public Companies Analysis

Using publicly available information, Citigroup compared certain financial and operating information and ratios for Quanta with corresponding financial and operating information and ratios for the peer group. Unlike the broader set of comparable companies used in the analysis of InfraSource, Citigroup determined that due to Quanta’s unique growth characteristics, operations profile and end markets served, only InfraSource and Quanta should be used in the analysis. InfraSource and Quanta are two public companies of comparable size serving both the high growth electrical transmission and the distribution end markets. As a result of its size, liquidity and focus on higher growth niche end markets, Quanta has consistently traded at a premium to the other specialty contractors. The other specialty contractors (Granite Construction, EMCOR, Dycom Industries and Pike Electric) were excluded from this analysis given either their smaller size and/or different, less attractive end markets served. Thus, the lack of true comparables other than the parties to the transaction resulted in less reliance on the comparable public companies analysis as compared to the other valuation methodologies utilized.

Using publicly available information and research analyst estimates, Citigroup reviewed for these companies:

•	stock price as a multiple of estimated earnings per share for calendar year 2007, which is referred to below as “2007E P/E”; and

•	the enterprise value as a multiple of estimated EBITDA for calendar year 2007, which is referred to below as “EV / 07E EBITDA”.

Based on this analysis, Citigroup derived the following reference ranges:

Quanta Comparable Public Companies Analysis Range
Metric	Low	High

2007E P/E	27.0x	32.0x
EV / 2007E EBITDA	11.0x	13.5x

Applying the aforementioned reference range to both the financial forecasts provided by Quanta management, which are referred to as the “Quanta Management Case”, and the research consensus earnings per share estimates for 2007, Citigroup estimated the implied share price of Quanta. The analysis showed the following reference range of share prices:

Quanta Implied Share Price Range
Metric	Forecast	Low	High

2007E P/E	Management	$19	$22
2007E P/E	Consensus	$21	$24
EV / 2007E EBITDA	Management	$18	$21

Discounted Cash Flow Analysis

Citigroup performed a DCF analysis for Quanta, valuing Quanta by estimating the present value of the unlevered, after-tax free cash flows that the business could produce over the fiscal years 2007 to 2011 on a stand-alone basis. Citigroup used financial projections provided by Quanta management. The DCF analysis did not take into account any anticipated cost savings, revenue enhancements, one-time costs, or other potential effects of the merger.

The range of terminal values was derived by applying a range of multiples to fiscal year 2011 estimated EBITDA. In order to derive implied equity value per share ranges for Quanta, Citigroup discounted the free cash flows and terminal values to present value using a range of discount rates and then subtracted net debt. Citigroup used a WACC range of 9.0% to 11.0% and a terminal 2011E EBITDA multiple range of 11.5x to 13.5x.

The WACC range was derived based on the asset beta methodology of comparable companies in the industry. For this analysis, Citigroup assumed an equity market risk premium range of 4.0%-6.0%. The terminal multiple range of 11.5x to 13.5x was based on the historical and current range of multiples for the companies referenced in the “Comparable Public Companies Analysis;” in this case, InfraSource and Quanta.

This analysis indicated an implied equity value per share range of Quanta common stock from approximately $24 to $30, compared to the closing price of Quanta common stock on March 14, 2007 of $24.32.

Exchange Ratio Analysis

Historical Implied Exchange Ratio Trading Analysis

Citigroup reviewed the per share daily closing trading prices for the InfraSource common stock and the Quanta common stock for the one-year period ending March 14, 2007, and calculated the historical implied exchange ratios by dividing the daily closing prices of InfraSource common stock by those of Quanta common stock. As of March 14, 2007, the current exchange ratio was 1.07x. This historical analysis showed the following:

Historical Exchange Ratios
	Low	Mean	High

Last 30 Trading Days	1.01x	1.07x	1.12x
Last 6 Months	0.95x	1.09x	1.22x
Last 12 Months	0.95x	1.10x	1.32x

This analysis indicated a historical 1-year average exchange ratio of 1.10x, compared to the merger exchange ratio of 1.223x.

Relative Analyst Price Targets

Based upon the implied equity values per share of Quanta common stock and InfraSource common stock that were estimated using the relative analyst price targets, Citigroup calculated a range of implied exchange ratios of a share of InfraSource common stock to a share of Quanta common stock, based upon the research analyst price targets for InfraSource and Quanta.

This analysis yielded the following implied exchange ratios:

Range of Implied Exchange Ratio
	Low to High*	High to Low**

Analyst Price Targets	0.80x	1.29x

*	Calculated by dividing the low estimated price target of InfraSource common stock by the high estimated price target of Quanta common stock.

**	Calculated by dividing the high estimated price target of InfraSource common stock by the low estimated price target of Quanta common stock.

Relative Comparable Public Companies Analysis

Based upon the implied equity values per share of Quanta common stock and InfraSource common stock that were estimated using the comparable public companies analyses described above, Citigroup calculated a range of implied exchange ratios of a share of InfraSource common stock to a share of Quanta common stock, based upon the InfraSource Management Case, the Quanta Management Case and equity research consensus estimates for earnings per share.

This analysis yielded the following implied exchange ratios, compared to the InfraSource exchange ratio:

Range of Implied Exchange Ratio
	Low to High*	High to Low**

07E P/E (Management)	0.87x	1.35x
07E P/E (Consensus)	0.76x	1.18x
07E EV/EBITDA (Management)	0.90x	1.32x

*	Calculated by dividing the low estimated valuation of InfraSource common stock by the high estimated valuation of Quanta common stock.

**	Calculated by dividing the high estimated valuation of InfraSource common stock by the low estimated valuation of Quanta common stock.

Relative DCF Analysis

Based upon the implied equity values per share of Quanta common stock and InfraSource common stock that were estimated using the DCF methodologies described above, Citigroup calculated a range of implied exchange ratios of a share of InfraSource common stock to a share of Quanta common stock, based upon the InfraSource Management Case DCF and the Quanta Management Case DCF. This analysis yielded the following implied exchange ratios:

Range of Implied Exchange Ratio
	Low to High*	High to Low**

Relative DCF Analysis	1.12x	1.80x

*	Calculated by dividing the low estimated valuation of InfraSource common stock by the high estimated valuation of Quanta common stock.

**	Calculated by dividing the high estimated valuation of InfraSource common stock by the low estimated valuation of Quanta common stock.

Relative Contribution Analysis

Citigroup calculated the relative contributions of InfraSource and Quanta to the combined company of EBITDA, earnings before interest and taxes (or EBIT) and net income for calendar years 2006 and 2007, based upon the InfraSource Management Case and the Quanta Management Case before giving effect to any anticipated cost savings, revenue enhancements, one-time costs, or other potential effects of the merger. Citigroup also calculated the relative contribution for net income for calendar year 2007 based on equity research consensus estimates for earnings per share.

This analysis yielded the following implied exchange ratios:

	Range of Implied Exchange Ratio
	Low		High

Contribution Analysis	1.14	x	1.38x

Pro Forma Analysis

Citigroup analyzed the potential pro forma effect of the merger on InfraSource stockholders for the years 2007 and 2008 using the InfraSource Management Case and the Quanta Management Case projections. These projections assumed, among other factors, estimates of retained synergies and intangible asset write-ups estimated by InfraSource management. The pro forma impact was found to be accretive to earnings in 2007 and accretive to earnings in 2008 to Quanta stockholders.

General

Citigroup’s advisory services and opinion were provided for the information of the InfraSource board of directors in its evaluation of the merger and did not constitute a recommendation of the merger to InfraSource or a recommendation to any holder of InfraSource common stock as to how that stockholder should vote or act on any matters relating to the merger.

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the InfraSource board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentations to the InfraSource board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the precedent premiums paid transactions analyses summarized above, Citigroup selected precedent transactions on the basis of various factors, including size and merger consideration of the constituent companies as compared to InfraSource and Quanta; however, no transaction utilized as a comparison in these analyses is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction to which the merger is being compared.

In its analyses, Citigroup made numerous assumptions with respect to InfraSource, Quanta, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of InfraSource and Quanta. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of InfraSource, Quanta, the InfraSource board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the exchange ratio in the merger and were provided to the InfraSource board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the InfraSource board of directors in making its determination to approve the merger agreement and the merger. See “The Merger — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger.”

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. InfraSource selected Citigroup to act as its financial advisor on the basis of Citigroup’s international reputation and Citigroup’s familiarity with InfraSource. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of InfraSource and Quanta for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with InfraSource, Quanta and their respective affiliates, including providing financing and related services to Quanta following the transaction.

InfraSource agreed to pay Citigroup a customary fee in connection with its engagement, a significant portion of which is contingent upon the consummation of the proposed merger. Pursuant to the terms of the engagement letter between InfraSource and Citigroup, InfraSource agreed to pay Citigroup a $2,000,000 opinion fee payable upon the earlier of consummation of the transaction and termination of the transaction. InfraSource also agreed to pay Citigroup a transaction fee upon consummation of the merger equal to 0.70% of the aggregate value of the merger consideration, less any amounts previously paid relating to the opinion fee. In addition, InfraSource has agreed to reimburse Citigroup for its reasonable expenses incurred in connection with its engagement, including reasonable attorneys’ fees and disbursements, and to indemnify Citigroup against specific liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

The exchange ratio was determined by arms-length negotiations between InfraSource and Quanta, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

Interests of the InfraSource Directors and Executive Officers in the Merger

In considering the recommendation of the InfraSource board of directors with respect to the adoption of the merger agreement, InfraSource stockholders should be aware that the merger agreement includes an agreement that three members of the InfraSource board of directors be added to the Quanta board of directors following completion of the merger. At the time the InfraSource board of directors approved the merger agreement, the InfraSource board of directors was aware that David R. Helwig and two independent directors of InfraSource would become members of Quanta’s board of directors. The Quanta board of directors has identified Frederick W. Buckman and J. Michal Conaway as the two independent InfraSource board members to be appointed to the Quanta board of directors in addition to Mr. Helwig following completion of the merger. The other directors of InfraSource will resign effective upon closing of the merger. InfraSource’s non-employee directors are compensated through an annual restricted stock award and an annual cash retainer, including additional cash retainers for serving as lead director, the chair of a committee or on a committee. Quanta’s non-employee directors are compensated through fees for attending meetings and an annual restricted stock award. Since the compensation arrangements for non-employee directors of InfraSource and Quanta are different, the aggregate annual compensation of Messrs. Buckman and Conaway for serving as directors of Quanta may be higher or lower than their InfraSource director compensation. Mr. Helwig does not receive compensation for serving as a director on InfraSource’s board; therefore his annual director compensation for serving as a non-employee director of Quanta will be significantly more.

In addition, the terms of the stock option agreements and some restricted stock award agreements between InfraSource and its non-employee directors provide that the vesting of all unvested stock options and the applicable restricted stock will accelerate upon a change in control transaction. The merger will constitute a change in control transaction. The InfraSource non-employee directors currently hold 88,341 unvested stock options. If the merger had occurred on July 19, 2007, the aggregate value of such accelerated stock options would have been $2,157,058.

Each executive officer of InfraSource, including David R. Helwig, has a management agreement with InfraSource that provides for severance payments and the acceleration of the vesting of existing equity awards if the executive’s employment with InfraSource is terminated not for cause or if the executive has “good reason” (as defined in each executive’s management agreement) to terminate his or her employment within two years following a change in control transaction (the merger will constitute a change in control transaction under each management agreement). If an executive’s employment is terminated during such two-year period and such rights under the management agreement are triggered, the severance payments for each executive officer would be paid in a lump sum and would equal, for Messrs. Helwig, Montgomery, Daily, Coleman, and Ms. Lofton, an amount equal in the aggregate to two times the sum of the executive’s base salary and target bonus for the year in which the termination occurs, for Mr. Walier, an amount equal to two times his base salary, and for Mr. Sauder, an amount equal in the aggregate to the sum of his base salary and target bonus for the year in which the termination occurs. All executive officers receive a prorated bonus for the portion of the year completed prior to termination. Each executive would also continue to receive health insurance benefits for not more than twenty-four months (twelve months for Mr. Sauder) following such termination. In addition, all unvested stock options, restricted stock and any other equity awards held by any of the executives become vested and are exercisable or free of forfeiture restrictions. If the merger had occurred, and any of the executives had been terminated from their InfraSource employment as of July 19, 2007, they would have received the following compensation, consisting of severance, prorated bonus, the value attributable to health insurance benefits and the value attributable to the acceleration of unvested equity awards, under their respective management agreements: Mr. Helwig, $9,352,710; Mr. Montgomery, $4,008,903; Mr. Daily, $3,559,538; Mr. Coleman, $1,927,519; Mr. Walier, $1,812,675, Mr. Sauder, $898,696 and Ms. Lofton, $1,685,346.

InfraSource’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the InfraSource stockholders adopt the merger agreement. See “The Merger — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger.”

Following is a brief biography of each InfraSource director who will become a director of Quanta after completion of the merger:

Frederick W. Buckman became a member of InfraSource’s board of directors in September 2006 and serves as a member of its Compensation Committee and Nominating and Corporate Governance Committee. Mr. Buckman currently is lead director of StanCorp Financial Group, a NYSE-listed company. He recently concluded a term of eight years as Chairman of the Board of Oregon Health and Science University. A founder of Trans-Elect, the nation’s first independent transmission company, he served as its Chairman and Chief Executive Officer from 1999 until April 2005. Former leadership positions included President and Chief Executive Officer of Pacific Corp. from 1994 to 1998 and executive positions with Consumers Power Company, the utility subsidiary of CMS Energy.

J. Michal Conaway became a member of InfraSource’s board of directors in February 2006, has served as its Lead Independent Director since October 2006, serves as the Chairman of the Audit Committee of InfraSource’s board and serves on the Nominating and Corporate Governance Committee of InfraSource’s board. Since 2000, Mr. Conaway has provided private consulting services. In 2002, he founded Peregrine Group LLC, an executive consulting firm. Prior to 2000, he held many management, executive and director positions in the industry, including chief financial officer of Fluor Corporation and fifteen years as chief financial officer and principal financial officer of several major SEC registrant companies.

David R. Helwig has been the Chief Executive Officer of InfraSource since September 2003 (following the acquisition of the InfraSource business from Exelon Enterprises, LLC), became a member of the InfraSource board of directors in October 2003 and became Chairman in October 2006. Prior to joining InfraSource, Mr. Helwig served as President and as Chief Operating Officer of InfraSource Incorporated, the predecessor company to InfraSource, from April 2002 to September 2003 when it was owned by Exelon Enterprises, LLC and as Executive Vice President of Commonwealth Edison from October 2000 through April 2002. Prior to his role as Executive Vice President of Commonwealth Edison, Mr. Helwig was the Senior Vice President of Exelon Corporation and Commonwealth Edison Nuclear Generation Groups from January 1998 through October 2000.

Regulatory Approvals

Antitrust Approvals

The merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act, the merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated.

On May 7, 2007, the FTC notified Quanta and InfraSource that the FTC was granting early termination of the statutory waiting period under the HSR Act.

There can be no assurance that the merger will not be challenged on antitrust or competition grounds or, if a challenge is made, what the outcome would be. The Antitrust Division, the FTC, any U.S. state and other applicable regulatory bodies may challenge the merger on antitrust or competition grounds at any time, including after the expiration or termination of the waiting period under the HSR Act or other applicable process, as they may deem necessary or desirable or in the public interest. Accordingly, at any time before or after the completion of the merger, any such party could take action under the antitrust laws, including, without limitation, by seeking to enjoin the effective time of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Other Regulatory Procedures

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including those relating to the offer and sale of securities. Quanta and InfraSource are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

Three InfraSource subsidiaries, Sunesys, LLC, Sunesys of Virginia, Inc. and M.J. Electric, LLC, are regulated by various state utility commissions and/or the FCC, and will need to provide notices to, or acquire consents from, such state utility commissions and/or the FCC prior to the completion of the merger, which will constitute a change in control of InfraSource. Notices or requests for consents must be filed with the FCC and utility commissions in twelve states and the District of Columbia. As of June 29, 2007, InfraSource had received all of the consents and approvals from the applicable state public utility commissions and the FCC necessary for the completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Quanta and InfraSource have each agreed to use commercially reasonable efforts to complete the merger, including to gain clearance from antitrust authorities and obtain other required approvals. See “The Merger Agreement — Covenants.”

Although Quanta and InfraSource do not expect regulatory authorities to raise any significant objections to the merger, Quanta and InfraSource cannot be certain that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Quanta after the effective time of the merger. Quanta and InfraSource have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following describes the material U.S. federal income tax consequences of the merger to InfraSource stockholders if they hold shares of InfraSource common stock as a capital asset (generally property held for investment) and are:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

This discussion is not intended to be a complete analysis and does not address all potential tax consequences that may be relevant to any particular InfraSource stockholder. Moreover, this discussion does not apply to InfraSource stockholders if they are subject to special treatment under the Internal Revenue Code including, without limitation, because they are:

•	a foreign person or entity;

•	a tax-exempt organization, financial institution, mutual fund, dealer or broker in securities or insurance company;

•	a dealer or trader who marks its securities to market for U.S. federal income tax purposes;

•	a person who holds shares of InfraSource common stock as part of an integrated investment such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

•	a person who holds shares of InfraSource common stock in an individual retirement or other tax-deferred account;

•	a person whose functional currency is not the U.S. dollar;

•	an individual who received shares of InfraSource common stock, or who acquires shares of Quanta common stock, pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

•	a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership for U.S. federal income tax purposes) and persons who hold an interest in such entities; or

•	a person subject to the alternative minimum tax.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, exchanges its shares of InfraSource common stock in the merger, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. Partners in a partnership that intends to exchange its shares of InfraSource common stock in the merger should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This discussion also does not address the tax consequences of the merger under foreign, state, local or other tax laws. The following discussion is based on existing U.S. federal income tax law, including the provisions of the Internal Revenue Code, the Treasury Regulations thereunder, the Internal Revenue Service, referred to as the IRS, rulings, judicial decisions and other administrative pronouncements, all as in effect on the date of this joint proxy statement/prospectus. Neither Quanta nor InfraSource can provide any assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth below. Any future change in the U.S. federal income tax law or interpretation thereof could apply retroactively and could affect the accuracy of the following discussion. In addition, neither Quanta nor InfraSource can assure InfraSource stockholders that the IRS will agree with the conclusions expressed herein.

InfraSource stockholders are strongly urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, including the income tax consequences arising from their own facts and circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences, arising out of the merger and the ownership and disposition of shares of Quanta common stock.

General

The obligation of InfraSource to consummate the merger is conditioned upon the receipt of a tax opinion, reasonably satisfactory in form and in substance, dated the effective time of the merger, from Ballard Spahr Andrews & Ingersoll, LLP, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” qualifying under the provisions of section 368(a) of the Internal Revenue Code and that Quanta, InfraSource and Merger Sub (if applicable) each will be a “party to the reorganization” within the meaning of the Internal Revenue Code.

The tax opinion described above will be based on certain facts, representations, covenants and assumptions, including representations of Quanta and InfraSource, and assumes that the parties will comply with certain reporting obligations under the Internal Revenue Code. This discussion and the tax opinion are not binding on the IRS or any court and do not preclude the IRS or a court from reaching a contrary conclusion.

If the merger is consummated as described in the merger agreement and this joint proxy statement/prospectus such that the merger is treated as a reorganization under section 368(a) of the Internal Revenue Code, it is the opinion of Ballard Spahr Andrews & Ingersoll, LLP and Akin Gump Strauss Hauer & Feld LLP that the following tax consequences will result:

•	Upon the deemed exchange pursuant to the conversion of the shares of InfraSource common stock into shares of Quanta common stock in the merger, InfraSource stockholders will not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of Quanta common stock, as discussed below).

•	The aggregate tax basis of any shares of Quanta common stock InfraSource stockholders receive in exchange for their shares of InfraSource common stock in the merger (before reduction for the basis in any fractional share of Quanta common stock for which they receive cash) will be the same as the aggregate tax basis of their shares of InfraSource common stock.

•	The holding period of any shares of Quanta common stock InfraSource stockholders receive in the merger generally will include the holding period of the shares of InfraSource common stock they exchanged for such shares of Quanta common stock.

•	If InfraSource stockholders have differing bases or holding periods in respect of their shares of InfraSource common stock, they should consult their tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Quanta common stock received in the merger.

•	Because Quanta will not issue any fractional shares of Quanta common stock in the merger, if InfraSource stockholders exchange shares of InfraSource common stock in the merger and would otherwise have received a fraction of a share of Quanta common stock, they will receive cash for that fractional share. Any cash they receive in lieu of a fractional share of Quanta common stock generally would be treated as received in an exchange of that fractional interest for cash. The amount of any capital gain or loss attributable to such exchange will be equal to the amount of cash received with respect to the fractional interest less the portion of the tax basis of the shares of InfraSource common stock surrendered that is allocated to the fractional interest. InfraSource stockholders are urged to consult their tax advisors regarding the tax treatment of any cash received in the merger in lieu of fractional shares of Quanta common stock.

•	If InfraSource stockholders are individuals, any gain they recognize upon the receipt of cash in lieu of a fractional share of Quanta common stock generally will be subject to U.S. federal income tax at a maximum 15% rate if their holding period in the shares of InfraSource common stock is more than one year on the date of completion of the merger. The deductibility of any recognized capital losses is subject to limitations.

If the IRS were to challenge successfully the qualification of the merger as a reorganization, InfraSource stockholders would generally be required to recognize gain or loss equal to the difference between their adjusted tax basis in the shares of InfraSource common stock they surrender in the merger and an amount equal to any cash received plus the fair market value, as of the effective time of the merger, of any shares of Quanta common stock received or to be received in the merger. Generally, in such event, each InfraSource stockholder’s tax basis in the shares of Quanta common stock received in the merger would equal their fair market value as of the date of the merger, and such InfraSource stockholder’s holding period for the shares of Quanta common stock would begin on the day after the merger.

U.S. Information Reporting and Backup Withholding

Under U.S. federal income tax laws, Quanta or the exchange agent will generally be required to report to a InfraSource stockholder and to the IRS any cash payments made to such InfraSource stockholder in lieu of the issuance of fractional shares of Quanta common stock in the merger. Additionally, InfraSource stockholders may be subject to a backup withholding tax at the rate of 28% with respect to any cash received in the merger in lieu of fractional shares of Quanta common stock, unless they (1) are a corporation or come within certain other exempt categories or (2) provide a correct taxpayer identification number and, in each case, otherwise comply with applicable requirements of the backup withholding rules. To prevent backup withholding on payments made to InfraSource stockholders pursuant to the merger, InfraSource stockholders must provide the exchange agent with their correct taxpayer identification number by completing an IRS Form W-9 or a substitute Form W-9. If InfraSource stockholders do not provide their correct taxpayer identification number, they may be subject to penalties imposed by the IRS in addition to backup withholding. Any amounts withheld under these rules may be credited against a InfraSource stockholder’s U.S. federal income tax liability if such stockholder files proper documentation with the IRS. InfraSource stockholders are urged to consult their tax advisors regarding the tax treatment of any cash received in the merger in lieu of fractional shares of Quanta common stock.

Tax Return Reporting

If any InfraSource stockholders that are considered “significant holders” receive shares of Quanta common stock in the merger, they each will be required (i) to file a statement with their U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the shares of InfraSource common stock that they surrendered and the fair market value of the shares of Quanta common stock received in the merger and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” for these purposes is any InfraSource stockholder who, immediately before the merger, owned at least 5% (by vote or value) of the total outstanding shares of InfraSource common stock.

The foregoing discussion is not intended to be legal or tax advice to any particular InfraSource stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular InfraSource stockholder will depend on that stockholder’s particular situation. InfraSource stockholders should consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

Accounting Treatment

Quanta intends to account for the merger under the purchase method for business combinations with Quanta being deemed to have acquired InfraSource. This means that the assets and liabilities of InfraSource will be recorded, as of the completion of the merger, at their fair values and added to those of Quanta and that any amount in excess thereof will be goodwill. The reported financial condition and results of operations of Quanta after completion of the merger will reflect InfraSource’s assets and liabilities and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of InfraSource. Following the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for the acquired assets.

Listing of Quanta Common Stock

Quanta will use commercially reasonable efforts to cause the shares of Quanta common stock to be issued in connection with the merger to be approved for listing on the NYSE upon the completion of the merger. Approval of the listing on the NYSE of the shares of Quanta common stock to be issued pursuant to the merger is a condition to each party’s obligation to complete the merger.

Delisting and Deregistration of InfraSource Common Stock

If the merger is completed, InfraSource common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Restrictions on Sales of Shares of Quanta Common Stock Received in the Merger

The issuance of the shares of Quanta common stock in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Quanta common stock issued to any person who is deemed to be an “affiliate” of InfraSource under the Securities Act at the time of the InfraSource special meeting. Persons who may be deemed to be “affiliates” of InfraSource prior to the merger include individuals or entities that control, are controlled by, or are under common control with, InfraSource prior to the merger, and may include officers and directors of InfraSource prior to the merger. Affiliates of InfraSource prior to the merger may not sell any of the shares of Quanta common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

InfraSource has agreed to use commercially reasonable efforts to cause each person identified as an affiliate of InfraSource to deliver prior to the InfraSource special meeting, a letter agreement dated as of the effective time of the merger providing, among other things, that such person agrees not to transfer any shares of Quanta common stock received in the merger in violation of the Securities Act. Persons identified as affiliates will be unable to exchange their InfraSource common stock for the merger consideration until they execute such letter agreement.

Entry into a Written Plan for Trading of Securities by David R. Helwig

On June 8, 2007, David R. Helwig entered into a stock trading plan, referred to as the Plan, with Lehman Brothers Inc. intended to comply with Rule 10b5-1 of the Exchange Act. Under the terms of the Plan, Mr. Helwig will sell up to 164,073 shares of InfraSource common stock, which, upon completion of merger, will convert into approximately 200,661 shares of Quanta common stock. Pursuant to the terms of the Plan, the first trade date under the Plan shall be no earlier than two weeks after the consummation of the merger. The shares covered by the Plan include shares held directly by Mr. Helwig and shares held by DRHCLH Partnership, L.P., of which Mr. Helwig is the sole general partner. Shares will be sold under the Plan at or above specified market prices during specified time periods. The Plan, unless earlier terminated in accordance with its terms, will generally remain effective until the first anniversary of the first trade made pursuant to the Plan. Transactions under the Plan will be disclosed publicly through appropriate filings with the SEC.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Quanta stockholders and InfraSource stockholders are encouraged to carefully read the merger agreement in its entirety.

The representations and warranties described below and included in the merger agreement were made by each of Quanta and InfraSource to the other. These representations and warranties were made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Quanta and InfraSource, rather than to establish matters as facts. The merger agreement is described below in this joint proxy statement/prospectus and attached as Annex A hereto. Quanta stockholders and InfraSource stockholders should also read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus for additional information regarding Quanta and InfraSource and their respective businesses. See “Where You Can Find More Information; Incorporation by Reference.”

Structure of the Merger

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Quanta, will merge with and into InfraSource, with InfraSource surviving the merger as a wholly owned subsidiary of Quanta, which is referred to as the merger.

Effective Time of the Merger

The closing of the merger and the other transactions contemplated by the merger agreement will occur no later than the third business day after all of the conditions to the completion of the merger contained in the merger agreement have been satisfied or waived, or at such other time as Quanta and InfraSource may agree. At the closing, the appropriate parties will file a certificate of merger with the Secretary of State of the State of Delaware relating to the merger. The merger will become effective upon the filing of the certificate of merger or at such later time as Quanta and InfraSource agree in writing and specify in the certificate of merger.

Merger Consideration

The merger agreement provides that at the effective time of the merger each share of InfraSource common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.223 shares of Quanta common stock.

Based on the number of shares of InfraSource common stock outstanding on July 19, 2007, Quanta would issue approximately 50.2 million shares of Quanta common stock pursuant to the merger. Those amounts will be adjusted upwards depending on the actual number of shares of InfraSource common stock outstanding at the effective time of the merger, which will increase if InfraSource issues any shares in accordance with the terms of the merger agreement, such as through the exercise of InfraSource stock options. Based on the outstanding shares of InfraSource common stock on July 19, 2007 and the maximum number of additional shares of InfraSource common stock that may be issued in accordance with the merger agreement pursuant to the exercise of outstanding InfraSource stock options that are vested or will vest as a result of the consummation of the merger, the aggregate number of shares of Quanta common stock that Quanta would issue pursuant to the merger is approximately 50.6 million.

Appraisal Rights

Holders of InfraSource’s common stock, Quanta’s common stock, and Quanta’s limited vote common stock are not entitled to dissenters’ rights of appraisal under Delaware law in connection with the merger.

Conversion of Shares; Exchange of Certificates

The conversion of shares of InfraSource common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, BNY Mellon Shareowner Services, as exchange agent, will exchange certificates formerly representing shares of InfraSource common stock for merger consideration to be received in the merger pursuant to the merger agreement.

Exchange Procedures

Prior to the effective time of the merger, Quanta will make available to BNY Mellon Shareowner Services (the exchange agent in connection with the merger) the number of shares of Quanta common stock to be issued as merger consideration, including shares of Quanta common stock that will be sold by the exchange agent to provide cash in lieu of fractional shares (as further described below).

Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who was an InfraSource stockholder at the effective time of the merger who has not previously and properly surrendered certificates representing shares of InfraSource common stock to the exchange agent. This mailing will contain instructions on how to surrender certificates formerly representing shares of InfraSource common stock (if these certificates have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If certificates formerly representing shares of InfraSource common stock are presented for transfer after the effective time of the merger, they will be exchanged for the merger consideration into which the shares of InfraSource common stock formerly represented by that certificate shall have been converted.

Distributions with Respect to Unexchanged InfraSource Common Stock

After the effective time of the merger, holders of shares of InfraSource common stock will be entitled to dividends and other distributions payable with a record date after the effective time of the merger with respect to the number of shares of Quanta common stock to which they are entitled upon exchange of their shares of InfraSource common stock, without interest, but they will not be paid any dividends or other distributions on such shares of Quanta common stock until they surrender their shares of InfraSource common stock to the exchange agent in accordance with the exchange agent’s instructions. After the effective time of the merger, there will be no transfers on the stock transfer books of InfraSource of any shares of InfraSource common stock.

Fractional Shares

Fractional shares of Quanta common stock will not be delivered pursuant to the merger. Instead, each holder of shares of InfraSource common stock who would otherwise be entitled to receive a fractional share of Quanta common stock pursuant to the merger will be entitled to receive a cash payment (without interest), in lieu thereof, in an amount calculated by the exchange agent that will represent such holder’s proportionate interest in the net proceeds from the sale by the exchange agent on behalf of such holder of the aggregate fractional shares of Quanta common stock that such holder otherwise would be entitled to receive. Any sale will be made by the exchange agent within 5 business days after the date upon which the InfraSource shares of common stock that would otherwise result in the issuance of such fractional shares of Quanta common stock have been received by the exchange agent.

Termination of Exchange Fund

Any portion of the merger consideration, payable pursuant to the merger agreement, made available to the exchange agent that remains unclaimed by holders of shares of InfraSource common stock for one year after the effective time of the merger will be returned to Quanta upon demand. Thereafter, a holder of InfraSource common stock must look only to Quanta for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by holders of shares of InfraSource common stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental authority will become the property of Quanta free and clear of any liens.

Lost Stock Certificates

If a certificate formerly representing shares of InfraSource common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding

Each of Quanta and the exchange agent will be entitled to deduct and withhold from the merger consideration payable to any InfraSource stockholder the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the InfraSource stockholders from whom they were withheld.

Adjustments to Prevent Dilution

The per share stock consideration will be equitably adjusted to provide holders of shares of InfraSource common stock the same economic effect contemplated by the merger agreement if at any time between the signing and closing of the merger, there is any change in the outstanding shares of capital stock of InfraSource or Quanta, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend with a record date during such period.

Dividends and Distributions

Until InfraSource stockholders surrender their InfraSource stock certificates for exchange, any dividends or other distributions declared after the effective time of the merger with respect to shares of Quanta common stock into which any of their shares of InfraSource common stock may have been converted will accrue, but will not be paid. When InfraSource stockholders surrender their certificates, Quanta will pay any unpaid dividends or other distributions, without interest.

Treatment of Outstanding Stock Options

As of the effective time of the merger, each option to purchase shares of InfraSource common stock granted under the InfraSource stock plans will be converted into an option to purchase, on the same terms and conditions as applied to each such option immediately prior to the effective time of the merger, the number of whole shares of Quanta common stock that is equal to the number of shares of InfraSource common stock subject to such option immediately prior to the effective time of the merger multiplied by 1.223, at an exercise price per share of Quanta common stock equal to the exercise price for each such share of InfraSource common stock subject to such option immediately prior to the effective time divided by 1.223.

Treatment of Outstanding Restricted Stock

Each share of InfraSource common stock that is subject to transfer and/or forfeiture restrictions under the InfraSource stock plans immediately prior to the effective time of the merger will, upon its conversion into the merger consideration, continue to be subject to the same transfer and/or forfeiture restrictions. Upon the lapsing of those restrictions, the holders of such shares will be entitled to elect to have Quanta withhold shares in an amount equal to applicable tax withholding.

Treatment of InfraSource Employee Stock Purchase Plan

InfraSource took action to terminate all purchases of stock under InfraSource’s 2004 Employee Stock Purchase Plan effective as of the last “trading day” of the then-current “offering period” that expired in May 2007 (as each such term is defined in the InfraSource 2004 Employee Stock Purchase Plan) that was in effect on the date of the merger agreement. InfraSource will terminate the InfraSource 2004 Employee Stock Purchase Plan in its entirety immediately prior to the closing date.

Assumptions of Rights and Obligations under InfraSource’s Stock Plans

As of the effective time of the merger, Quanta will assume the obligations and succeed to the rights of InfraSource under InfraSource’s stock plans. InfraSource options and InfraSource restricted shares will not vest as a result of the merger (except for options to purchase 88,341 shares and 30,210 shares of restricted stock). Prior to the effective time of the merger, each of the InfraSource stock plans will be amended, if and to the extent necessary, to reflect the transactions contemplated by the merger agreement, including the conversion of the InfraSource options and InfraSource restricted shares, and Quanta will be substituted for InfraSource in such stock plans to the extent appropriate to effectuate the assumption of such InfraSource stock plans by Quanta.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of InfraSource, on the one hand, and Quanta and Merger Sub, on the other hand, has made representations and warranties to the other in the merger agreement with respect to some or all of the following subject matters:

•	corporate existence, good standing and qualification to conduct business;

•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

•	governmental, third party and regulatory approvals or consents required to complete the merger;

•	filings and reports with the SEC and financial information;

•	absence of undisclosed liabilities;

•	accuracy of the information supplied for inclusion in this joint proxy statement/prospectus;

•	litigation and compliance with laws;

•	absence of certain changes or events;

•	tax matters;

•	employee benefit plans and ERISA;

•	environmental matters;

•	insurance;

•	labor matters and employees;

•	material contracts;

•	intellectual property;

•	disclosure controls and procedures and internal control over financial reporting;

•	reorganization;

•	recommendations of merger by boards of directors and opinions of financial advisors;

•	fees payable to brokers in connection with the merger; and

•	required vote by stockholders.

InfraSource has made additional representations and warranties to Quanta in the merger agreement with respect to the following subject matters:

•	title to property and equipment; and

•	no anti-takeover law or provision in InfraSource’s certificate of incorporation or bylaws will be applicable to the merger agreement.

Quanta has made additional representations and warranties to InfraSource in the merger agreement with respect to the following matters:

•	the merger will not result in the grant of any rights to any person under the Rights Agreement; and

•	that Quanta has no ownership of InfraSource common stock.

Certain representations and warranties of Quanta and InfraSource are qualified as to materiality or as to “material adverse effect,” which when used with respect to Quanta and InfraSource means, as the case may be, a materially adverse effect on the financial condition, business, assets, properties or results of operations of such party and its subsidiaries, taken as a whole, no matter how caused or how arising, except that no materially adverse effect may be caused solely by or arise solely from one or more of:

•	changes to economic, political or business conditions affecting the economy or financial markets generally, unless any such changes or occurrence materially and disproportionately affect such party, taken as a whole;

•	the occurrence of natural disasters of any type, unless any such changes or occurrence materially and disproportionately affect such party, taken as a whole;

•	the occurrence of war, acts of war, terrorism or similar hostilities, unless any such changes or occurrence materially and disproportionately affect such party, taken as a whole; or

•	changes in laws of general applicability or interpretations thereof by courts or governmental entities, unless any such changes or occurrence materially and disproportionately affect such party, taken as a whole.

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	adoption by InfraSource stockholders of the merger agreement;

•	approval by Quanta stockholders of the issuance of Quanta common stock pursuant to the merger;

•	absence of any statute, rule, order, decree or regulation, and of any action taken by any court or other governmental entity which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger;

•	the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated;

•	effectiveness of the S-4 registration statement, of which this joint proxy statement/prospectus constitutes a part, and absence of any stop order or proceedings for such purpose pending before or threatened by the SEC; and

•	shares of Quanta common stock issuable to the stockholders of InfraSource pursuant to the merger will have been approved for listing on the NYSE, subject to official notice of issuance.

Additional Conditions to InfraSource’s Obligations

The obligation of InfraSource to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Quanta’s and Merger Sub’s representations and warranties set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) will be true and correct at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Quanta;

•	the performance in all material respects by Quanta and Merger Sub of their respective obligations contained in the merger agreement, except to the extent that such covenants are qualified by terms such as “material” or “material adverse effect,” in which case Quanta and Merger Sub will have performed and complied with all of such covenants in all respects through the closing; and

•	the receipt by InfraSource of an opinion of its counsel, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code and that InfraSource and Quanta will each be a “party to the reorganization” within the meaning of Section 368 of the Internal Revenue Code.

Additional Conditions to Quanta’s and Merger Sub’s Obligations

The obligations of Quanta and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	InfraSource’s representations and warranties set forth in the merger agreement will be true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect” set forth therein) at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect”) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on InfraSource;

•	the performance in all material respects by InfraSource of its obligations contained in the merger agreement, except to the extent that such covenants are qualified by terms such as “material” or “material adverse effect,” in which case InfraSource will have performed and complied with all of such covenants in all respects through the closing;

•	the receipt by Quanta of customary evidence satisfactory to Quanta that (i) the InfraSource credit agreement (including, without limitation, all commitments set forth therein), the note(s) and each of the other loan documents have been duly cancelled or repaid in full, and InfraSource will have satisfied and be discharged from any and all obligations and liabilities under the InfraSource credit agreement and all documents and agreements delivered pursuant to the InfraSource credit agreement and the credit agreement and all documents and agreements delivered thereunder, as applicable, will be terminated, (ii) all liens and security interests upon any property of InfraSource, the InfraSource subsidiaries or any of its or their affiliates granted in favor of the administrative agent under the InfraSource credit agreement will have been released and terminated without the requirement of any further action by or on behalf of any natural or corporate person, and (iii) Quanta is in receipt of an acknowledgment of the repayment and termination of the credit agreement in form and substance acceptable to Quanta.

Conduct of Business Pending the Merger

Conduct of InfraSource’s Operations

InfraSource has agreed that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger:

•	conduct the business of InfraSource and its subsidiaries only in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve intact its business organization and relationships with third parties and to keep the services of its present officers and employees.

During the period from the date of the merger agreement until the effective time of the merger, except with the prior written consent of Quanta, which consent will not be unreasonably withheld, delayed or conditioned or as required by the merger agreement until the effective time of the merger, InfraSource will not, and, if applicable, will not permit any of its subsidiaries to:

•	amend its certificate of incorporation or bylaws or similar organizational documents;

•	except for repurchases of capital stock pursuant to outstanding restricted stock agreements, declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of InfraSource or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or securities of or other ownership interests in InfraSource;

•	merge or consolidate with any other person or acquire assets of any other person for consideration in excess of $5,000,000, individually, and $50,000,000 in the aggregate or enter a new line of business or commence business operations in any country in which InfraSource is not operating as of the date of the merger agreement or make any offer to do any of the foregoing other than those transactions previously disclosed to Quanta, provided that for any permitted transaction under such covenant, InfraSource will provide Quanta a reasonable period prior to execution to review the documentation associated with such transaction, which documentation will contain terms and conditions substantially consistent with the description of the transaction previously disclosed to Quanta;

•	sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than to Quanta and its direct and indirect wholly owned subsidiaries), other than dispositions of (A) equipment and (B) real property less than $5,000,000, in each case in the ordinary course of business consistent with past practice;

•	make any change to any material method of tax accounting, make or change any material tax election, authorize any indemnities for a material amount of taxes, extend any period for assessment of any material amount of taxes, file any request for ruling or determination in respect of any material amount of taxes, amend any federal income tax return (including by way of a claim for refund), amend any return other than a federal income tax return if such amended return would result in an overpayment or underpayment of a material amount of taxes or if a material number of such returns would be amended, or settle or compromise any material amount of taxes;

•	except as previously disclosed to Quanta or pursuant to existing obligations or issuances of shares of InfraSource common stock upon the exercise of vested InfraSource options, issue any securities or enter into any amendment of any term of any outstanding security of InfraSource or of any of the InfraSource subsidiaries;

•	except settlements (A) in the ordinary course of business not exceeding a $5,000,000 payment by InfraSource or InfraSource subsidiary with an unconditional release of InfraSource, the InfraSource subsidiaries and its or their affiliates, as applicable, from any liabilities or, (B) in the case of non-monetary settlements, which would not be reasonably likely to have an adverse impact in any material respect on the operations of InfraSource and the InfraSource subsidiaries and, following the effective time of the merger, Quanta and the Quanta subsidiaries, to enter into any settlement or consent with respect to any pending litigation or other proceeding;

•	incur any indebtedness for borrowed money, except indebtedness incurred and letters of credit issued under the InfraSource credit agreement or in the ordinary course of business in accordance with the InfraSource credit agreement (InfraSource will notify Quanta of the issuance of any letter of credit in the amount of $2,000,000 or more prior to the issuance thereof and in such notification, InfraSource will not be required to disclose competitive data to Quanta);

•	change any method of accounting or accounting practice by InfraSource or any of the InfraSource subsidiaries except for any such change required by GAAP;

•	take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a plant closing or mass layoff;

•	make or commit to make capital expenditures in excess of 120% of the aggregate consolidated budgeted amount set forth in InfraSource’s fiscal 2007 capital expenditure plan as previously disclosed to Quanta;

•	enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, or securities, interest rates or currencies, other than in the ordinary course of business consistent with past practices;

•	except as required under the terms of any InfraSource benefit plan or by law, adopt, amend, modify or assume any InfraSource benefit plan (or any plan that would be a InfraSource benefit plan if so adopted) other than (A) amendments made for purposes of complying with Section 409A of the Internal Revenue Code which do not increase InfraSource’s costs under the amended InfraSource benefit plan or (B) establishing a 2007 annual incentive plan with terms and individual targets that are substantially the same as the 2006 annual incentive plan (except to the extent of resetting of InfraSource performance targets from 2006 to 2007 consistent with the methodology of setting 2006 InfraSource performance targets or as previously disclosed to Quanta) with payments thereunder not to be due until after the completion of fiscal 2007 in accordance with past practice;

•	approve any annual increase in compensation for any employee or officer of InfraSource or the InfraSource subsidiaries (provided that InfraSource will not be prevented or restricted from awarding and/or paying any bonus under the InfraSource’s 2006 annual incentive compensation plan to any employee or officer of InfraSource or the InfraSource subsidiaries in accordance with the terms of such plan and the bonus information furnished to Quanta on or prior to the date of the merger agreement except as required under the terms of any InfraSource employee agreement or, consistent with past practice as previously disclosed to Quanta;

•	except as required by law or as previously disclosed to Quanta, (A) enter into, modify or amend any InfraSource employee agreement with any current or former officer or employee other than amendments to InfraSource employee agreements made for purposes of complying with Section 409A of the Code which do not increase InfraSource’s costs under the amended InfraSource employee agreement or (B) except in the ordinary course of business, modify any labor agreement;

•	except as required by law or as previously disclosed to Quanta, (A) enter into, modify or amend any existing indemnification agreements between InfraSource or any InfraSource subsidiary and the directors and officers of InfraSource or any InfraSource subsidiary or (B) amend, modify or change any terms of the current InfraSource’s and InfraSource subsidiaries’ directors’ and officers’ liability insurance policies such that those amendments, modifications or changes would cause an increase in the annual premiums payable thereunder;

•	except as required by law, permit the committee administering the Blair Park Services, Inc. Long Term Incentive Plan referred to as the BP LTIP, to, (A) add additional participants in the BP LTIP after the date of the merger agreement, (B) waive or modify any performance targets under the BP LTIP, (C) accelerate the vesting or payment of any awards granted thereunder, whether in connection with the merger or otherwise, (D) change the identity of the committee or person(s) administering the BP LTIP or (E) otherwise amend or modify the terms of the BP LTIP;

•	other than in connection with any transaction permitted under the merger agreement, organize or acquire any person that could become a subsidiary;

•	enter into any new contract except for a contract that is entered into in the ordinary course of business consistent with past practice and that does not constitute a material contract; provided that such contract will not have a material adverse effect on the ability of InfraSource or any of the InfraSource subsidiaries or affiliates to conduct its business, and provided further that in obtaining the consent of Quanta with respect to any such contract, InfraSource will not be required to disclose competitive data to Quanta;

•	deem uncollectible or reserve for any accounts or notes receivable, except in the ordinary course of business consistent with past practice;

•	except as previously disclosed to Quanta, terminate any material contract to which it is a party or waive or assign any of its rights or claims under any material contract in a manner that is materially adverse to InfraSource or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any material contract;

•	except as required or permitted by the InfraSource credit agreement, place a material encumbrance on any material asset;

•	take any action which would reasonably be expected to result in (A) any inaccuracy of a representation or warranty which would allow for a termination of the merger agreement, or (B) cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied;

•	dissolve or liquidate or adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

•	agree or commit to do any of the foregoing.

Conduct of Quanta’s Operations

Quanta has agreed that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger:

•	conduct the business of Quanta and its subsidiaries only in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees.

During the period from the date of the merger agreement until the effective time of the merger, except with the prior written consent of InfraSource, which consent will not be unreasonably withheld, delayed or conditioned or as required by the merger agreement until the effective time of the merger, Quanta will not, and, if applicable, will not permit any of its subsidiaries to:

•	adopt or propose any change to its certificate of incorporation or bylaws or those of Merger Sub which would reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by the merger agreement;

•	declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Quanta;

•	merge or consolidate with any other person or acquire assets of any other person if such transaction would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	change any method of accounting or accounting practice by Quanta or any of the Quanta subsidiaries except for any such change required by GAAP;

•	take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a plant closing or mass layoff that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Quanta;

•	except as required under the terms of any Quanta benefit plan or by law, adopt, amend or assume any Quanta benefit plan (or any plan that would be a Quanta benefit plan if so adopted) if such adoption, amendment or assumption, as applicable, either individually or together with all other such adoptions, amendments or assumptions, would adversely and disproportionately affect all employees of InfraSource and the InfraSource subsidiaries taken as a whole, other than amendments made for purposes of complying with Section 409A of the Internal Revenue Code;

•	terminate any material contract that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Quanta, waive or assign any of its rights or claims under any material contract in a manner that is materially adverse to Quanta or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any material contract that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Quanta;

•	take any action which would or could reasonably be expected to result in (A) any inaccuracy of a representation or warranty herein which would allow for a termination of the merger agreement, or (B) cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied;

•	dissolve or liquidate or adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

•	other than Merger Sub, agree or commit to do any of the foregoing, except that Quanta subsidiaries (including Merger Sub) will be permitted to dissolve or liquidate or adopt a plan of complete or partial liquidation, dissolution, or reorganization.

Covenants

Access

Subject to certain conditions, during the period from and after the date hereof until the earlier of the effective time of the merger or the termination of the merger agreement, and subject to applicable law and the confidentiality agreements that were entered into in connection with the merger agreement, InfraSource and Quanta will (i) give to the other, its officers, employees, counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and upon reasonable notice to its offices, properties, books and records and those of its subsidiaries, (ii) furnish to the other, its officers, employees, counsel, financial advisors, auditors and other authorized representatives to the extent reasonably available such financial and operating data and other information as such persons may reasonably request (including, to the extent reasonably practicable, furnishing to the other its financial results in advance of filing any related SEC filings containing such financial results), and (iii) instruct its officers, employees, counsel, financial advisors, auditors and other authorized representatives and those of its subsidiaries to cooperate in all reasonable respects with the other’s investigation of it and its subsidiaries; provided that information provided to the other and its representatives will be subject to the confidentiality agreements. No information or knowledge obtained by a party in any investigation pursuant to the merger agreement will affect or be deemed to modify any representation or warranty made by the other party.

Commercially Reasonable Efforts

Subject to the terms and conditions of the merger agreement, InfraSource and Quanta will use (and will cause their respective subsidiaries to use) their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement or laws to consummate and make effective as soon as reasonably practicable, the merger and the other transactions contemplated by the merger agreement, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of InfraSource and the InfraSource subsidiaries.

HSR Act

InfraSource and Quanta have filed with the Antitrust Division and the FTC the notification required to be filed with respect to the transactions provided in the merger agreement under the HSR Act (and requested early termination of the waiting period). Each of InfraSource and Quanta will, in connection therewith, cooperate as necessary to promptly amend such filings or supply additional information and documentary material as may be requested pursuant to the HSR Act. On May 7, 2007, the FTC notified Quanta and InfraSource that the FTC was granting early termination of the statutory waiting period under the HSR Act.

Each of InfraSource and Quanta, through outside counsel, will (A) promptly notify the other of any written communication to that party from any governmental authority concerning the merger agreement or the transactions contemplated thereby and, if practicable, permit such other party’s counsel to review in advance any proposed written communication to any such governmental authority concerning the merger agreement or the transactions contemplated thereby and incorporate such other party’s reasonable comments and (B) not agree to participate in any substantive meeting or discussion with any such governmental authority in respect of any filing, investigation or inquiry concerning the merger agreement or the transactions contemplated thereby unless it consults with such other party’s counsel in advance, and, to the extent permitted by such governmental authority, gives such other party the opportunity to attend; provided, however, that, in each case, any documents reflecting a party’s confidential, nonpublic valuation of the merger and the transactions contemplated thereby need not be furnished or made available to such other party’s counsel.

Conveyance Taxes

InfraSource and Quanta will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated by the merger agreement that are required or permitted to be filed on or before the effective time of the merger.

Notice of Certain Events

Each of InfraSource and Quanta will promptly notify the other of: (i) any notice or other communication from any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental authority or other entity of any kind or nature alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement; (ii) any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement; (iii) any actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting InfraSource, Quanta or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by the merger agreement, including the merger; (iv) any notice of, or other communication relating to, a default or event that with notice or lapse of time or both, would become a default, received by it or any of the InfraSource subsidiaries or the Quanta subsidiaries subsequent to the date of the merger agreement, under any material agreement; and (v) any material adverse effect on InfraSource or material adverse effect on Quanta, as applicable, or the occurrence of any event which is reasonably likely to result in a material adverse effect on InfraSource or a material adverse effect on Quanta, as the case may be.

Actions and Proceedings

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any third party or governmental authority challenging any transaction contemplated by the merger agreement, or any other agreement contemplated hereby, each of Quanta and InfraSource will cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

Consents and Approvals

InfraSource, Quanta and Merger Sub will cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain all necessary permits, licenses, consents, approvals and authorizations of all governmental authorities and (iv) use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by the merger agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which InfraSource, Merger Sub, Quanta or any of their respective subsidiaries is a party or by which any of them is bound. Quanta will be required to amend or obtain a waiver for its credit agreement and related security and pledge agreements in connection with the merger. Likewise InfraSource’s credit agreement will need to be paid in full and the related guaranty, security and pledge agreements terminated and released.

Preparation of Proxy Statement/Prospectus and Registration Statement

InfraSource and Quanta will cooperate in preparing and each will cause to be filed with the SEC, in connection with the merger, the proxy statement/prospectus in preliminary form and Quanta will promptly prepare and file with the SEC the registration statement, which will include a combined proxy statement/prospectus and the parties will file the tax opinion and, if necessary, any other statement or schedule relating to the merger agreement and the transactions contemplated thereby. Each of InfraSource, Quanta and Merger Sub will use their respective reasonable best efforts to furnish the information required to be included by the SEC in the proxy statement/prospectus, the registration statement and any such statement or schedule. Each of InfraSource and Quanta will use its commercially reasonable efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing, and each of InfraSource and Quanta will as promptly as practicable thereafter mail the proxy statement/prospectus to its stockholders. Quanta will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Quanta common stock in the merger and InfraSource will furnish all information concerning InfraSource and InfraSource stockholders as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the registration statement, Quanta and InfraSource will cause the proxy statement/prospectus to be mailed to their respective stockholders, and, if necessary, after the definitive proxy statement/prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable.

If at any time prior to the effective time, any event or circumstance relating to InfraSource, Quanta, Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by InfraSource, Quanta or Merger Sub that should be set forth in an amendment to the registration statement or a supplement to the proxy statement/prospectus, InfraSource, Quanta or Merger Sub will promptly inform the other parties hereto thereof in writing. All documents that InfraSource or Quanta is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. The parties will notify each other promptly of the time when the registration statement has become effective, of the issuance of any stop order or suspension of the qualification of the Quanta common stock issuable in connection with the merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the proxy statement/prospectus or the registration statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the proxy statement/prospectus, the registration statement or the merger and (ii) all orders of the SEC relating to the registration statement.

Each party will use reasonable best efforts to cause to be delivered to the other party “comfort” letters of such party’s independent public accountants, dated within two business days of the effective date of the registration statement and within two business days of the meetings of stockholders of such party and such letters addressed to the other party with regard to certain financial information regarding such party included in the registration statement, in form reasonably satisfactory to the other party and customary in scope and substance for “comfort”

letters delivered by independent public accountants in connection with registration statements similar to the registration statement.

Stockholders’ Meetings

InfraSource will, as promptly as reasonably practicable after the date of the merger agreement (i) take all steps reasonably necessary in accordance with all applicable laws and the InfraSource certificate of incorporation and bylaws to duly call, give notice of, convene and hold a special or annual meeting of its stockholders for the purpose of securing the InfraSource stockholders’ adoption of the merger agreement and consummation of the transactions contemplated by the merger agreement, (ii) distribute to its stockholders the proxy statement/prospectus in accordance with all applicable laws and its certificate of incorporation and bylaws, (iii) use all commercially reasonably efforts to solicit from its stockholders proxies in favor of adoption of the merger agreement and consummation of the transactions contemplated by the merger agreement and to take all other action necessary or advisable to secure the InfraSource stockholders’ approval, and (iv) cooperate and consult with Quanta with respect to each of the foregoing matters. Subject to certain exceptions, (A) the proxy statement/prospectus will include a statement to the effect that the directors present and voting at a duly called and held meeting of the InfraSource board of directors have, by resolution adopted by all directors present and voting at a duly called and held meeting, recommended that the InfraSource stockholders vote in favor of adoption of the merger agreement at the InfraSource stockholders’ meeting and (B) neither the InfraSource board of directors nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Quanta, such recommendation of the InfraSource board of directors that the InfraSource stockholders vote in favor of adoption of the merger agreement. InfraSource agrees that its obligations pursuant to the proxy statement/prospectus will not be affected by the commencement, public proposal, public disclosure or communication to InfraSource or any other person of any acquisition proposal. Notwithstanding the foregoing, nothing contained in the merger agreement will prohibit the InfraSource board of directors from failing to make or from withdrawing, amending or modifying its recommendation to the InfraSource stockholders if the InfraSource board of directors determines in good faith and after consultation with its outside legal advisors that such action is necessary for the InfraSource board of directors to comply with its fiduciary duties to InfraSource or the InfraSource stockholders under any applicable laws, but only after (y) providing written notice to Quanta that it is prepared to make such determination and setting forth the reasons therefor and (z) for a period of five business days after providing such notice, InfraSource negotiates with Quanta in good faith to make such adjustments to the terms and conditions of the merger agreement as would enable the InfraSource board of directors to proceed with its recommendation of the merger agreement, and at the end of such period the InfraSource board of directors maintains its determination (after taking into account any proposed adjustments).

Quanta will, as promptly as reasonably practicable after the date of the merger agreement (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders for the purposes of voting upon the issuance of Quanta common stock issued in connection with the merger, (ii) distribute to Quanta stockholders the proxy statement/prospectus in accordance with all applicable laws and its certificate of incorporation and bylaws, (iii) use all commercially reasonable efforts to solicit from Quanta stockholders proxies in favor of approval of the issuance of Quanta common stock issued in connection with the merger and to take all other commercially reasonable action necessary to secure the approval of the issuance of Quanta common stock issued in connection with the merger by the Quanta stockholders, and (iv) cooperate and consult with InfraSource with respect to each of the foregoing matters. Subject to certain exceptions, (A) the proxy statement/prospectus will include a statement to the effect that the directors present and voting at a duly called and held meeting of the Quanta board of directors have, by resolution adopted by all directors present and voting at a duly called and held meeting, recommended that the Quanta stockholders vote in favor of the issuance of Quanta common stock issued in connection with the merger at the Quanta stockholder’s meeting and (B) neither the Quanta board of directors nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to InfraSource, such recommendation of the Quanta board of directors that the Quanta stockholders vote in favor of the issuance of Quanta common stock issued in connection with the merger. Notwithstanding the foregoing, nothing contained in the merger agreement will prohibit the Quanta board of directors from failing to make or from withdrawing, amending or modifying its recommendation to the Quanta stockholders, provided that the Quanta board of directors determines in good faith and after consultation with its outside legal advisors that such action is necessary for the Quanta board of directors to comply with its fiduciary duties to Quanta or the Quanta stockholders under any applicable laws, but only after (y) providing written notice to InfraSource that it is prepared to make such determination and setting forth the reasons therefor and (z) for a period of five business days after providing such notice, Quanta negotiates with InfraSource in good faith to make such adjustments to the terms and conditions of the merger agreement as would enable the Quanta board of directors to proceed with its recommendation of the merger agreement, and at the end of such period the Quanta board of directors maintains its determination (after taking into account any proposed adjustments).

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that the certificate of incorporation and bylaws of InfraSource after the effective time of the merger will continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each present and former officer, director, manager or partner, as applicable, of InfraSource and InfraSource’s subsidiaries than are presently set forth in the current InfraSource certificate of incorporation and the InfraSource bylaws or existing indemnification agreements, which provisions will not be amended, repealed or otherwise modified (unless an amendment, repeal or modification is required by law or any director and officer affected thereby consents in writing thereto) for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of any such individuals with respect to any acts or omissions occurring at or prior to the effective time of the merger.

From and after the effective time of the merger, Quanta will cause the directors and officers of InfraSource who are currently covered by directors’ and officers’ liability insurance policy(ies) to be covered by a single premium tail directors’ and officers’ liability insurance policy acquired on or prior to the closing date and maintained by InfraSource, with limits, terms and conditions at least as favorable to those in the existing policies of InfraSource, for a period of six years from and after the effective time of the merger with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such directors and officers in their capacities as such, with policy limits, terms and conditions at least as favorable to the limits, terms and conditions in the existing policies of InfraSource (or with such other limits, terms and conditions as permitted by the final two provisos of this sentence); provided, further, that in no event shall Quanta be required to pay an annual premium in excess of 200% of the current annual premium paid by InfraSource for its existing coverage on the date of the merger agreement as previously disclosed to Quanta and provided, further, that if Quanta is unable to obtain tail coverage with policy limits, terms and conditions at least as favorable to the limits, terms and conditions in the existing policies of InfraSource as a result of the preceding provision, Quanta will obtain the most advantageous tail coverage as is available for the indemnified directors and officers. Upon written request by a covered person, a copy of the policy will be made available to such covered person.

BP LTIP Committee

From the effective time of the merger through the duration of the BP LTIP, the BP LTIP committee shall have two (2) members, one (1) of whom shall be a member of the Quanta board of directors who was previously a member of the InfraSource board of directors.

Publicity

None of InfraSource, Quanta or Merger Sub, nor any of their respective affiliates, will issue or cause the publication of any press release or other announcement with respect to the merger, the merger agreement or the other transactions contemplated by the merger agreement without the prior consultation of the other party, except as may be required by law or by any listing agreement with, or regulation of, any securities exchange or regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, InfraSource will to the extent reasonably practicable consult with Quanta regarding the form and content of any public disclosure of any material developments or matters involving InfraSource, including earnings releases, reasonably in advance of publication or release.

Stock Exchange Listing

Quanta has agreed to use commercially reasonable efforts to cause the shares of Quanta common stock to be issued in connection with the merger to be listed on the NYSE, subject to official notice of issuance, as of the effective time of the merger.

Employee Benefits

During the period commencing at the effective time of the merger and ending at 11:59 p.m. on December 31, 2007, Quanta will (x) provide to non-union employees of InfraSource and any InfraSource subsidiaries who continue employment with the combined company after the effective time of the merger the same base salary or wages, as applicable, that were being paid to such InfraSource employees immediately prior to the effective time of the merger and (y) maintain those InfraSource benefit plans that provided pension and welfare benefits (excluding benefits under defined benefit pension plans) to InfraSource employees immediately prior to the effective time of the merger.

During the one (1) year period commencing at the effective time of the merger, Quanta will provide (A) to certain InfraSource employees, each of whom experiences a qualifying termination during such one-year period under the terms of the InfraSource corporate severance benefit policy, the severance benefits to which such InfraSource employee is entitled under such severance benefits policy and (B) to each full-time salaried InfraSource employee who is not provided for under (A) above (and who is not a party to an InfraSource management agreement) and whose employment with the combined company is involuntarily terminated within such one-year period other than for cause or as a result of such employee’s death or disability (in each case, as determined by Quanta in its sole discretion), severance benefits equal to two weeks base salary for each completed year of service at the time of such termination, up to a maximum of six (6) weeks base salary; provided, that in each case, such InfraSource employee first executes (and does not revoke) a release of claims in the form prepared by Quanta.

For purposes of eligibility and vesting under the employee benefit plans (but not for purposes of the accrual of benefits under any defined benefit plans) of the combined company after the effective time of the merger, and for purposes of accrual of vacation and other paid time off and severance benefits under any new benefit plans, each InfraSource employee who continues employment with the combined company after the effective time of the merger will be credited with his or her years of service with InfraSource, an InfraSource subsidiary and their respective affiliates (and any additional service with any predecessor employer) before the closing, to the same extent as such InfraSource employee was entitled, before the closing, to credit for such service under any similar InfraSource benefit plan, but no such crediting will result in the duplication of benefits under any InfraSource benefit plan. In addition, and without limiting the generality of the foregoing: (A) each InfraSource employee who continues employment with the combined company after the effective time of the merger will be immediately eligible to participate, without any waiting time, in any and all new benefit plans to the extent coverage under such new benefit plan replaces coverage under a comparable InfraSource benefit plan in which such InfraSource employee participated immediately before the replacement; and (B) for purposes of each new benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any InfraSource employee, Quanta will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such new benefit plan to be waived for such employee and his or her covered dependents to the same extent as under the applicable InfraSource benefit plan, and Quanta will use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under an InfraSource benefit plan during the portion of the plan year of the new benefit plan ending on the date such employee’s participation in the corresponding new benefit plan begins to be taken into account under such new benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new benefit plan.

The merger agreement does not (A) confer upon any of the InfraSource employees any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the merger agreement, or (B) subject to the provisions described above, obligate the combined company after the effective time of the merger to maintain any particular InfraSource benefit plan or grant or issue any equity-based awards or limit the ability of Quanta to amend or terminate any of such InfraSource benefit plans to the extent permitted thereunder in accordance with their terms. None of the provisions of the merger agreement are intended to constitute an amendment to any InfraSource benefit plan and no InfraSource employee will have the right to enforce or compel the enforcement of any provisions of the employee benefits section or the merger agreement.

Certain Tax Matters

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation section 1.368-2(g). Each of Quanta and InfraSource have agreed that they will use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code.

In connection with the merger, Quanta will file all required information with its tax returns and maintain all records required for tax purposes. Quanta and InfraSource will cooperate in the preparation, execution and filing of all tax returns and related documents.

Section 16 Matters

Prior to the closing date of the merger, Quanta and InfraSource, and their respective boards of directors, will use their commercially reasonable best efforts to take all actions to cause any dispositions of shares of InfraSource common stock (including derivative securities with respect to shares of InfraSource common stock) or acquisitions of Quanta common stock (including derivative securities with respect to Quanta common stock) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Affiliates Letter

Prior to the date of the InfraSource special meeting, InfraSource will deliver to Quanta a list of names and addresses of those persons who are, in the opinion of InfraSource, as of the time of the InfraSource special meeting, “affiliates” of InfraSource within the meaning of Rule 145 under the Securities Act. InfraSource will provide to Quanta such information and documents as Quanta will reasonably request for purposes of reviewing such list. There will be added to such list the names and addresses of any other person subsequently identified by either Quanta or InfraSource as a person who may be deemed to be such an affiliate of InfraSource.

InfraSource will exercise its commercially reasonable efforts to deliver to Quanta, prior to the date of the InfraSource special meeting, from each affiliate of InfraSource identified in the foregoing list, a letter dated as of the effective time of the merger an “affiliates letter.” Quanta will not be required to maintain the effectiveness of the registration statement related to the merger or any other registration statement under the Securities Act for the purposes of resale of shares of Quanta common stock by such affiliates received pursuant to the merger and Quanta may direct the exchange agent not to issue certificates representing shares of Quanta common stock received by any such affiliate until Quanta has received from such person an affiliates letter. Quanta may issue certificates representing shares of Quanta common stock received by such affiliates bearing a customary legend regarding applicable Securities Act restrictions and the merger agreement.

InfraSource Credit Agreement

InfraSource will take all actions as will be necessary to cause at or prior to effective time of the merger (i) all obligations (other than contingent indemnification obligations not yet accrued) under the InfraSource credit agreement to have been paid and satisfied and the InfraSource credit agreement to have been terminated without any prepayment penalty or premium and (ii) in any event (and regardless of whether any letter of credit remains outstanding post-closing), all liens securing any obligations under InfraSource credit agreement to have been released. InfraSource will use commercially reasonable efforts to deliver to Quanta at least two business days prior to the closing date of the merger payoff letters from third-party lenders or financing counterparties in form and substance reasonably satisfactory to Quanta, with respect to the borrowings and fees under the InfraSource credit agreement, indebtedness identified in InfraSource’s public SEC filings and any other indebtedness entered into after the date of the merger agreement or specified by Quanta to InfraSource no later than twenty days prior to closing date that Quanta in its sole discretion determines is necessary or desirable under Quanta’s existing credit agreement covenants to repay.

On or prior to the effective time of the merger, Quanta will provide sufficient funds to InfraSource to (i) pay all outstanding borrowings and fees under the InfraSource credit agreement and the other indebtedness for which payoff letters will be obtained to the extent InfraSource does not have sufficient funds to pay such amounts incurred in compliance with the terms of the merger agreement and (ii) arrange for the replacement or cash collateralization under customary reasonable arrangements as to letters of credit outstanding under the InfraSource credit agreement so that the InfraSource credit agreement and the other indebtedness for which payoff letters will be obtained may be terminated by InfraSource in accordance with the merger agreement.

InfraSource Deferred Compensation Plan

Prior to the closing date, InfraSource will amend its deferred compensation plan to prohibit any further employee and employer contributions thereunder effective as of the effective time of the merger.

No Solicitation of Alternative Transactions

InfraSource will not, and will use all reasonable efforts and act in good faith to cause its subsidiaries and InfraSource’s and its subsidiaries’ respective directors, officers, employees, agents, attorneys, investment bankers, consultants, accountants, and other advisors and representatives not to, directly or indirectly:

•	solicit, initiate, induce or knowingly encourage or facilitate any inquiry with respect to, or the making, submission, reaffirmation or announcement of, any acquisition proposal or any offer or proposal that could reasonably be expected to lead to any acquisition proposal;

•	enter into, continue, participate or engage in any discussions or negotiations regarding, or provide any confidential or nonpublic information to any third person with respect to, any acquisition proposal;

•	approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any acquisition proposal;

•	withdraw, amend or modify, or propose to withdraw, amend or modify, in a manner adverse to Quanta, the InfraSource board of directors’ recommendation in favor of the adoption of the merger agreement by the InfraSource stockholders; or

•	execute or enter into, or propose to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger or acquisition agreement or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby (other than a confidentiality agreement described below).

InfraSource and InfraSource subsidiaries’ have also agreed to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by its representatives) with any third parties conducted heretofore with respect to consideration of any acquisition proposal. InfraSource will promptly, and not later than 48 hours following the execution of the merger agreement, request in writing that each person which has executed a confidentiality or non-disclosure agreement prior to the date of the merger agreement with InfraSource, its subsidiaries or any of its representatives with respect to such person’s consideration of an acquisition proposal to immediately return or destroy all confidential and nonpublic information heretofore furnished to such person or its representatives by InfraSource, its subsidiaries or its representatives pursuant to the terms of such confidentiality or non-disclosure agreement.

InfraSource has also agreed that, as promptly as practicable (and in any event no later than 24 hours) after receipt of any acquisition proposal or request for nonpublic information or inquiry that could reasonably be expected to lead to an acquisition proposal or from any person seeking to have discussions or negotiations with

InfraSource or its representatives relating to a possible acquisition proposal, InfraSource will provide Quanta with oral and written notice of such acquisition proposal, request or inquiry, including the material terms and conditions of such acquisition proposal, request or inquiry; the identity of the person or group making any such acquisition proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such person or group in connection with such acquisition proposal, request or inquiry. InfraSource will provide Quanta with 24 hours prior written notice (or such lesser prior notice as is provided to the members of the InfraSource board of directors) of any meeting of the InfraSource board of directors or a committee thereof at which the members of the InfraSource board of directors would reasonably be expected to consider any acquisition proposal or any such inquiry or to consider providing nonpublic information to or have such discussions or negotiations with any person.

The merger agreement provides that in the event that InfraSource receives, prior to the InfraSource stockholders’ adoption of the merger agreement, an unsolicited, bona fide written acquisition proposal from a third party that did not result from a breach of the merger agreement and that the InfraSource board of directors has reasonably determined in good faith, after consultation with its outside financial advisors and outside counsel, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal, InfraSource may then (1) furnish confidential or nonpublic information to the third party (and its representatives) making such acquisition proposal and (2) engage in discussions and negotiations (including exchanging draft agreements) with the third party and its representatives with respect to such acquisition proposal; provided, however, that:

•	InfraSource complies with all of the terms of the merger agreement with respect to solicitation of alternative transactions;

•	InfraSource will have notified Quanta, in writing, of any decision of the InfraSource board of directors as to whether to enter into discussions or negotiations concerning any acquisition proposal or to provide confidential or nonpublic information to any person as permitted herein, which notice will be given as promptly as practicable after such decision (and in any event no later than 24 hours after such determination was reached);

•	InfraSource promptly provides Quanta with oral and written notice setting forth all such information as is reasonably necessary to keep Quanta currently informed in all material respects of the negotiations, status and material terms (including material amendments or proposed material amendments and any withdrawals or rejections thereof) of any such acquisition proposal and will promptly provide Quanta a copy of all written materials subsequently provided to, by or on behalf of such person or group in connection with such acquisition proposal;

•	prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) InfraSource receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on InfraSource’s behalf on terms no less restrictive to such third party than the confidentiality agreements executed in connection with the merger agreement, and (2) contemporaneously with furnishing any such nonpublic information to such third party, InfraSource furnishes such confidential or nonpublic information to Quanta (to the extent such information has not been previously so furnished); and

•	the InfraSource board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the InfraSource board of directors’ fiduciary duties to InfraSource and the InfraSource stockholders under any applicable laws.

InfraSource’s Ability to Make an Alternative Transaction Recommendation

At any time prior to obtaining the required InfraSource stockholder vote adopting the merger agreement, and subject to InfraSource’s compliance at all times with the non-solicitation provisions described above, the InfraSource board of directors or a committee thereof may withhold, withdraw, amend or modify the InfraSource board of directors’ recommendation in favor of the merger, if:

•	InfraSource will have delivered to Quanta written notice at least 48 hours prior to any meeting of the InfraSource board of directors or a committee thereof at which the InfraSource board of directors or committee is reasonably expected to consider declaring a superior proposal or effecting an alternative transaction recommendation;

•	the InfraSource board of directors determines in good faith, after consultation with InfraSource’s financial advisors and outside legal counsel, that a superior proposal has been made and not withdrawn;

•	the InfraSource stockholders have not approved the merger agreement in accordance with applicable laws;

•	InfraSource will have delivered to Quanta written notice at least five business days prior to publicly effecting such alternative transaction recommendation which will state expressly (A) that InfraSource has received a superior proposal, (B) the final terms and conditions of the superior proposal, (C) the identity of the person or group making the superior proposal and (D) that InfraSource intends to effect an alternative transaction recommendation;

•	after delivering the written notice, InfraSource will negotiate in good faith with Quanta and provide Quanta with a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement during such five business day period such that the acquisition proposal would no longer constitute a superior proposal and the InfraSource board of directors could proceed with its recommendation to the InfraSource stockholders in favor of adoption of the merger agreement without making an alternative transaction recommendation;

•	the InfraSource board of directors shall have determined (A) after consultation with its financial advisor, that the terms of the superior proposal are more favorable to the InfraSource stockholders than the terms of the merger and (B) after consultation with outside legal counsel, that an alternative transaction recommendation is necessary for the InfraSource board of directors to comply with its fiduciary duties to InfraSource and the InfraSource stockholders under applicable laws;

•	InfraSource will not have breached any of the provisions set forth in the merger agreement with respect to the solicitation of alternative transactions and InfraSource’s obligations relating to the InfraSource special meeting; and

•	InfraSource will have used all commercially reasonable efforts to mail the joint proxy statement/prospectus to the InfraSource stockholders as promptly as practicable after the date of the merger agreement.

“Acquisition proposal”

For purposes of this joint proxy statement/prospectus, the term “acquisition proposal” means, with respect to InfraSource, any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving InfraSource;

•	any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in InfraSource; or

•	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 25% of the consolidated assets of InfraSource and the InfraSource subsidiaries taken as a whole (including, in each case, stock of such subsidiaries).

“Superior proposal”

For purposes of this joint proxy statement/prospectus, the term “superior proposal” means, with respect to InfraSource, a bona fide written acquisition proposal with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving InfraSource; any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in InfraSource; or any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated assets of InfraSource and the InfraSource subsidiaries taken as a whole (including, in each case, stock of such subsidiaries) made by a person other than a party to the merger agreement; and

•	(1) on terms that the InfraSource board of directors (after consultation with its outside financial advisor and outside counsel) in good faith concludes to be more favorable from a financial point of view to InfraSource stockholders (in their capacity as stockholders) than the transactions contemplated by the merger agreement, taking into account all terms and conditions of such proposal and the merger agreement (including any adjustment by Quanta to amend the terms of the merger agreement), (2) that is reasonably certain of being completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal, and (3) is fully financed and not subject to any financing contingency.

“Alternative Transaction Recommendation”

For purposes of this joint proxy statement/prospectus, the term “alternative transaction recommendation” means, with respect to InfraSource, a direct or indirect action or public proposal made by the InfraSource board of directors or a committee of the InfraSource board of directors to:

•	withhold, withdraw, amend or modify the InfraSource board of directors’ recommendation in favor of the merger;

•	in the case of a superior proposal that is a tender or exchange offer made directly to the InfraSource stockholders, recommend that the InfraSource stockholders accept the tender or exchange offer; or

•	approve, endorse, or recommend any superior proposal.

Termination of the Merger Agreement

General

The merger agreement may be terminated by written notice at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Quanta and InfraSource;

•	by either Quanta or InfraSource:

•	if the merger is not completed on or before November 30, 2007, unless the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement has been the cause of, or resulted in the failure of the merger to have been completed on or before this date;

•	if the InfraSource stockholders fail to adopt the merger agreement at the InfraSource stockholders’ meeting;

•	if the Quanta stockholders fail to approve the issuance of shares of Quanta common stock pursuant to the merger;

•	if any court or other governmental entity having jurisdiction over any party to the merger agreement issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree or ruling or other action has become final and nonappealable, provided that the parties will have used their commercially reasonable efforts to have any such order, decree or ruling or other action vacated or reversed;

•	if there has been a breach of any representations, warranties, covenants or agreements made by the other party in the merger agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of the merger agreement, such that the non-breaching party’s closing conditions would not be satisfied and such breach or failure to be true and correct is not cured within 15 calendar days following receipt of written notice from the non-breaching party of such breach or failure (or such longer period during which the breaching party exercises commercially reasonable efforts to cure);

•	if the InfraSource board of directors effects a change in the InfraSource board of directors recommendation as described under “The Merger Agreement — Covenants — Stockholders’ Meeting”;

•	if the InfraSource board of directors effects an alternative transaction recommendation as described under “The Merger Agreement — Covenants — InfraSource’s Ability to Make an Alternative Transaction Recommendation”;

•	if the Quanta board of directors effects a change in the Quanta board of directors recommendation as described under “The Merger Agreement — Covenants — Stockholders’ Meetings”;

•	by InfraSource if the representation relating to Quanta not having a material adverse effect or any event, change, effect or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect, has become untrue or incorrect after the date of the merger agreement and is not reasonably likely to be true on the termination date;

•	by InfraSource if with respect to antitrust matters, if HSR approval has not been obtained before June 30, 2007, and the facts and circumstances existing at that time indicate that (i) a substantial likelihood exists that a governmental authority will successfully enjoin, restrain or otherwise prohibit the consummation of the merger (excluding any threat to seek divestiture of any businesses conducted by InfraSource, InfraSource subsidiaries, Quanta or Quanta subsidiaries) and (ii) the continued pursuit by InfraSource of an approval of the HSR filing would reasonably be expected to have a material adverse effect on InfraSource and InfraSource subsidiaries, taken as a whole;

•	by Quanta if prior to the effective time of the merger, Quanta enters into a contractual commitment that would effect a change in control of Quanta upon consummation thereof;

•	by Quanta if the representation relating to InfraSource not having a material adverse effect or any event, change, effect or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect, has become untrue or incorrect after the date of the merger agreement and is not reasonably likely to be true on the termination date; or

•	by Quanta if with respect to antitrust matters, any governmental authority or any representative of such governmental authority shall have threatened to seek or shall have issued an order, decree or ruling or taken any other action from a court of competent jurisdiction, temporarily or permanently enjoining, restraining or otherwise prohibiting the consummation of the merger.

“Change in control of Quanta” For purposes of this joint proxy statement/prospectus, the term “change in control of Quanta” means, with respect to Quanta, any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Quanta;

•	any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in Quanta; or

•	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated assets of Quanta and the Quanta subsidiaries taken as a whole (including, in each case, stock of such subsidiaries).

Termination Fees and Expenses

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, except (i) filing fees incurred in connection with SEC filings relating to the merger and the transactions contemplated by the merger agreement, which will be paid solely by Quanta, (ii) printing and mailing costs related thereto, all of which will be shared equally by Quanta and InfraSource; and (iii) filing fees incurred in connection with FTC and the Antitrust Division filings relating to the HSR Act, which will be shared equally by Quanta and InfraSource.

InfraSource must pay Quanta a termination fee of $43 million if:

•	(A) Prior to the InfraSource special meeting, any person (other than Quanta) has made and not withdrawn a proposal to acquire at least 50.1% of InfraSource’s stock or assets (a covered proposal), (B) Quanta or InfraSource has terminated the merger agreement by (i) mutual consent, (ii) failure to consummate the merger by November 30, 2007, or (iii) failure of the InfraSource stockholders to adopt the merger agreement by the requisite vote, and (C) within twelve (12) months of termination of the merger agreement, InfraSource consummates a covered proposal or enters into an agreement with respect to an acquisition proposal which is ultimately consummated (whether prior to or after such twelve-month period); or

•	the merger agreement is terminated by InfraSource or Quanta as a result of InfraSource’s board of directors changing its recommendation or effecting an alternative transaction recommendation;

provided that InfraSource will not be obligated to pay any termination fee arising from InfraSource’s board of directors changing its recommendation (x) if Quanta is obligated to pay a termination fee to InfraSource as a result of InfraSource’s board of directors changing its recommendation based solely upon Quanta entering into a contractual commitment that, upon consummation, would effect a change in control of Quanta and such commitment requires that Quanta terminate the merger agreement or (y) if Quanta terminates the merger agreement as a result of InfraSource’s board of directors changing its recommendation based solely upon Quanta entering into a contractual commitment that, upon consummation, would effect a change in control of Quanta and such commitment requires that Quanta terminate the merger agreement.

InfraSource must pay an expense payment of up to $5 million to Quanta if InfraSource or Quanta terminates the merger agreement under certain circumstances related to a breach by InfraSource of any of its representations, warranties, covenants or agreements or failure by InfraSource to satisfy the InfraSource closing conditions to the merger agreement.

Quanta must pay InfraSource a termination fee of $43 million if:

•	the merger agreement is terminated (i) by InfraSource or Quanta, as a result of Quanta’s board of directors changing its recommendation or (ii) by Quanta, as a result of Quanta entering into a contractual commitment that, upon consummation, would effect a change in control of Quanta; or

•	InfraSource terminates the merger agreement as a result of InfraSource’s board of directors changing its recommendation based solely upon Quanta entering into a contractual commitment that, upon consummation, would effect a change in control of Quanta and such commitment requires that Quanta terminate the merger agreement.

Quanta must pay an expense payment of up to $5 million to InfraSource if Quanta or InfraSource terminates the merger agreement under certain circumstances related to a breach by Quanta of any of its representations, warranties, covenants or agreements or failure by Quanta to satisfy the Quanta closing conditions to the merger agreement.

Effect of Termination

In the event of the termination of the merger agreement as described above, written notice will be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which such termination is made, and except with respect to payment of termination fees and certain sections of the merger agreement, the merger agreement will become null and void after the expiration of any applicable period following such notice. In the event of such termination, there will be no liability on the part of Quanta, Merger Sub or InfraSource (or any of their respective directors, officers, employees, agents, legal and financial advisors or other representatives), except as to payment of termination fees and certain sections of the merger agreement and except with respect to the requirement to comply with the confidentiality agreements; provided that nothing will relieve any party from any liability or damages with respect to any willful or intentional breach of any representation, warranty, covenant or other obligation under the merger agreement.

NO APPRAISAL RIGHTS

Neither holders of InfraSource’s common stock, holders of Quanta’s common stock, nor holders of Quanta’s limited vote common stock are entitled to dissenters’ rights of appraisal under Delaware law in connection with the merger.

COMPARISON OF RIGHTS OF QUANTA’S STOCKHOLDERS
AND INFRASOURCE’S STOCKHOLDERS

The rights of InfraSource stockholders are governed by InfraSource’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware, and the rights of Quanta stockholders are governed by Quanta’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. As a result of the merger, the InfraSource stockholders will become stockholders of Quanta and, accordingly, their rights will be governed by Quanta’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. While the rights and privileges of InfraSource stockholders are, in many instances, comparable to those of the stockholders of Quanta, there are some differences. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of the InfraSource stockholders and the rights of Quanta stockholders. These differences arise from differences between the respective certificates of incorporation and bylaws of InfraSource and Quanta.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the General Corporation Law of the State of Delaware and the respective certificates of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of Quanta and InfraSource for a more complete understanding of these differences.

Quanta	InfraSource

Capital Stock:
Pre-Merger and Post-Merger:	Pre-Merger:
Quanta is authorized to issue:	InfraSource is authorized to issue:
• 300,000,000 shares of common stock, of which 119,169,310 were issued and outstanding as of July 19, 2007. Immediately following the completion of the merger, Quanta expects to have 169,802,638 shares of common stock outstanding (based on the number of outstanding shares of InfraSource common stock on July 19, 2007, and assuming the exercise of all outstanding options to purchase shares of InfraSource common stock that are vested or will vest as a result of the consummation of the merger).

• 3,345,333 shares of limited vote common stock, of which 760,171 were issued and outstanding as of July 19, 2007.

• 10,000,000 shares of preferred stock, of which none are issued and outstanding.
• 120,000,000 shares of common stock, of which 41,012,416 were issued and outstanding as of July 19, 2007. • 12,000,000 shares of preferred stock, of which none are issued and outstanding.

Rights Plans:
Pre-Merger and Post-Merger:	Pre-Merger:
• Quanta is a party to a rights plan.	• InfraSource is not a party to a rights plan.

Quanta	InfraSource

Number and Term of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
• The board must consist of at least five directors who are elected annually. • The number of directors shall be determined from time to time by resolution of the board.	• The number of directors shall be determined from time to time by resolution of the board, but cannot be less than one or more than 15.

Currently, there are eleven directors on the board. Ten of these directors are elected by the common stockholders and one is elected by the limited vote common stockholders. Post-merger, Quanta will have fourteen directors on the board, three of whom will be former directors of InfraSource.	Currently, there are seven directors on the board. All of these directors are elected by the common stockholders.

Removal of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
• Any director may be removed with or without cause by a majority stockholder vote.	• Any director may be removed with or without cause by a majority stockholder vote.

Stockholder Consents:
Pre-Merger and Post-Merger:	Pre-Merger:
• Quanta stockholders may not take action by written consent.	• InfraSource stockholders may act by written consent if holders having not less than the minimum number of votes necessary to take an action consent in writing.

Votes Per Share:
Pre-Merger and Post-Merger:	Pre-Merger:
• Each common stockholder is entitled to one vote per share. On all matters other than the election of directors, holders of limited vote common stock are entitled to one-tenth of one vote on each such matter.
• Each common stockholder is entitled to one vote per share.

Adjournment of Stockholder Meetings:
Pre-Merger and Post-Merger:	Pre-Merger:
• A stockholder meeting may be adjourned solely by the chair of the meeting, and may not be adjourned by the stockholders.	• If a quorum is not represented at a stockholder meeting, a majority of stockholders has the power to adjourn the meeting until a quorum is represented.

Quanta	InfraSource

Special Meeting of Stockholders:
Pre-Merger and Post-Merger:	Pre-Merger:
• May be called only by the chairman of the board of directors of Quanta. Stockholders may not call a special meeting of stockholders.
• May be called by the chairman of the board of directors, the president, any vice-president, the secretary, any assistant secretary or, upon written request of (i) the board of directors, (ii) an authorized committee of the board of directors or (iii) stockholders owning a majority of the capital stock.

Certificate of Incorporation Amendments:
Pre-Merger and Post-Merger:	Pre-Merger:
• The Quanta certificate of incorporation may be amended as provided by Delaware law except that, to the extent that shares of the Series D Junior Participating Preferred Stock are issued pursuant to the Rights Agreement, no amendment may be made that would adversely affect the powers, preferences or special rights of the Series D Junior Participating Preferred Stock without the affirmative vote of 66 2/3% of the outstanding shares of Series D Preferred Junior Participating Stock, voting together as a single class.
• The InfraSource certificate of incorporation may be amended as provided by Delaware law.

Copies of the governing corporate instruments of Quanta and InfraSource are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information; Incorporation By Reference.”

THE QUANTA SPECIAL MEETING

Date, Time, Place and Purpose of the Quanta Special Meeting

The special meeting of Quanta stockholders will be held on August 30, 2007, at 9:00 a.m., local time. The purpose of the Quanta special meeting is:

1. to consider and vote on the proposal to approve the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement;

2. to consider and vote on any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the issuance of shares of Quanta common stock pursuant to the merger agreement; and

3. to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Quanta board of directors unanimously recommends that Quanta stockholders vote FOR the proposal to issue shares of Quanta common stock in the merger pursuant to the merger agreement and any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies. For the reasons for this recommendation, see “The Merger — Recommendation of the Quanta Board of Directors and Its Reasons for the Merger.”

Who Can Vote at the Quanta Special Meeting

Only holders of record of Quanta common stock and Quanta limited vote common stock at the close of business on July 26, 2007, the Quanta record date, are entitled to notice of, and to vote at, the Quanta special meeting. As of that date, there were           shares of Quanta common stock and           shares of Quanta limited vote common stock outstanding, respectively, and entitled to vote at the Quanta special meeting, held by approximately           stockholders of record.

Each share of Quanta common stock is entitled to one vote, and each share of Quanta limited vote common stock is entitled to one-tenth of one vote, on the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement and any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies. On each matter to be voted on at the special meeting, holders of Quanta common stock and Quanta limited vote common stock will vote together as a single class.

Vote Required for Approval; Quorum

Assuming a quorum is present, the approval of the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement requires the affirmative vote of the majority of the votes cast in person or by proxy at the Quanta special meeting and any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote.

Neither abstentions nor broker non-votes will constitute votes cast and, accordingly, will have no effect on the outcome of the vote with respect to the proposal to approve the issuance of Quanta common stock in the merger but abstentions will have the same effect as votes AGAINST any adjournment or postponement of the special meeting, if necessary to solicit additional proxies.

Manner of Voting

Quanta stockholders may submit their votes for or against the proposal submitted at the Quanta special meeting in person or by proxy. Quanta stockholders may be able to submit a proxy in the following ways:

•	Internet. Quanta stockholders may submit a proxy over the Internet by going to the website listed on their proxy card. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. Quanta stockholders may submit a proxy using the toll-free number listed on their proxy card. Easy-to-follow voice prompts will help Quanta stockholders and confirm that their submission instructions have been followed.

•	Mail. Quanta stockholders may submit a proxy by signing, dating and returning their proxy card in the preaddressed postage-paid envelope provided.

Quanta stockholders should refer to their proxy cards or the information forwarded by their bank, broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

The method by which Quanta stockholders submit a proxy will in no way limit their right to vote at the Quanta special meeting if they later decide to attend the meeting in person. If shares of Quanta common stock are held in the name of a bank, broker or other nominee, Quanta stockholders must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the Quanta special meeting.

All shares of Quanta common stock and Quanta limited vote common stock entitled to vote and represented by properly completed proxies received prior to the Quanta special meeting, and not revoked, will be voted at the Quanta special meeting as instructed on the proxies. If Quanta stockholders do not indicate how their shares of Quanta common stock or limited vote common stock should be voted on a matter, the shares of Quanta common stock or limited vote common stock represented by their properly completed proxy will be voted as the Quanta board of directors recommends and therefore FOR the issuance of shares of Quanta common stock in the merger and FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Revoking a Proxy

Quanta stockholders may revoke their proxy at any time before it is exercised by timely sending written notice to the Corporate Secretary that they would like to revoke their proxy, by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the Quanta special meeting. Simply attending the Quanta special meeting without voting will not revoke their proxy.

Shares Held in “Street Name”

If Quanta stockholders hold their shares of Quanta common stock in an account at a bank, broker or other nominee and they wish to vote such shares, they must return their voting instructions to the bank, broker or other nominee.

If Quanta stockholders own shares of Quanta common stock through a bank, broker or other nominee and attend the Quanta special meeting, they should bring a letter from their bank, broker or other nominee identifying them as the beneficial owner of such shares of Quanta common stock and authorizing them to vote.

Brokers of Quanta stockholders will NOT vote shares of Quanta common stock held in “street name” with respect to the proposal to approve the issuance of shares of Quanta common stock in the merger pursuant to the merger agreement or the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies unless such Quanta stockholders instruct such brokers how to vote. Quanta stockholders should therefore provide their brokers or other nominees with instructions as to how to vote their shares of Quanta common stock.

Tabulation of the Votes

Quanta will appoint an Inspector of Election for the Quanta special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation

Quanta will pay the cost of soliciting proxies.  Directors, officers and employees of Quanta and InfraSource may solicit proxies on behalf of Quanta in person or by telephone, facsimile or other means. Quanta has engaged MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies. Quanta has agreed to pay MacKenzie Partners, Inc. a fee of $7,500 plus payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and the NYSE, Quanta also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Quanta common stock or Quanta limited vote common stock.

THE INFRASOURCE SPECIAL MEETING

Date, Time, Place and Purpose of the InfraSource Special Meeting

The special meeting of InfraSource stockholders will be held on August 30, 2007, at 10:00 a.m., local time, at 1735 Market Street, Suite 4200, Philadelphia, PA 19103. The purpose of the InfraSource special meeting is:

1. to consider and vote on the proposal to adopt the merger agreement; and

2. to consider and vote on any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

3. to transact any other business as may properly come before the InfraSource special meeting or any adjournment or postponement of the InfraSource special meeting.

The InfraSource board of directors unanimously recommends that InfraSource stockholders vote FOR the proposal to adopt the merger agreement and any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies. For the reasons for this recommendation, see “The Merger — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger.”

Who Can Vote at the InfraSource Special Meeting

Only holders of record of InfraSource common stock at the close of business on July 26, 2007, the InfraSource record date, are entitled to notice of, and to vote at, the InfraSource special meeting. As of that date, there were           shares of InfraSource common stock outstanding and entitled to vote at the InfraSource special meeting, held by approximately           stockholders of record. Each share of InfraSource common stock is entitled to one vote at the InfraSource special meeting.

Vote Required for Approval; Quorum

The affirmative vote of the holders of a majority of the shares of InfraSource common stock entitled to vote at the special meeting outstanding as of the InfraSource record date, either in person or by proxy, is necessary for the adoption of the merger agreement and any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote. If an InfraSource stockholder fails to vote, or if an InfraSource stockholder abstains, that will have the same effect as a vote AGAINST adoption of the merger agreement. Abstentions will also have the same effect as votes AGAINST any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

The holders of a majority of the total number of outstanding shares of InfraSource common stock entitled to vote as of the InfraSource record date, represented either in person or by proxy, will constitute a quorum at the InfraSource special meeting for the conduct of business.

Manner of Voting

InfraSource stockholders may submit their votes for or against the proposal submitted at the InfraSource special meeting in person or by proxy. InfraSource stockholders may be able to submit a proxy in the following ways:

•	Internet. InfraSource stockholders may submit a proxy over the Internet by going to the website listed on their proxy card. Once at the website, follow the instructions to submit a proxy.

•	Telephone. InfraSource stockholders may submit a proxy using the toll-free number listed on their proxy card. Easy-to-follow voice prompts will help them and confirm that their submission instructions have been followed.

•	Mail. InfraSource stockholders may submit a proxy by signing, dating and returning their proxy card in the preaddressed postage-paid envelope provided.

InfraSource stockholders should refer to their proxy card or the information forwarded by their bank, broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow InfraSource stockholders to confirm that their vote has been properly recorded.

The method by which InfraSource stockholders submit a proxy will in no way limit their right to vote at the InfraSource special meeting if they later decide to attend the meeting in person. If shares of InfraSource common stock are held in the name of a bank, broker or other nominee, InfraSource stockholders must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the InfraSource special meeting.

All shares of InfraSource common stock entitled to vote and represented by properly completed proxies received prior to the InfraSource special meeting, and not revoked, will be voted at the InfraSource special meeting as instructed on the proxies. If InfraSource stockholders do not indicate how their shares of InfraSource common stock should be voted on a matter, the shares of InfraSource common stock represented by their properly completed proxy will be voted as the InfraSource board of directors recommends and therefore, FOR the adoption of the merger agreement and FOR any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Revoking a Proxy

InfraSource stockholders may revoke their proxy at any time before it is exercised by timely sending written notice to the Secretary that they would like to revoke their proxy, by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the InfraSource special meeting. Simply attending the InfraSource special meeting without voting will not revoke their proxy.

Shares Held in “Street Name”

If InfraSource stockholders hold shares of InfraSource common stock in an account at a bank, broker or other nominee and they wish to vote, they must return their voting instructions to the bank, broker or other nominee.

If InfraSource stockholders own shares of InfraSource common stock through a bank, broker or other nominee and attend the InfraSource special meeting, they should bring a letter from their bank, broker or other nominee identifying them as the beneficial owner of such shares of InfraSource common stock and authorizing them to vote.

Brokers will NOT vote shares of InfraSource common stock held in “street name” unless InfraSource stockholders instruct their broker how to vote. Such failure to vote will have the same effect as a vote AGAINST adoption of the merger agreement. InfraSource stockholders should therefore provide their brokers or other nominees with instructions as to how to vote their shares of InfraSource common stock.

Tabulation of the Votes

InfraSource will appoint an Inspector of Election for the InfraSource special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation

InfraSource will pay the cost of soliciting proxies.  Directors, officers and employees of InfraSource and Quanta may solicit proxies on behalf of InfraSource in person or by telephone, facsimile or other means. InfraSource has engaged MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies. InfraSource has agreed to pay MacKenzie Partners, Inc. a fee of $7,500 plus payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and the NYSE, InfraSource also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of InfraSource common stock.

STOCKHOLDER PROPOSALS

Quanta 2007 Annual Stockholder Meeting and Stockholder Proposals

The 2007 annual meeting of Quanta stockholders was held on May 24, 2007. Quanta stockholders may submit proposal on matters appropriate for stockholder action (including any election of a Quanta director) at meetings of Quanta’s stockholders in accordance with Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to have been included in Quanta’s 2007 proxy materials, for presentation at its 2007 annual meeting of stockholders, such proposal must have been received by Quanta’s Corporate Secretary at its principal executive offices no later than December 21, 2006.

InfraSource 2007 Annual Stockholder Meeting and Stockholder Proposals

InfraSource will hold an annual meeting in 2007 only if the merger has not already been completed. In order to be included in the proxy statement for the 2007 annual meeting of InfraSource’s stockholders, stockholder proposals must have been received by InfraSource by December 8, 2006.

LEGAL MATTERS

The validity of the shares of Quanta common stock to be issued in the merger will be passed upon for Quanta by Akin Gump Strauss Hauer & Feld LLP. It is a condition to the merger that InfraSource receive an opinion from Ballard Spahr Andrews & Ingersoll, LLP concerning the United States federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Quanta Services, Inc. for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of InfraSource Services, Inc. for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Quanta and InfraSource file reports and other information with the SEC. Quanta stockholders and InfraSource stockholders may read and copy these reports, statements or other information filed by either Quanta or InfraSource at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC filings of Quanta and InfraSource are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Quanta has filed a registration statement on Form S-4 to register with the SEC the shares of Quanta common stock to be issued to InfraSource stockholders pursuant to the merger. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Quanta, in addition to being a proxy statement of Quanta for its special meeting and of InfraSource for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Quanta and InfraSource. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information Quanta stockholders and InfraSource stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows Quanta and InfraSource to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Quanta and InfraSource can disclose important information to Quanta stockholders and InfraSource stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Quanta and InfraSource have previously filed with the SEC. They contain important information about Quanta and InfraSource and the financial condition of each company.

Quanta SEC Filings (File No. 001-13831)	Period and/or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K	Filed on March 8, 2007, March 20, 2007, April 23, 2007, May 8, 2007 and May 29, 2007
Definitive Proxy Statement on Schedule 14A	Filed on April 20, 2007
Description of Quanta capital stock contained in Quanta’s Registration Statement on Form-8-A12B and any amendment or report filed for the purpose of updating such description
InfraSource SEC Filings (File No. 001-32164)	Period and/or Date Filed
Annual Report on Form 10-K, as amended by Form 10-K/A	Fiscal year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K	Filed on January 5, 2007, January 12, 2007, March 19, 2007 (three filed on this date), March 20, 2007, May 8, 2007 and June 11, 2007

In addition, Quanta and InfraSource incorporate by reference additional documents that they may file or furnish with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the dates of the Quanta special meeting and the InfraSource special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Quanta and InfraSource also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Quanta has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Quanta and Merger Sub, and InfraSource has supplied all information contained in this joint proxy statement/prospectus relating to InfraSource.

Documents incorporated by reference are available to Quanta stockholders and InfraSource stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Quanta stockholders and InfraSource stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are a Quanta stockholder:

Quanta Services, Inc.
Attention: Corporate Secretary
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600

If you are an InfraSource stockholder:

InfraSource Services, Inc.
Attention: General Counsel
100 West Sixth Street, Suite 300
Media, Pennsylvania 19063
(610) 480-8000

In order for Quanta stockholders and InfraSource stockholders to receive timely delivery of the requested documents in advance of the Quanta special meeting and the InfraSource special meeting, Quanta or InfraSource, as applicable, should receive such request by no later than August 20, 2007.

Quanta stockholders and InfraSource stockholders also may obtain these documents at the Securities and Exchange Commission’s website, http://www.sec.gov, and may obtain certain of these documents at Quanta’s website, “www.quantaservices.com,” by selecting “Investor Center” and then selecting “SEC Filings,” and at InfraSource’s website, “www.infrasourceinc.com,” by selecting “Investors” and then selecting “SEC Filings.” Information contained on the Quanta and InfraSource websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

Quanta and InfraSource are not incorporating the contents of the websites of the SEC, Quanta, InfraSource or any other person into this document. Quanta and InfraSource are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of Quanta stockholders and InfraSource stockholders.

Quanta and InfraSource have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Balance Sheet	F-3
Unaudited Pro Forma Combined Statement of Operations	F-4
Notes to Unaudited Pro Forma Combined Financial Statements	F-6

UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

The following unaudited pro forma combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of Quanta and InfraSource. The pro forma financial information was prepared using the historical consolidated financial statements of Quanta and InfraSource.

The unaudited pro forma combined balance sheet as of March 31, 2007 combines the historical consolidated balance sheets of Quanta and InfraSource as of March 31, 2007 and gives effect to the merger as if it occurred on March 31, 2007.

The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2006 and for the three months ended March 31, 2007 combines the historical consolidated statements of operations of Quanta and InfraSource and gives effect to the merger as if it occurred on January 1, 2006.

In accordance with the merger agreement dated March 18, 2007, holders of shares of InfraSource common stock will have the right to receive 1.223 shares of Quanta common stock for each share of InfraSource common stock (see “The Merger Agreement — Merger Consideration” for more information).

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information necessary to comply with the requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

Quanta and InfraSource stockholders should read the pro forma financial information in conjunction with Quanta’s and InfraSource’s audited historical consolidated financial statements, accompanying footnotes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Quanta’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and InfraSource’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended by Form 10-K/A, each incorporated by reference into this document.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	March 31, 2007
			Pro Forma		Pro Forma
	Quanta	InfraSource	Adjustments		Combined
	(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$406,432	$23,620	$(50,009	)(b)	$380,043
Accounts receivable, net	467,209	131,916	38,198	(c)	637,323
Costs and estimated earnings in excess of billings on uncompleted contracts	40,693	57,883	(38,198	)(c)	60,378
Inventories	25,433	4,807	—		30,240
Prepaid expenses and other current assets	31,222	17,000	—		48,222

Total current assets	970,989	235,226	(50,009)		1,156,206
Property and equipment, net	292,632	161,877	—		454,509
Accounts and notes receivable, net	7,322	—	—		7,322
Other assets, net	33,232	5,160	—		38,392
Other intangible assets, net	6,281	839	104,461	(a)(f)	111,581
Goodwill	352,310	147,015	859,298	(a)	1,358,623

Total assets	$1,662,766	$550,117	$913,750		$3,126,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$33,468	$74	$—		$33,542
Accounts payable and accrued expenses	239,962	116,736	32,133	(a)(c)	388,831
Billings in excess of costs and estimated earnings on uncompleted contracts	23,460	18,354	(3,519	)(c)	38,295

Total current liabilities	296,890	135,164	28,614		460,668
Long-term debt, net of current maturities	—	50,055	(50,009	)(b)	46
Convertible subordinated notes	413,750	—	—		413,750
Deferred income taxes and other non-current liabilities	176,690	24,599	33,916	(a)	235,205

Total liabilities	887,330	209,818	12,521		1,109,669

Commitments and Contingencies
Stockholders’ Equity:
Common stock	—	40	(39	)(a)	1
Limited vote common stock	—	—	—		—
Additional paid-in capital	1,121,166	290,752	950,775	(a)	2,362,693
Accumulated (deficit) earnings	(318,964)	49,644	(49,644	)(a)	(318,964)
Treasury stock	(26,766)	(137)	137	(a)	(26,766)

Total stockholders’ equity	775,436	340,299	901,229		2,016,964

Total liabilities and stockholders’ equity	$1,662,766	$550,117	$913,750		$3,126,633

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2006
			Pro Forma		Pro Forma
	Quanta	InfraSource	Adjustments		Combined
	(In thousands, except for per share information)

Revenues	$2,131,038	$992,305	$—		$3,123,343
Cost of services (including depreciation)	1,815,222	846,646	—		2,661,868

Gross profit	315,816	145,659	—		461,475
Selling, general and administrative expenses	182,639	96,287	718	(d)	281,674
			2,030	(e)
Amortization of intangible assets	363	1,004	18,662	(f)	20,029
Goodwill impairment	56,812	—	—		56,812

Income from operations	76,002	48,368	(21,410)		102,960
Other income (expense):
Interest expense and write-off of deferred financing costs	(26,823)	(11,204)	11,204	(g)	(26,823)
Interest income	13,924	953	(3,433	)(h)	11,444
Gain on early extinguishment of debt, net	1,598	—	—		1,598
Other, net	425	4,144	—		4,569

Income before income taxes	65,126	42,261	(13,639)		93,748
Provision for income taxes	47,643	16,391	(5,319	) (i)	58,715

Income from continuing operations	$17,483	$25,870	$(8,320)		$35,033

Earnings per share from continuing operations:
Basic earnings per share	$0.15	$0.65			$0.21

Diluted earnings per share	$0.15	$0.64			$0.21

Shares used in computing earnings per share:
Basic	117,027	39,757	8,866	(k)	165,650

Diluted	117,863	40,364	9,001	(k)	167,228

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2007
			Pro Forma		Pro Forma
	Quanta	InfraSource	Adjustments		Combined
	(In thousands, except for per share information)

Revenues	$574,880	$203,804	$—		$778,684
Cost of services (including depreciation)	496,474	175,409	—		671,883

Gross profit	78,406	28,395	—		106,801
Selling, general and administrative expenses	49,232	25,771	93	(d)	75,487
			391	(e)
Amortization of intangible assets	772	60	3,171	(f)	4,003
Merger related costs	—	3,574	(3,574	)(j)	—

Income (loss) from operations	28,402	(1,010)	(81)		27,311
Other income (expense):
Interest expense	(5,552)	(1,043)	1,043	(g)	(5,552)
Interest income	4,298	328	(655	)(h)	3,971
Other, net	29	113	—		142

Income (loss) before income tax provision (benefit)	27,177	(1,612)	307		25,872
Provision (benefit) for income taxes	(4,027)	(623)	120	(i)	(4,530)

Income (loss) from continuing operations	$31,204	$(989)	$187		$30,402

Earnings (loss) per share from continuing operations:
Basic earnings (loss) per share	$0.26	$(0.02)			$0.18

Diluted earnings (loss) per share	$0.23	$(0.02)			$0.17

Shares used in computing earnings (loss) per share:
Basic	118,030	40,279	8,982	(k)	167,291

Diluted	149,608	40,279	8,982	(k)	198,869

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS
(In thousands, except for per share amounts and exchange ratio)

Note 1 —	Basis of Presentation

The unaudited pro forma combined balance sheet as of March 31, 2007 combines the historical consolidated balance sheets of Quanta and InfraSource as of March 31, 2007 and gives effect to the merger as if it occurred on March 31, 2007. The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 2006 and for the three months ended March 31, 2007 combine the historical consolidated statements of operations of Quanta and InfraSource and give effect to the merger as if it occurred on January 1, 2006.

The unaudited pro forma combined financial statements, which are referred to as pro forma financial statements, are based on the historical financial statements of Quanta and InfraSource and give effect to the merger between Quanta and InfraSource under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the allocation of the consideration paid to the assets acquired and liabilities assumed from InfraSource based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized following the completion of the merger.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements. These pro forma financial statements do not give effect to any potential cost savings or operating synergies that Quanta and InfraSource expect to result from the merger, nor do they give effect to any potential costs to be incurred in integrating the two companies.

Note 2 —	Unaudited Pro Forma Adjustments

The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of Quanta and InfraSource at the time the pro forma financial statements were prepared. Accordingly, the purchase price allocation will change and the impact of such changes could be material. Certain adjustments have been made to the historical InfraSource balance sheet and statement of operations to conform to Quanta’s accounting policies. The following summarizes the adjustments made to derive the pro forma financial statements.

Unaudited Pro Forma Combined Balance Sheet

(a) Purchase price: For each share of InfraSource common stock outstanding, InfraSource stockholders will receive 1.223 shares of Quanta common stock (together with cash in lieu of fractional shares). Additionally, Quanta will issue replacement stock options under a formula whereby each InfraSource optionee will receive options to purchase 1.223 shares of Quanta common stock for each underlying option to purchase shares of InfraSource common stock.

The pro forma purchase price which would have been paid to InfraSource stockholders under the computation specified in the merger agreement is based on the number of shares of InfraSource common stock outstanding as of March 31, 2007, the date of the balance sheet under which the merger is being presented.

Under the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, Quanta is treated as the acquiror of InfraSource for accounting purposes. Accordingly, Quanta will allocate the purchase price paid to the fair value of the InfraSource assets acquired and liabilities assumed. The allocation of purchase price is preliminary and subject to the final outcome of fair value analyses to be conducted after the completion of the merger. The residual amount of the purchase price has been allocated to goodwill. The pro forma presentation presumes that the historical value of InfraSource’s tangible assets and liabilities approximates fair

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)

value based upon Quanta’s initial evaluations. The actual amounts recorded when the merger is completed may differ materially from the pro forma amounts presented herein (in thousands):

Aggregate purchase price of InfraSource common stock(1)	$1,216,206
Accrued transaction costs(2)	28,614

Aggregate consideration	1,244,820
Estimated fair value of the net tangible assets acquired as of March 31, 2007(3)	(192,445)
Intangible assets(4)	(105,300)
Deferred tax liability, net(5)	33,916
Estimated fair value of InfraSource stock options(6)	25,322

Goodwill(7)	1,006,313
Historical InfraSource goodwill	(147,015)

Pro forma goodwill adjustment	$859,298

(1)	The aggregate purchase price of InfraSource common stock is calculated as follows (in thousands, except ratios and per share information):

Exchange ratio	1.223
InfraSource shares outstanding (March 31, 2007)	40,310
Number of Quanta shares to be exchanged	49,299
Average closing price per share of Quanta common stock for the five trading days ended March 21, 2007	$24.67

Total purchase price	$1,216,206

(2)	Represents the estimated transaction costs related to the merger, which primarily include investment banker fees, professional fees and estimated severance costs.

(3)	Represents the estimated fair value of net tangible assets of InfraSource calculated as historical stockholders’ equity less historical goodwill and other intangibles, net. The historical value of InfraSource’s tangible assets and liabilities approximates fair value based upon Quanta’s initial evaluation. Management has begun to gather detailed records and currently anticipates completing a full review of the tangible assets and liabilities acquired prior to December 31, 2007, although the timing of the closing of the transaction may influence the timing of the completion of this review significantly.

(4)	Represents the adjustments to record intangible assets at estimated fair value including customer relationships ($71.5 million) and backlog ($33.8 million). Quanta estimated the fair value of these intangibles using the income approach, specifically the excess earnings method. Quanta’s excess earnings analysis consisted of discounting to present value the projected cash flows attributable to customer relationships and backlog, with assumptions for growth, customer contract renewals, rates of return and other assumptions.

(5)	Represents the net estimated deferred income tax benefit of the acquired intangible assets (other than goodwill).

(6)	Represents the adjustment to the purchase price to record the fair value of the InfraSource stock options based on the acquisition measurement date.

(7)	Goodwill represents the excess of the purchase price over the fair value of the acquired net assets. Quanta anticipates realizing meaningful operational and cost synergies, such as enhancing the combined service offerings, expanding the geographic reach and resource base of the combined company, improving the utilization of personnel and fixed assets, the elimination of duplicate corporate functions,

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)

as well as accelerating revenue growth through enhanced cross-selling and marketing opportunities. Quanta believes these opportunities contribute to the recognition of substantial goodwill.

(b) Represents the assumed repayment of InfraSource’s outstanding indebtedness under its credit facility as of March 31, 2007, pursuant to the terms of the merger agreement.

(c) Certain adjustments have been made to the historical InfraSource balance sheet presentation to conform to Quanta’s accounting policies. Unbilled accounts receivable of $38.2 million have been reclassified to accounts receivable, net and $3.5 million of unearned revenue has been reclassified to accounts payable and accrued expenses.

Unaudited Pro Forma Combined Statement of Operations

(d) Represents the reclassification of certain items to conform InfraSource’s presentation to Quanta’s accounting policies. (See Note (g) for further explanation).

(e) Represents the adjustment to record estimated incremental non-cash stock-based compensation due to the increase in fair value of the InfraSource stock options based on the acquisition measurement date.

(f) Represents the adjustment to record estimated incremental amortization expense on identifiable intangible assets over their respective useful lives. The amortization of the intangible assets is based upon the estimated consumption of the economic benefits of each intangible asset or on a straight-line basis if the pattern of economic benefits consumption cannot be reliably estimated. Backlog is amortized utilizing the estimated pattern of the consumption of the economic benefit over the weighted average estimated life of 2.28 years for electrical and telecommunication projects. Customer relationships are amortized on a straight-line basis over the estimated useful life of 15 years. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the unaudited pro forma combined statements of operations do not include goodwill amortization. The pro forma amortization expense associated with the other intangible assets recorded by Quanta for the year ended December 31, 2006, as a result of the acquisition of InfraSource is approximately $19.7 million. InfraSource’s historical amortization expense of $1.0 million for the year ended December 31, 2006, associated with its intangible assets was eliminated as part of this pro forma presentation. The pro forma amortization expense associated with the other intangible assets recorded by Quanta, for the three months ended March 31, 2007, as a result of the acquisition of InfraSource is approximately $3.3 million. InfraSource’s historical amortization expense of $0.1 million for the three months ended March 31, 2007, associated with its other intangible assets, was eliminated as part of this pro forma presentation. Upon completion of the third party valuation of the intangible assets as of the merger date, there exists a possibility that the final fair values of the intangible assets and the method of amortization may change from the preliminary estimates and methods used in this pro forma presentation.

(g) Represents the elimination of the historical InfraSource interest expense of $6.2 million and the write-off of deferred financing costs of $4.3 million for the year ended December 31, 2006 and the elimination of the historical InfraSource interest expense of $0.9 million for the three months ended March 31, 2007, as a result of the assumed repayment as of January 1, 2006 and 2007 of InfraSource’s outstanding indebtedness under its credit facility pursuant to the terms of the merger agreement. Also, letter of credit fees of $0.7 million and $0.1 million for the year ended December 31, 2006 and for the three months ended March 31, 2007 have been reclassified to selling, general and administrative expenses to conform to Quanta’s presentation.

(h) Represents the reduction of Quanta’s historical interest income for the year ended December 31, 2006 and for the three months ended March 31, 2007, as a result of the assumed repayment as of January 1, 2006 and 2007 of InfraSource’s outstanding indebtedness under its credit facility. The interest income reduction was calculated using the weighted average rate of return on Quanta’s taxable investments for the year ended December 31, 2006 and for the three months ended March 31, 2007 multiplied by the average amounts required to repay InfraSource’s outstanding indebtedness under its credit facility of approximately $71.8 million for the year ended December 31, 2006 and $51.1 million for the three months ended March 31, 2007.

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (Continued)

(i) Represents the adjustment to record a tax provision on the pro forma combined income adjustments at the estimated incremental statutory income tax rate of the combined company.

(j) Represents the elimination of InfraSource’s historical merger related costs of $3.6 million for the three months ended March 31, 2007, as these costs are nonrecurring and are directly attributable to the acquisition.

(k) Reflects the adjustment to convert each share of InfraSource common stock into 1.223 shares of Quanta common stock.

Note 3 —	Unaudited Pro Forma Combined Earnings Per Share

The following table provides the computational data for the unaudited pro forma combined basic and diluted earnings per share for the period presented. Both the basic and diluted weighted average number of shares of InfraSource common stock outstanding have been adjusted to reflect the impact of the merger by applying the 1.223:1 exchange ratio to amounts historically reported by InfraSource (in thousands, except per share data):

	Pro Forma Earnings
	per Share
	For the	For the Three
	Year Ended	Months Ended
	December 31, 2006	March 31, 2007

Unaudited pro forma combined income from continuing operations	$35,033	$30,402
Effect of convertible subordinated notes under the “if converted” method — interest expense addback, net of taxes	—	3,199

Net pro forma combined income from continuing operations for diluted earnings per share	$35,033	$33,601

Weighted average shares outstanding for basic earnings per share	165,650	167,291
Effect of dilutive stock options and restricted stock	1,578	926
Effect of convertible subordinated notes under the “if converted” method — weighted convertible share issuable	—	30,652

Weighted average shares, outstanding for diluted earnings per share	167,228	198,869

Pro forma combined basic earnings per share from continuing operations	$0.21	$0.18

Pro forma combined diluted earnings per share from continuing operations	$0.21	$0.17

The unaudited pro forma combined basic and diluted earnings per share do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that will be achieved by the combined company in the future.

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
QUANTA SERVICES, INC. (PARENT)
QUANTA MS ACQUISITION, INC. (MERGER SUB)
and
INFRASOURCE SERVICES, INC. (COMPANY)
dated as of
March 18, 2007

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Page

2003 Plan	6
2004 Plan	6
Acquisition Proposal	46
Action	15
Adjusted Option	6
Affiliates Letter	64
Agreement	1
Alternative Transaction Recommendation	45
Applicable Laws	4
Board	1
BP LTIP	21
Certificate of Merger	2
Change in Control of Parent	68
Change in the Company Board Recommendation	60
Change in the Parent Board Recommendation	60
Change of Recommendation Notice	45
Closing	2
Closing Date	2
Code	1
Company	1
Company Balance Sheet	13
Company Benefit Plans	19
Company Board Recommendation	27
Company Bylaws	9
Company Certificate	9
Company Common Stock	1
Company Disclosure Letter	8
Company Employee Agreement	19
Company Employees	56
Company Engagement Letters	27
Company ERISA Affiliate	19
Company ESPP	7
Company Material Adverse Effect	9
Company Material Contract	25
Company Option	6
Company Permits	15
Company Restricted Shares	7
Company SEC Documents	13
Company Stock Plans	6
Company Stockholder	3
Company Stockholder Meeting	59
Company Stockholders’ Approval	27
Company Subsidiaries	9

A-iv

Defined Term	Page

Company Termination Fee	69
Confidentiality Agreement	44
Confidentiality Agreements	44
Covered Proposal	69
Credit Agreement	10
Dark Fiber Confidentiality Agreement	44
Delaware Secretary of State	2
DGCL	1
Effective Time	2
Encumbrance	12
Environmental Laws	21
ERISA	19
Exchange Act	10
Exchange Agent	3
Exchange Ratio	3
FCPA	15
GAAP	13
Governmental Authority	12
Hazardous Substances	22
HSR Act	12
Indemnified Directors and Officers	58
Insurance Amount	58
Intellectual Property	25
Labor Agreements	23
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	28
Merger Sub Certificate	28
Merger Sub Common Stock	3
Multiemployer Plan	20
New Plans	57
NYSE	13
Parent	1
Parent Balance Sheet	31
Parent Benefit Plans	36
Parent Board Recommendation	42
Parent Bylaws	28
Parent Certificate	28
Parent Common Stock	3
Parent Disclosure Letter	27
Parent ERISA Affiliate	36
Parent Limited Vote Common Stock	30
Parent Material Adverse Effect	28

A-v

Defined Term	Page

Parent Material Contract	40
Parent Permits	33
Parent Proposal	28
Parent Required Vote	28
Parent Restricted Shares	7
Parent Rights Agreement	31
Parent SEC Documents	31
Parent Stock Options	30
Parent Stock Plan	30
Parent Stockholder Meeting	60
Parent Stockholders	30
Parent Subsidiaries	28
Parent Subsidiary	28
Parent Termination Fee	70
PBGC	20
Person	47
Property and Equipment	24
Proxy Statement/Prospectus	14
Registration Statement	15
Representatives	42
Returns	19
Sarbanes-Oxley Act	13
SEC	12
Securities Act	11
Stock Certificate	3
Subsidiary	9
Superior Proposal	46
Surviving Corporation	2
Taxes	19
Termination Date	67
WARN Act	23

A-vi

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 18, 2007, by and among Quanta Services, Inc., a Delaware corporation (“Parent”), Quanta MS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and InfraSource Services, Inc., a Delaware corporation (“Company”).

RECITALS

WHEREAS, Parent, Merger Sub and Company desire that Parent acquire all of the capital stock of Company through the merger of Merger Sub with and into Company, with Company as the surviving corporation (the “Merger”), pursuant to which each share of Common Stock of Company, par value $0.001 per share (“Company Common Stock”), issued and outstanding at the Effective Time (as defined in Section 1.2), excluding shares of Company Common Stock owned by Parent, Merger Sub or Company (or any of their respective direct or indirect wholly owned subsidiaries), will be converted into the right to receive the Merger Consideration as defined in Section 2.1(b), all as more fully provided in this Agreement; and

WHEREAS, the respective board of directors (each a “Board”) of each of Parent, Merger Sub and Company has determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to and in the best interests of their respective stockholders; and

WHEREAS, the Parent Board has resolved to submit to the stockholders of Parent for their approval the issuance of shares of Parent Common Stock (as defined in Section 2.1(b)) and the Company Board has resolved to submit this Agreement to the stockholders of Company for their approval; and

WHEREAS, Parent, Merger Sub and Company desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, Parent, Merger Sub and Company agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware. Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Closing; Effective Time.  A closing (the “Closing”) shall be held at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002-5200, or such other place as the parties hereto may agree, as soon as practicable but no later than the third business day following the date upon which all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as Parent and Company may agree (such date, the “Closing Date”). As promptly as possible on the Closing Date, the parties hereto shall cause the filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) of a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and Company and specified in the Certificate of Merger (the “Effective Time”).

1.3  Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4  Certificate of Incorporation and Bylaws.  The Certificate of Merger shall provide that at the Effective Time, (a) the Surviving Corporation’s Restated Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time so as to read as set forth on Exhibit A hereto and (b) Merger Sub’s Bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Bylaws; in each case, until thereafter changed or amended in accordance with the respective terms thereof and the DGCL.

1.5  Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until the earlier of their death, resignation, removal or until their respective successors are duly elected and qualified. On or prior to the Closing Date, Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignations of the directors of Company and, as requested by Parent, the officers of Company as directors and officers, such resignations to be effective as of the Effective Time.

1.6  Directors and Officers of Parent.  The directors and officers of Parent immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their death, resignation, removal or until their respective successors shall be duly elected and qualified, except that the Parent Board shall appoint three new directors, who are directors of Company selected by the Parent Board.

1.7  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the provisions of this Agreement, Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES

2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Company or their respective stockholders:

(a) Each share of common stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

(b) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock owned by Parent, Merger Sub or Company or any of their respective direct or indirect wholly owned subsidiaries (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) shall be converted into 1.223 shares (the “Exchange Ratio”) of common stock of Parent, par value $0.00001 per share (“Parent Common Stock”) (such stock, the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate, or shares in book-entry form, that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

2.2  Surrender and Payment.

(a) Exchange Agent; Exchange Fund.  Prior to the Effective Time, for the benefit of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder of share(s) of Company Common Stock (a “Company Stockholder”), Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Company), a bank or trust company that is reasonably satisfactory to Company to act as agent for the payment of the Merger Consideration in respect of the Stock Certificates upon surrender of such Stock Certificates in accordance with this Article II from time to time after the Effective Time (the “Exchange Agent”). Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock pursuant to Section 2.1(b), including cash in lieu of fractional shares in accordance with Section 2.2(e).

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Stock Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates held by such Company Stockholder shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent and, in the case of shares in book-entry form, any additional documents specified by the procedures set forth in the form of letter of transmittal and shall be in such customary form and have such other customary provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Stock Certificate in proper form for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent or Parent, the holder of such Stock Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article II, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and (z) any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article II, and the Stock Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon surrender of the Stock Certificate and any other dividends or distributions in respect thereof, may be issued and paid to a Person (as defined in Section 5.2(d)(i)) other than the Person in whose name the Stock Certificate so surrendered is registered if the Stock Certificate shall be properly endorsed and otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.12(l)) required by reason of the payment to a Person other than the registered holder of the Stock Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Stock Certificate.

(c) Distributions with Respect to Unexchanged Shares; Voting.

(i) To the fullest extent permitted by all laws, statutes, orders, rules or regulations promulgated, or judgments, decisions or orders entered, by any Governmental Authority (as defined in Section 3.5(e)), in each case, to the extent applicable (collectively, “Applicable Laws”), all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if any dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Stock Certificate until such Stock Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of all Applicable Laws, following surrender of any such Stock Certificate, there shall be issued and paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions (1) with a record date at or after the Effective Time and a payment date on or before such surrender with respect to such whole shares of Parent Common Stock and (2) not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) To the fullest extent permitted by Applicable Laws, holders of unsurrendered Stock Certificates shall be entitled to vote after the Effective Time at any meeting of Parent Stockholders (as defined in Section 4.4) the number of whole shares of Parent Common Stock represented by such Stock Certificates, regardless of whether such holders have exchanged their Stock Certificates.

(d) Stock Transfer Books.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any Company Stockholder entitled to receive a fractional share of Parent Common Stock but for this Section 2.2(e) shall be entitled to receive a cash payment (without interest) in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Common Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Stock Certificate(s) (or affidavit(s) of loss and indemnity in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent.

(f) No Liability.  Any portion of the Merger Consideration held by the Exchange Agent for payment to the holders of unsurrendered Stock Certificates that remains unclaimed one year after the Effective Time shall be delivered, at Parent’s option, to Parent (including any interest and other income resulting from investments of such Merger Consideration). Any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of any cash, dividends and other distributions in respect thereof payable or deliverable pursuant to Section 2.1, Section 2.2(c) and Section 2.2(e) upon due surrender of their Stock Certificate (or affidavits of loss and indemnity in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, Company or the Exchange Agent shall be liable to any Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Stock Certificates.  If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Stock Certificate the shares of Parent Common Stock and the cash and any unpaid dividends and other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Stock Certificate been surrendered.

(h) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II in respect of Stock Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby.

2.3  Treatment of Stock Options; Restricted Stock; Company ESPP.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock (a “Company Option”) granted under Company’s 2003 Omnibus Stock Incentive Plan (the “2003 Plan”), or Company’s 2004 Omnibus Stock Incentive Plan, (the “2004 Plan” and, together with the 2003 Plan, the “Company Stock Plans”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to purchase shares of Company Common Stock and shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such Company Option immediately prior to the Effective Time

(including, without limitation, the same vesting conditions), the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to such Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Section 2.3(a) of the Company Disclosure Letter (as defined in Article III below) contains a true and complete list of the Company Options held by each option holder on the date of this Agreement and sets forth next to the name of each such holder (i) the number of Company Options such option holder holds on a grant by grant basis, (ii) the date on which such Company Options were granted, (iii) the exercise price and vesting schedule applicable to such Company Options and (iv) the circumstances pursuant to which the vesting of such Company Options will be accelerated. Except for the Company Options, no current or former employee, director or consultant of Company or any Company Subsidiary holds options or other rights to acquire Company Common Stock.

(b) Each share of Company Common Stock that is subject to transfer and/or forfeiture restrictions under the Company Stock Plans immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall, upon its conversion into the Merger Consideration pursuant to Section 2.1 hereof, continue to be subject to such restrictions (the shares of Parent Common Stock subject to such transfer and/or forfeiture restrictions after the Effective Time are hereafter collectively referred to as “Parent Restricted Shares”) and, upon the lapsing of such restrictions, Parent shall be entitled to withhold such amounts as may be required to be withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions; provided, that each holder of such Parent Restricted Shares may satisfy such withholding obligations by any approved method under the applicable Company Stock Plan. Section 2.3(b) of the Company Disclosure Letter contains a true and complete list of the Company Restricted Shares held by each holder thereof on the date of this Agreement and sets forth next to the name of each holder (i) the number of Company Restricted Shares such holder holds on a grant by grant basis, (ii) the date on which such Company Restricted Shares were granted, (iii) the vesting schedule pursuant to which the transfer and/or forfeiture restrictions on such Company Restricted Shares shall lapse and (iv) the circumstances pursuant to which the vesting of such Company Restricted Shares will be accelerated. Except for the Company Restricted Shares and except as set forth on Section 2.3(b) of the Company Disclosure Letter, no current or former employee, director or consultant of Company or any Company Subsidiary (as defined in Section 3.1(a)) holds restricted shares of Company Common Stock.

(c) The Company Board shall take any and all actions reasonably necessary (including, without limitation, adopting any necessary plan amendment) to terminate all purchases of stock under Company’s 2004 Employee Stock Purchase Plan (the “Company ESPP”) effective as of the last “Trading Day” of the “Offering Period” (as each such term is defined in the Company ESPP) that is in effect on the date of this Agreement and provide that no additional Offering Periods shall commence under the Company ESPP after the date of this Agreement. Company shall terminate the Company ESPP in its entirety immediately prior to the Closing Date.

(d) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of Company under the Company Stock Plans with respect to the Adjusted Options and the Parent Restricted Shares. Company and Parent agree that (i) except as disclosed on Sections 2.3(a) and (b) of the Company Disclosure Letter, Company Options and Company Restricted Shares shall not vest as a result of the Merger and (ii) prior to the Effective Time each of the Company Stock Plans shall be amended, if and to the extent necessary, to reflect the transactions contemplated by this Agreement, including the conversion of the Company Options and Company Restricted Shares pursuant to Sections 2.3(a) and (b) above and the substitution of Parent for Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans by Parent. From and after the Effective Time, all references to Company (other than any references relating to a “Change in Control” of Company) in each Company Stock Plan and in each agreement evidencing any award of Company Options or Company Restricted Shares shall be deemed to refer to Parent, unless Parent determines otherwise.

(e) Parent shall take all action necessary or appropriate to have available for issuance under an effective registration statement filed with the SEC a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Options.

2.4  Adjustments to Prevent Dilution.  In the event that Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

2.5  Withholding.  Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Applicable Laws, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure letter, or in a specific reference to a Company SEC Document (as defined in Section 3.6) filed and publicly available prior to the date of this Agreement referred to in such disclosure letter, delivered by Company to Parent at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein or in the referred to portion of the Company SEC Documents and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent; provided however, that any disclosures in a “Risk Factors” or similar section included in any Company SEC Documents shall not be deemed a qualification of any representation, warranty or covenant, or the matters expressly set forth on the Company Disclosure Letter or the exceptions in the definition of “Company Material Adverse Effect”), Company represents and warrants to Parent as follows:

3.1  Organization and Standing.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Subsidiaries listed on Section 3.1 of the Company Disclosure Letter (the “Company Subsidiaries”) is an organization duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization with full entity power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Company and the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). Company is not in default in the performance, observance or fulfillment of any provision of Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”), or Company’s Amended and Restated Bylaws (the “Company Bylaws”), each of which is in the form as filed and publicly available prior to date of this Agreement in the Company SEC Documents. Company has made available to Parent complete and correct copies of the certificates of incorporation and bylaws or similar organizational documents for each of the Company Subsidiaries.

(b) For purposes of this Agreement, (i) “Company Material Adverse Effect” means a materially adverse effect on the financial condition, business, assets, properties or results of operations of Company and the Company

Subsidiaries, taken as a whole, no matter how caused or how arising, except that no materially adverse effect may be caused solely by or arise solely from one or more of (A) changes to economic, political or business conditions affecting the economy or financial markets generally, (B) the occurrence of natural disasters of any type, (C) occurrence of war, acts of war, terrorism or similar hostilities or (D) changes in Applicable Laws, unless any such change or occurrence specified in clauses (A), (B), (C) or (D) materially and disproportionately affects Company and the Company Subsidiaries taken as a whole and (ii) “Subsidiary” means, with respect to any party, any corporation, partnership, limited liability company, joint venture or other entity or enterprise, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

3.2  Subsidiaries.  Except as set forth on Section 3.2 of the Company Disclosure Letter, Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, other than the Company Subsidiaries. Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of the Company Subsidiaries. Each of the ownership interests of each of the Company Subsidiaries is duly authorized and validly issued and is owned, directly or indirectly, by Company free and clear of all Encumbrances (as defined in Section 3.5(b)), other than pursuant to the Securities Pledge Agreements, entered into in connection with the Credit Agreement, dated June 30, 2006, among Company, InfraSource Incorporated, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”). There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of the Company Subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including without limitation any contract relating to any transaction or relationship between or among Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”))).

3.3  Corporate Power and Authority.  Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Company Stockholders, to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement by Company have been duly authorized by all necessary corporate action on the part of Company, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the Company Stockholders, and no other corporate proceedings on the part of Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

3.4  Capitalization of Company.

(a) As of December 31, 2006, Company’s authorized capital stock consisted of (i) 120,000,000 shares of Company Common Stock, of which 40,233,869 shares were issued and outstanding (including 164,531 Company Restricted Shares issued under the Company Stock Plans), and (ii) 12,000,000 shares of preferred stock, par value

$.001 per share, issuable in series, none of which were outstanding. At December 31, 2006, there were outstanding Company Options to purchase an aggregate of 2,230,989 shares of Company Common Stock and unvested restricted stock covering 164,531 shares of Company Common Stock (which were included in the outstanding shares). Since December 31, 2006, except as set forth on Section 3.4(a) of the Company Disclosure Letter, (i) no shares of Company Common Stock have been issued, except pursuant to Company Options outstanding on December 31, 2006, (ii) no Company Options have been granted, and (iii) no issuances are currently contemplated.

(b) Other than as set forth in Section 3.4(a) (including the exceptions set forth in the last sentence of Section 3.4(a)) of this Agreement or Section 3.4(b) of the Company Disclosure Letter, there are no outstanding (i) shares of Company capital stock or Company voting securities, (ii) subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Company, or (iii) securities that are convertible into or exchangeable for any shares of Company capital stock or Company voting securities, and neither Company nor any of the Company Subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of Company or any of the Company Subsidiaries or any of their respective predecessors. None of the Company Subsidiaries owns any Company capital stock, option or warrant to acquire Company capital stock or other interest determined by reference to the value of Company capital stock.

(c) Each outstanding share of Company capital stock is, and each share of Company capital stock that may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights. The issuance and sale of all of the shares of capital stock described in this Section 3.4 have been in compliance with United States federal and state securities laws. Neither Company nor any of the Company Subsidiaries is obligated to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities law or granted registration rights to any individual or entity.

3.5  Conflicts; Consents and Approvals.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will:

(a) conflict with, or result in a breach of any provision of, the Company Certificate or the Company Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, pledge, mortgage, charge, option, hypothecation, easement, restriction or other encumbrance (an “Encumbrance”) upon any properties or assets of Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, except (i) the Credit Agreement, and (ii) the agreements set forth in Section 3.5(c) of the Company Disclosure Letter;

(c) except as set forth on Section 3.5(c) of the Company Disclosure Letter, violate, or conflict with, or result in any change in the rights or obligations of any party under any of its Company Material Contracts (as defined in Section 3.18(a));

(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets; or

(e) except as set forth on Section 3.5(e) of the Company Disclosure Letter, require any action or consent or approval of, or review by, or registration or filing by Company or any of its affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (each of the foregoing, a “Governmental Authority”), other than (i) approval of this Agreement and the transactions contemplated by this Agreement by Company Stockholders, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), (iii) registrations or other actions required under United States federal and state securities laws, (iv) compliance with any applicable requirements under stock exchange rules, (v) consents or approvals of any Governmental Authority, which are normally obtained after the consummation of this type of transaction, and (vi) the filing with the Delaware Secretary of State of the Certificate of Merger;

other than in the case of Sections 3.5(b), 3.5(c), 3.5(d) and 3.5(e) those exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.6  Company SEC Reports and Financial Statements.

(a) Company has timely filed with the United States Securities and Exchange Commission (the “SEC”) all forms and documents required to be filed by it since May 12, 2004 under the Exchange Act, including (A) its Annual Reports on Form 10-K, (B) its Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders of Company (in the form mailed to stockholders), and (D) all other forms, reports and registration statements required to be filed by Company with the SEC. The documents described in clauses (A)-(D) above, in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Company SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other Applicable Laws, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries of Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, The New York Stock Exchange (the “NYSE”), any stock exchange or any other comparable Governmental Authority.

(b) The December 31, 2006 consolidated balance sheet of Company (the “Company Balance Sheet”) and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by Company with the SEC after the date of this Agreement will fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Company with the SEC after the date of this Agreement will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, the books and records of Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to Company and has not resigned or been dismissed as independent public accountants of Company.

(c) Since September 23, 2003, (A) except as set forth on Section 3.6(c) of the Company Disclosure Letter, the exercise price of each Company Option has been no less than the Fair Market Value (as defined under the terms of the respective Company Stock Plans under which such Company Option was granted) of a share of Company Common Stock as determined on the date of grant of such Company Option, and (B) all grants of Company Options were validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in material compliance with Applicable Laws and recorded in Company’s financial statements referred to in Section 3.6(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

(d) Since December 31, 2006, Company and the Company Subsidiaries have not entered into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, or securities, interest rates or currencies, other than in the ordinary course of business consistent with past practices.

(e) Neither Company nor any of the Company Subsidiaries has, since September 23, 2003, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Company as prohibited under Section 402 of the Sarbanes-Oxley Act.

3.7  Absence of Undisclosed Liabilities.

(a) Except (i) as and to the extent disclosed or reserved against on the balance sheet of Company as of December 31, 2006 included in the Company SEC Documents filed prior to the date of this Agreement or (ii) as incurred since the date thereof in the ordinary course of business consistent with prior practice, neither Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would (x) be required by GAAP to be reflected on a consolidated balance sheet of Company and the Company Subsidiaries (or disclosed in the notes thereto) or (y) otherwise reasonably be expected to be material to Company and the Company Subsidiaries taken as a whole.

(b) Since December 31, 2006, Company has not recorded, and does not expect to record, the reversal of any previously recognized profits, or the recognition of any losses, on any projects of Company or any Company Subsidiary that are individually or in the aggregate in excess of $5,000,000.

(c) Since December 31, 2006 and through the date of this Agreement, Company and Company Subsidiaries have not deemed uncollectible or reserved for any accounts or notes receivable, except in the ordinary course of business consistent with past practice.

3.8  Proxy Statement/Prospectus; Registration Statement.  None of the information to be supplied by Company for inclusion in (a) the joint proxy statement relating to the Company Stockholder Meeting (as defined in Section 5.5(a)) and the Parent Stockholder Meeting (as defined in Section 5.5(b)) (also constituting the prospectus in respect of Parent Common Stock into which Company Common Stock will be converted) (the “Proxy Statement/Prospectus”), to be filed by Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Company Stockholders and Parent Stockholders, at the time of the Company Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.9  Compliance with Law.  Except as to matters involving Environmental Laws (as defined in Section 3.14(a)) or Hazardous Substances (as defined in Section 3.14(b)) to which Section 3.14 shall apply, Company and the Company Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such Company Permits that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The businesses of Company and the Company Subsidiaries are not being conducted in violation of Applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Company or any of the Company Subsidiaries is pending or, to the knowledge of

Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither Company, any Company Subsidiary, nor, to the knowledge of Company, any director, officer, agent, employee or other person acting on behalf of Company or any of the Company Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

3.10  Litigation.  Except as to Taxes to which Section 3.12 shall apply and to matters involving Environmental Laws or Hazardous Substances to which Section 3.14 shall apply, and except as set forth on Section 3.10 of the Company Disclosure Letter, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation or demand letter (an “Action”) pending or, to the knowledge of Company, threatened, against Company or any of the Company Subsidiaries or any executive officer or director of Company or any of the Company Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that would be required to be disclosed in the Company SEC Documents. There is no outstanding order, writ, injunction, judgment, award, rule or decree against Company or any of the Company Subsidiaries or by which any property, asset or operation of Company or any of the Company Subsidiaries is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2006 and through the date of this Agreement, Company and the Company Subsidiaries have not entered into any settlement or consent with respect to any pending litigation or other proceeding other than settlements (i) in the ordinary course of business not exceeding a $5,000,000 payment by Company or a Company Subsidiary with an unconditional release of Company, the Company Subsidiaries and its or their affiliates, as applicable, from any liabilities or, (ii) in the case of non-monetary settlements, which would not be reasonably likely to have an adverse impact in any material respect on the operations of Company and the Company Subsidiaries and, following the Effective Time, Parent and the Parent Subsidiaries.

3.11  Absence of Certain Changes or Events.  Except as set forth on Sections 3.11(a) through (h) of the Company Disclosure Letter:

(a) Since December 31, 2006, there has not been any Company Material Adverse Effect or any event, change, effect or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, except as contemplated in this Agreement;

(b) Since December 31, 2006 and through the date of this Agreement, Company and the Company Subsidiaries have conducted their business and operated their properties in the ordinary course of business consistent with past practice, except as contemplated in this Agreement;

(c) Since December 31, 2006 and through the date of this Agreement, Company and Company Subsidiaries have not merged or consolidated with any other Person or acquired assets of any other Person for consideration in excess of $5,000,000, individually, and $50,000,000 in the aggregate or entered into a new line of business or commenced business operations in any country in which Company is not operating as of the date of this Agreement or made any offer or committed to do any of the foregoing;

(d) Since December 31, 2006, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or any repurchase, redemption or other acquisition by Company or any of the Company Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or any of the Company Subsidiaries;

(e) Since December 31, 2006, except as set forth on Section 3.11(e) of the Company Disclosure Letter, there has not been any amendment of any term of (i) any outstanding security of Company or any of the Company Subsidiaries or (ii) any Company Benefit Plan or Company Employee Agreement (as defined in Section 3.13(a)) of Company or any of the Company Subsidiaries;

(f) Since December 31, 2006 and through the date of this Agreement, Company has not incurred any indebtedness for borrowed money, except indebtedness incurred and letters of credit issued under the Credit Agreement or in the ordinary course of business in accordance with the Credit Agreement;

(g) At the date of this Agreement, Company and Company Subsidiaries have not made or committed to make capital expenditures in excess of the aggregate consolidated budgeted amount set forth in Company’s fiscal 2007 capital expenditure plan as previously disclosed to Parent; and

(h) Since December 31, 2006, there has not been any change in any method of accounting or accounting practice by Company or any of the Company Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Company Subsidiary’s accounting policies and practices to those of Company.

3.12  Taxes.  Notwithstanding any other provisions in this Agreement to the contrary other than Sections 3.6, 3.13 and 3.21, this representation contains Company’s sole representation regarding Taxes.

(a) (i) Company and each of the Company Subsidiaries has timely filed, or sought and received an extension to file, all material United States federal, state and local and all foreign Returns (as defined in Section 3.12(k)) required to be filed by it, (ii) all such Returns were true, correct and complete in all material respects, (iii) Company and each of the Company Subsidiaries have paid or caused to be paid all Taxes (whether or not shown on such Returns as owing), except where the failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iv) each of Company and the Company Subsidiaries has timely withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party, (v) except as set forth on Section 3.12(a)(v) of the Company Disclosure Letter, neither Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any material Return, (vi) except as set forth on Section 3.12(a)(vi) of the Company Disclosure Letter, neither Company nor any of the Company Subsidiaries has any liability for the Taxes of any person (other than Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, (vii) the charges, accruals and reserves for Taxes with respect to Company and the Company Subsidiaries reflected in the Company Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (viii) except as set forth on Section 3.12(a)(viii) of the Company Disclosure Letter, no deficiencies for any material amounts of Taxes have been asserted or assessed, or, to the knowledge of Company, proposed, against Company or any Company Subsidiary that have not been paid in full, (ix) except as set forth on Section 3.12(a)(ix) of the Company Disclosure Letter, there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Company or any Company Subsidiary, threatened or scheduled to commence, against or with respect to Company or any Company Subsidiary in respect of any material amount of Tax, and (x) except as set forth on Section 3.12(a)(x) of the Company Disclosure Letter, there is no outstanding order, writ, injunction, judgment, award, rule or decree against Company or any of the Company Subsidiaries related to any material amount of Tax.

(b) Neither Company nor any Company Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(c) Each of Company and the Company Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(d) Neither Company nor any Company Subsidiary has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “listed transaction,” as defined in Section 1.6011-4 of the Treasury Regulations.

(e) Neither Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Applicable Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Law) executed on or prior to the Closing Date.

(f) Except as set forth on Section 3.12(f) of the Company Disclosure Letter, since September 24, 2003, neither Company nor any Company Subsidiary has undergone an “ownership change” pursuant to Section 382(g) of the Code.

(g) Since September 24, 2003, neither Company nor any Company Subsidiary has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(h) The Company has made available to Parent correct and complete copies of (i) all U.S. federal income tax Returns of Company and the Company Subsidiaries relating to taxable periods ending on or after December 31, 2003, filed through the date of this Agreement, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) within the last three years relating to any material amounts of Taxes due from or with respect to Company or any of its Subsidiaries and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) or (ii) of this Section 3.12(h).

(i) Except as set forth on Section 3.12(i) of the Company Disclosure Letter, neither Company nor any Company Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Section 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign Applicable Law).

(j) Except as set forth on Section 3.12(j) of the Company Disclosure Letter, from December 31, 2006 until the date of this Agreement, neither Company nor any Company Subsidiary has made any change to any material method of Tax accounting, made or changed any material Tax election, authorized any indemnities for a material amount of Taxes, amended any Return (including by way of a claim for refund) such that the amended Return results in an overpayment or underpayment of a material amount of Taxes, or settled or compromised any material Tax liability.

(k) “Returns” means returns, reports, forms or other documentation (including any additional or supporting material and any amendments or supplements) required to be filed with any Governmental Authority of the United States or any other relevant jurisdiction responsible for the imposition or collection of Taxes, including any information returns, claims for refunds, amended returns, or declarations of estimated Taxes.

(l) “Taxes” means all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, net worth, social security, worker’s compensation, excise, or property taxes, together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto.

3.13  Employee Benefit Plans; ERISA.

(a) Section 3.13(a)(i) of the Company Disclosure Letter contains a true and complete list of the Company Benefit Plans (as defined below). For purposes of this Agreement, “Company Benefit Plans” shall mean all material employee benefit plans or arrangements of any type (including without limitation, the Company Stock Plans, the Company ESPP and plans described in Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”)), sponsored, maintained or contributed to by Company or any trade or business, whether or not incorporated, which together with Company would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Company ERISA Affiliate”) within six years prior to the Effective Time; provided, that the term “Company Benefit Plans” shall not include any Multiemployer Plan (as defined below) or union-sponsored welfare plan, and Section 3.13(a)(ii) of the Company Disclosure Letter lists each individual employment, compensation, severance or similar agreement with respect to which Company or any Company ERISA Affiliate has any current or future obligation or liability (“Company

Employee Agreement”). With respect to each Company Benefit Plan, Company has provided or made available to Parent a true, correct and complete copy of such Company Benefit Plan, and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, summary plan descriptions, and the most recent determination letter from the Internal Revenue Service. Company has provided or made available to Parent a true, correct and complete copy of (x) each Company Employee Agreement that has not been filed with the Company SEC Documents or (y) the form(s) of each Company Employee Agreement and has listed on Section 3.13(a)(ii) of the Company Disclosure Letter the name of each of the individuals who have signed such Company Employee Agreement by each type of form. All Company Employee Agreements referenced in clause (y) of the preceding sentence conform substantially to the form(s) of such Company Employee Agreements provided to Parent.

(b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and Applicable Laws; (iii) neither Company nor any Company ERISA Affiliate has engaged in, and Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Company or any Company ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA; (iv) except as set forth on Section 3.13(b)(iv) of the Company Disclosure Letter, no disputes, government audits, examinations or investigations are pending or, to the knowledge of Company or any Company ERISA Affiliate, threatened other than ordinary claims for benefits; (v) neither Company nor any Company ERISA Affiliate has engaged in, and Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code; (vi) all contributions due have been made on a timely basis; and (vii) except for outstanding awards under the Company Stock Plans and the Company ESPP, such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions required under any Company Benefit Plan which have not been made have been properly recorded on the books of Company or a Company ERISA Affiliate.

(c) Neither Company nor any Company ERISA Affiliate has incurred or taken any action that could reasonably be expected to cause it to incur any liability (i) on account of a partial or complete withdrawal (within the meaning of Sections 4205 and 4203 of ERISA, respectively) with respect to any multiemployer plan, as described in Section 3(37) of ERISA (a “Multiemployer Plan”), or (ii) on account of unpaid contributions to any such Multiemployer Plan. To the knowledge of Company, no Multiemployer Plan to which Company or any Company ERISA Affiliate contributes or is obligated to contribute is insolvent or in reorganization, within the meaning of Sections 4245 and 4241 of ERISA.

(d) Neither Company nor any Company ERISA Affiliate has incurred or taken any action that could reasonably be expected to cause it to incur any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) as a result of the voluntary or involuntary termination of any Company Benefit Plan which is subject to Title IV of ERISA.

(e) No event has occurred with respect to a Company Benefit Plan that could reasonably be expected to result in liability to Company or any Company ERISA Affiliate which would have a Company Material Adverse Effect.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Letter, (i) no present or former employees of Company or any of the Company Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA) or any similar benefits or has or will obtain a right to receive a gross-up payment from Company or any of the Company Subsidiaries with respect to any excise taxes which may be imposed upon such present or former employee pursuant to Sections 409A or 4999 of the Code or otherwise, (ii) neither the execution of this Agreement nor the consummation of the transactions shall cause any payments or benefits to any employee, officer or director of Company or any of the Company Subsidiaries to be either subject to an excise tax or non-deductible to Company under Sections 4999 and 280G of the Code, respectively, and (iii) neither the execution of this Agreement nor the consummation of the transactions shall result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Company or any of the Company Subsidiaries.

(g) Section 3.13(g) of the Company Disclosure Letter (i) lists for each participant in the Blair Park Services, Inc. and Sunesys, Inc. Performance Unit Plan 2005-2008 (the “BP LTIP”) the applicable performance target(s) and (ii) describes the committee or person(s) administering the BP LTIP. The consummation of the transactions contemplated by this Agreement will not accelerate the vesting or payment of awards granted under the BP LTIP to any employee of Blair Park Services, Inc. or Sunesys, Inc.

3.14  Environmental Matters.  Notwithstanding any other provision in this Agreement to the contrary other than in Section 3.6, this representation contains Company’s sole representation regarding matters involving Environmental Laws or Hazardous Substances. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The businesses of Company and the Company Subsidiaries have been and are operated in compliance with all applicable federal, state and local statutes, ordinances, licenses, rules, orders, regulations, permit conditions, injunctive obligations and legal requirements relating to the protection of the environment and public health, including without limitation the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b) Neither Company nor any of the Company Subsidiaries has caused the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any other substance regulated under any Environmental Law (together, “Hazardous Substances”), except in compliance with all Environmental Laws, and, to Company’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Company or any of the Company Subsidiaries except in compliance with all Environmental Laws.

(c) Neither Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Company, any other communication alleging or concerning any violation by Company or any of the Company Subsidiaries of, or responsibility or liability of Company or any of the Company Subsidiaries under, any Environmental Law. There are no pending or, to the knowledge of Company, threatened claims, suits, actions or proceedings with respect to the businesses or operations of Company or any of the Company Subsidiaries alleging or concerning any violation of, or responsibility or liability under, any Environmental Law. There is no outstanding order, writ, injunction, judgment, award, rule or decree against Company or any of the Company Subsidiaries related to any Environmental Law or Hazardous Substances.

(d) Company and the Company Subsidiaries have obtained and are in compliance with all approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Company and the Company Subsidiaries as currently conducted; and, to the knowledge of Company, there are no pending or threatened, actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and similar authorizations.

(e) No claims have been asserted or, to the knowledge of Company, threatened to be asserted against Company or any of the Company Subsidiaries or against any Person (as defined in Section 5.2(d)) whose liability for any claim Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances.

3.15  Insurance.  Company has made available to Parent a true, complete and correct copy of each insurance policy of Company and each material insurance policy of the Company Subsidiaries currently in effect or the binder therefor. Company maintains insurance with reputable insurers for the business and assets of Company and the Company Subsidiaries against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business. All premiums due on such policies have been paid, and there is no existing default or notice of non-renewal, except for such defaults or notices as would not constitute a Company Material Adverse Effect. Company maintains levels of self-insurance and reserves which Company believes are adequate to meet current liabilities.

3.16  Labor Matters; Employees.

(a) Except, in each case, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries and, during the past five years, there has not been any such action, (ii) neither Company nor any of the Company Subsidiaries have any knowledge of any current union organizing activities among the employees of Company or any of the Company Subsidiaries, (iii) Company and the Company Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Laws, ordinance or regulation and Company is not liable for any arrears of wages or any withholding taxes or penalties for failure to comply with any of the foregoing, (iv) there is no unfair labor practice charge or complaint against Company or any of the Company Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (v) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Company or any of the Company Subsidiaries, (vi) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Company or any of the Company Subsidiaries, and (vii) there is no employee or governmental claim or investigation, including any charges to or by the Equal Employment Opportunity Commission or any state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, harassment complaints, demand letters, or threatened claims. Section 3.16(a)(ii) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of any material collective bargaining or similar agreement with any labor organization, or work rules, past practices, or implied contractual terms or agreements with any labor organization or employee association applicable to employees of Company or any of the Company Subsidiaries (collectively the, “Labor Agreements”) to which Company or any of the Company Subsidiaries is a party, and none of the employees of Company or any of the Company Subsidiaries are represented by any material labor organization except as set forth on Section 3.16(a)(ii) of the Company Disclosure Letter.

(b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), neither Company nor any of the Company Subsidiaries has effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or any of the Company Subsidiaries, or (ii) a mass layoff (as defined in the WARN Act) affecting any site of employment or facility of Company or any of the Company Subsidiaries, nor has Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would reasonably be expected to have a Company Material Adverse Effect.

(c) Neither Company nor any of the Company Subsidiaries has been suspended or debarred from doing business with the United States government, or state or local government entity, or is the subject of a finding of non-responsibility or ineligibility for United States government contracting, or contracting with a state or local government entity, and neither Company nor any of the Company Subsidiaries has, or is violating, Executive Order 11246 or its implementing regulations, with respect to any government contract, or any state or local law applicable to contracting with such governmental entity, and neither Company nor any of the Company Subsidiaries has been notified by one or more significant customers that Company or any of the Company Subsidiaries is not currently considered qualified by that customer or customers to perform or bid on work for that customer because of safety record concerns, except for any such disqualification that would not reasonably be expected to have a material adverse effect on Company or any material Company Subsidiary.

3.17  Title to Property and Equipment.  Except for goods and other property sold, used, leased, licensed or otherwise surrendered, relinquished or otherwise disposed of since December 31, 2006 in the ordinary course of business consistent with past practice or as disclosed in Section 3.17 of the Company Disclosure Letter, as of the date of this Agreement, Company, directly or indirectly through the Company Subsidiaries, has good and marketable title to all of the property and equipment reflected in Company’s December 31, 2006 financial statements included in the Company SEC Documents (the “Property and Equipment”), free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of Company as of December 31, 2006 (or the notes thereto) included in the Company SEC Documents; (b) Encumbrances for taxes not yet due and payable; and (c) such imperfections of title, easements and Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases and other agreements pursuant to which Company or any of the Company Subsidiaries leases or otherwise acquires or obtains rights affecting any real or personal property are valid, and effective, except where the failure to be valid or effective would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and there is not, under any such leases any event of default or event which with notice or lapse of time, or both, would constitute a default by Company or any of the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.18  Material Contracts.

(a) Set forth in Section 3.18(a) of the Company Disclosure Letter or listed as an exhibit to Company’s Annual Report on Form 10-K for the year ended December 31, 2006 or to any other Company SEC Document filed and publicly available between December 31, 2006 and the date of this Agreement is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Company or any of the Company Subsidiaries is subject that is currently in effect and (i) is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Company, (ii) which expressly limits the ability of the Company or any of the Company Subsidiaries or would limit the ability of Parent or any of the Parent Subsidiaries (as defined in Section 4.1(a)) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole, or, following the Effective Time, to Parent and any Parent Subsidiaries, taken as a whole, (iii) which requires them to deal exclusively in any material respect with any Person or group of related Persons, or (iv) which is a shareholder rights agreement or which otherwise provides for the issuance of any securities in respect of this Agreement or the Merger. Each contract, lease, indenture, agreement, arrangement, commitment or understanding of the type described in this Section 3.18(a), whether or not included as an exhibit to the Company SEC Documents, is referred to herein as a “Company Material Contract,” and for purposes of Section 5.3(xix) and the bringdown of Section 3.18(b) pursuant to Section 6.3(a), “Company Material Contract” shall include as of the date entered into any such contract, lease, indenture, agreement, arrangement, commitment or understanding that is entered into after the date of this Agreement. The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract that is not included as an exhibit to the Company SEC Documents.

(b) (A) All Company Material Contracts are the valid and legally binding obligations of Company and, to the knowledge of Company, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Company is not in material breach or default with respect to, and to the knowledge of Company, no other party to any Company Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Company Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement no Company Material Contract contains any provision that prevents Company or any of the Company Subsidiaries from owning, managing and operating the Property and Equipment of Company and the Company Subsidiaries in accordance with historical practices, except, in the case of each of (A)-(D) above, as would not reasonably be expected to have a Company Material Adverse Effect.

3.19  Intellectual Property.  Company or the Company Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of Company and the Company Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Person has notified either Company or any of the Company Subsidiaries in writing and Company does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Company and the Company Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to Company’s knowledge, no Person is infringing on any right of Company or any of the Company Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Company’s knowledge, threatened that Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, except for claims that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.20  Disclosure Controls and Procedures and Internal Control Over Financial Reporting.  Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are designed to provide reasonable assurance that information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Company required under the Exchange Act with respect to such reports. As of December 31, 2006, there were no “material weaknesses” in Company’s or any of the Company Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act. Company has disclosed, based on the most recent evaluation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) by its chief executive officer and chief financial officer, to Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in its internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. Since the date of Company’s most recent evaluation of internal control over financial reporting, to the knowledge of Company, no facts or circumstances have arisen or occurred that would be required to be disclosed to Company’s auditors or Company’s audit committee regarding (x) a significant deficiency in the design or operation of its internal control over financial reporting, (y) a material weakness in its internal control over financial reporting or (z) fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

3.21  Tax-Free Reorganization.  Neither Company nor, to the knowledge of Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

3.22  Opinion of Financial Advisor.  The Company Board has received the written opinion of Citigroup Global Markets Inc., Company’s financial advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company Stockholders from a financial point of view. A true, complete and correct copy of such opinion will promptly be delivered to Parent by Company solely for informational purposes after receipt thereof.

3.23  Brokerage and Finders’ Fees.  Except for Company’s obligations to Citigroup Global Markets Inc., FMI Corporation, and Navigant Capital Advisors, LLC, neither Company nor any director, officer, employee or affiliate of Company, has incurred or will incur on behalf of Company or the Company Subsidiaries, any brokerage, finders’, investment banking or similar fee in connection with the transactions contemplated by this Agreement. True and correct copies of all agreements and engagement letters currently in effect with Citigroup Global Markets

Inc., FMI Corporation, and Navigant Capital Advisors, LLC (the “Company Engagement Letters”) have been provided to Parent. Company is solely responsible for the fees and expenses of Citigroup Global Markets Inc., FMI Corporation, and Navigant Capital Advisors, LLC as and to the extent set forth in the Company Engagement Letters and has previously provided to Parent the method for calculating the fees payable under each Company Engagement Letter.

3.24  Anti-takeover Provisions.  Company and the Company Board have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes, laws or regulations enacted by the federal or any state government, including the State of Delaware and Section 203 of DGCL, or any applicable anti-takeover provision in the Company Certificate or the Company Bylaws of Company or in the certificate of incorporation or bylaws or comparable constituent documents of any Company Subsidiary, is, or at the Effective Time will be, applicable to Company, Parent, Merger Sub, Company Common Stock, this Agreement or the transactions contemplated by this Agreement.

3.25  Board Recommendation; Required Vote.  The Company Board, at a meeting duly called and held, by unanimous vote has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the Company Stockholders approve and adopt this Agreement and the Merger (collectively, the “Company Board Recommendation”). The affirmative vote of holders of a majority of the outstanding Company Common Stock to adopt this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Company Stockholders’ Approval”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter, or in a specific reference to a Parent SEC Document (as defined in Section 4.5(a)) filed and publicly available prior to the date of this Agreement referred to in such disclosure letter, delivered by Parent to Company at or prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein or in the referred to portion of the Parent SEC Documents and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent; provided however, that any disclosures in a “Risk Factors” or similar section included in any Parent SEC Documents shall not be deemed a qualification of any representations, warranty or covenant, or the matters expressly set forth on the Parent Disclosure Letter or the exceptions in the definition of “Parent Material Adverse Effect”), Parent and Merger Sub jointly and severally represent and warrant to Company as follows:

4.1  Organization and Standing.  (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Subsidiaries listed on Section 4.1 of the Parent Disclosure Letter (the “Parent Subsidiaries” and each, a “Parent Subsidiary”) is an organization duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization with full entity power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent, Merger Sub and the Parent Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (defined below). Parent is not in default in the performance, observance or fulfillment of any provision of Parent’s Certificate of Incorporation (the “Parent Certificate”) or Parent’s Bylaws (the “Parent Bylaws”), each of which is in the form as filed and publicly available prior to the date of this Agreement in the Parent SEC Documents (as defined in

Section 4.5(a)). Merger Sub is not in default in the performance, observance or fulfillment of any provision of Merger Sub’s Certificate of Incorporation (the “Merger Sub Certificate”) or Merger Sub’s Bylaws (the “Merger Sub Bylaws”).

(b) For purposes of this Agreement, (i) “Parent Material Adverse Effect” means a materially adverse effect on the financial condition, business, assets, properties or results of operations of Parent and the Parent Subsidiaries, taken as a whole, no matter how caused or how arising, except that no materially adverse effect may be caused solely by or arise solely from one or more of (A) changes to economic, political or business conditions affecting the economy or financial markets generally, (B) the occurrence of natural disasters of any type, (C) occurrence of war, acts of war, terrorism or similar hostilities, or (D) changes in Applicable Laws, unless any such change or occurrence specified in clauses (A), (B), (C) or (D) materially and disproportionately affects Parent and the Parent Subsidiaries taken as a whole.

4.2  Corporate Power and Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under the Agreement, and to consummate the transactions contemplated by this Agreement, subject to the receipt of the affirmative vote of the holders of a majority of votes cast at a meeting at which a majority of the outstanding shares held by Parent Stockholders (as defined in Section 4.4(a)) are present and voting (the “Parent Required Vote”) to authorize the issuance of Parent Common Stock pursuant to this Agreement under Rule 312.02 of the NYSE (the “Parent Proposal”). The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub, have been duly authorized by all necessary corporate action except for the Parent Required Vote, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Merger Sub and Parent enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

4.3  Conflicts; Consents and Approval.  Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will:

(a) conflict with, or result in a breach of any provision of the Parent Certificate or the Parent Bylaws, or the Merger Sub Certificate or the Merger Sub Bylaws;

(b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets;

(c) violate, or conflict with, or result in any change in the rights or obligations of any party under any of its Parent Material Contracts (as defined in Section 4.17(a));

(d) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party except those set forth on Section 4.3(d) of the Parent Disclosure Letter; or

(e) except as set forth on Section 4.3(e) of the Parent Disclosure Letter, require any action or consent or approval of, or review by, or registration or filing by Parent or any of its Subsidiaries with, any third party or any Governmental Authority, other than (u) the Parent Required Vote and the adoption of this Agreement and the transactions contemplated hereby by Parent as the sole stockholder of Merger Sub, (v) actions required by the HSR Act, (w) compliance with any United States federal and state securities laws and any other applicable takeover laws, (x) compliance with any applicable requirements under stock exchange rules, (y) consents or approvals of any Governmental Authority, which are normally obtained after the consummation of this type of transaction, and (z) the filing with the Delaware Secretary of State of the Certificate of Merger; except in the case of clauses (b), (c), (d) and (e) above for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4  Capitalization of Parent and Merger Sub.

(a) As of December 31, 2006, Parent’s authorized capital stock consisted of (i) 300,000,000 shares of Parent Common Stock, of which 117,618,130 shares were issued and outstanding (including 1,298,070 shares of unvested Parent restricted stock issued under Parent’s Amended 2001 Stock Incentive Plan, as amended and restated March 13, 2003 (the “Parent Stock Plan”)), (ii) 3,345,333 shares of limited vote common stock, par value $0.00001 per share, of which 915,805 shares were issued and outstanding (the “Parent Limited Vote Common Stock”) (such holders of the outstanding Parent Common Stock and Parent Limited Vote Stock, the “Parent Stockholders”), (iii) 10,000,000 shares of preferred stock, par value $0.00001 per share, of which there were no shares issued and outstanding, and (iv) 1,000,000 shares of Series D Junior Preferred Stock, of which there are no shares issued and outstanding. At December 31, 2006, there were outstanding stock options to acquire Parent Common Stock (the “Parent Stock Options”) covering an aggregate of 779,298 shares of Parent Common Stock. Since December 31, 2006, (i) except as set forth on Section 4.4(a) of the Parent Disclosure Letter, no shares of Parent Common Stock have been issued, except pursuant to Parent Stock Options outstanding on December 31, 2006, restricted stock issued pursuant to the Parent Stock Plan, the conversion of Parent Limited Vote Common Stock upon the sale thereof, and the conversion of any of Parent’s convertible securities, and (ii) no Parent Stock Options have been granted.

(b) Other than as set forth in Section 4.4(a) (including the exceptions set forth in the last sentence of Section 4.4(a)) of this Agreement or on Section 4.4(b) of the Parent Disclosure Letter, there are no outstanding (i) shares of Parent capital stock or Parent voting securities, (ii) subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Parent, or (iii) securities that are convertible into or exchangeable for any shares of Parent capital stock or Parent voting securities, and neither Parent nor any of the Parent Subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of Parent or any of the Parent Subsidiaries or any of their respective predecessors. None of the Parent Subsidiaries owns any Parent capital stock, option or warrant to acquire Parent capital stock or other interest determined by reference to the value of Parent capital stock.

(c) All issued and outstanding shares of Parent’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of Parent Stock Options will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with United States federal and state securities laws. Except as set forth on Section 4.4(c) of the Parent Disclosure Letter and as may be provided in the Amended and Restated Rights Agreement dated as of March 8, 2000, as amended and restated as of October 24, 2002 between Parent and American Stock Transfer & Trust Company, as Rights Agent (the “Parent Rights Agreement”), neither Parent nor any of the Parent Subsidiaries is obligated to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity.

(d) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.5  Parent SEC Reports and Financial Statements.

(a) Parent has timely filed with the SEC all forms and documents required to be filed by it since January 1, 2004 under the Exchange Act, including (A) its Annual Reports on Form 10-K, (B) its Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of shareholders of Parent (in the form mailed to shareholders), and (D) all other forms, reports and registration statements required to be filed by Parent with the SEC. The documents described in clauses (A)-(D) above, in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Parent SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Parent SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and other Applicable Laws as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries of the Parent is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, NYSE, any stock exchange or any other comparable Governmental Authority.

(b) The December 31, 2006 consolidated balance sheet of Parent (the “Parent Balance Sheet”) and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to Parent and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as independent public accountants of Parent.

(c) Since January 1, 2000, (A) the exercise price of each Parent Stock Option has been no less than the Fair Market Value (as defined under the terms of the respective Parent Stock Plan under which such Parent Stock Option was granted) of a share of Parent Common Stock as determined on the date of grant of such Parent Stock Option, and (B) all grants of Parent Stock Options were validly issued and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in material compliance with Applicable Laws and recorded in Parent’s financial statements referred to in Section 4.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

(d) Except as set forth on Section 4.5(d) of the Parent Disclosure Letter, neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including without limitation any contract relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)).

(e) Neither Parent nor any of the Parent Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent as prohibited under Section 402 of the Sarbanes Oxley Act.

4.6  Absence of Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the balance sheet of Parent as of December 31, 2006 included in the Parent SEC Documents filed prior to the date of this Agreement or (b) as incurred since the date thereof in the ordinary course of business consistent with prior practice, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would (i) be required by GAAP to be reflected on a consolidated balance sheet of Parent and the Parent Subsidiaries (or disclosed in the notes thereto) or (ii) otherwise reasonably be expected to be material to Parent and the Parent Subsidiaries taken as a whole.

4.7  Proxy Statement/Prospectus; Registration Statement.  None of the information to be supplied by Parent for inclusion in (a) the Proxy Statement/Prospectus, to be filed by Parent and Company with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to Company Stockholders and Parent Stockholders, at the time of the Company Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.8  Compliance with Law.  Except as to matters involving Environmental Laws or Hazardous Substances to which Section 4.13 shall apply, Parent and the Parent Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except for failures to hold such Parent Permits that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The businesses of Parent and the Parent Subsidiaries are not being conducted in violation of Applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on Section 4.8 of the Parent Disclosure Letter, no investigation or review by any Governmental Authority with respect to Parent or any of the Parent Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent, any Parent Subsidiary, nor, to the knowledge of Parent, any director, officer, agent, employee or other Person acting on behalf of Parent or any of the Parent Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the FCPA.

4.9  Litigation.  Except as to matters involving Environmental Laws or Hazardous Substances to which Section 4.13 shall apply, and except as set forth on Section 4.9 of the Parent Disclosure Letter, there is no Action, pending or, to the knowledge of Parent, threatened, against Parent or any of the Parent Subsidiaries or any executive officer or director of Parent or any of the Parent Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or that would be required to be disclosed in the Parent SEC Documents. There is no outstanding order, writ, injunction, judgment, award, rule or decree against Parent or any of the Parent Subsidiaries or by which any property, asset or operation of Parent or any of the Parent Subsidiaries is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.10  Absence of Certain Changes or Events.  Except as set forth on Sections 4.10(a) through (f) of the Parent Disclosure Letter:

(a) Since December 31, 2006, there has not been any Parent Material Adverse Effect or any event, change, effect or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, except as contemplated in this Agreement;

(b) Since December 31, 2006 and through the date of this Agreement, Parent and the Parent Subsidiaries have conducted their business and operated their properties in the ordinary course of business consistent with past practice, except as contemplated in this Agreement;

(c) There has not been any action taken by Parent or any of the Parent Subsidiaries from December 31, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.4(a);

(d) Since December 31, 2006, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of the Parent Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of the Parent Subsidiaries;

(e) Since December 31, 2006, there has not been any amendment of any term of any outstanding security of Parent or any of the Parent Subsidiaries; and

(f) Since December 31, 2006, there has not been any change in any method of accounting or accounting practice by Parent or any of the Parent Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Parent Subsidiary’s accounting policies and practices to those of Parent.

4.11  Taxes.  Notwithstanding any other provisions in this Agreement to the contrary other than Sections 4.5 and 4.19, this representation contains Parent’s sole representation regarding Taxes.

(a) (i) Parent and each of the Parent Subsidiaries has timely filed, or sought and received an extension to file, all material United States federal, state and local and all foreign Returns required to be filed by it, (ii) all such Returns were true, correct and complete in all material respects, (iii) Parent and each of the Parent Subsidiaries have paid or caused to be paid all Taxes (whether or not shown on such Returns as owing), except where the failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (iv) each of Parent and the Parent Subsidiaries has timely withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party, (v) except as set forth on Section 4.11(a)(v) of the Parent Disclosure Letter, neither Parent nor any of the Parent Subsidiaries is currently the beneficiary of any extension of time within which to file any material Return, (vi) neither Parent nor any of the Parent Subsidiaries has any liability for the Taxes of any person (other than Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, (vii) the charges, accruals and reserves for Taxes with respect to Parent and the Parent Subsidiaries reflected in the Parent Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (viii) no deficiencies for any material amounts of Taxes have been asserted or assessed, or, to the knowledge of Parent, proposed, against Parent or any Parent Subsidiary that have not been paid in full, (ix) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Parent or any Parent Subsidiary, threatened or scheduled to commence, against or with respect to Parent or any Parent Subsidiary in respect of any material amount of Tax, and (x) there is no outstanding order, writ, injunction, judgment, award, rule or decree against Parent or any of the Parent Subsidiaries related to any material amount of Tax.

(b) Except as set forth on Section 4.11(b) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(c) Each of Parent and the Parent Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(d) Neither Parent nor any Parent Subsidiary has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “listed transaction,” as defined in Section 1.6011-4 of the Treasury Regulations.

(e) Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Applicable Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Law) executed on or prior to the Closing Date.

(f) Since December 31, 2003, neither Parent nor any Parent Subsidiary has undergone an “ownership change” pursuant to Section 382(g) of the Code.

(g) Since December 31, 2003, neither Parent nor any Parent Subsidiary has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(h) The Parent has made available to Company correct and complete copies of (i) all U.S. federal income tax Returns of Parent and the Parent Subsidiaries relating to taxable periods ending on or after December 31, 2003, filed through the date of this Agreement, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) within the last three years relating to any material amounts of Taxes due from or with respect to Parent or any of its Subsidiaries, and (iii) except as set forth on Section 4.11(h) of the Parent Disclosure Letter, any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) or (ii) of this Section 4.11(h).

4.12  Employee Benefit Plans; ERISA.

(a) Section 4.12(a) of the Parent Disclosure Letter contains a true and complete list of the Parent Benefit Plans (as defined below). For purposes of this Agreement, “Parent Benefit Plans” shall mean all material employee benefit plans or arrangements of any type (including without limitation, the Parent Stock Plan and plans described in Section 3(3) of ERISA) sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated, which together with Parent would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Parent ERISA Affiliate”) within six years prior to the Effective Time; provided, that the term “Parent Benefit Plans” shall not include any Multiemployer Plan (as defined below) or union-sponsored welfare plan. With respect to each Parent Benefit Plan, Parent has provided or made available to Company a true, correct and complete copy of such Parent Benefit Plan, and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, summary plan descriptions, and the most recent determination letter from the Internal Revenue Service.

(b) With respect to each Parent Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Parent, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) except as set forth on Section 4.12(b)(ii) of the Parent Disclosure Letter, each such plan has been administered in substantial compliance with its terms and Applicable Laws; (iii) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA; (iv) except as set forth on Section 4.12(b)(iv) of the Parent Disclosure Letter, no disputes, government audits, examinations or investigations are pending or, to the knowledge of Parent or any Parent ERISA Affiliate, threatened other than ordinary claims for benefits; (v) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a)

or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code; (vi) except as disclosed on Annual Reports (Form 5500 Series) filed with respect to such plan prior to the date of this Agreement, all contributions due have been made on a timely basis; and (vii) except for outstanding awards under the Parent Stock Plan, obligations pursuant to collective bargaining agreements and claim liabilities under self-insured medical plans, such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions required under any Parent Benefit Plan which have not been made have been properly recorded on the books of Parent or a Parent ERISA Affiliate.

(c) Except as set forth on Section 4.12(c) of the Parent Disclosure Letter, neither Parent nor any Parent ERISA Affiliate has incurred or taken any action that could reasonably be expected to cause it to incur any liability (i) on account of a partial or complete withdrawal (within the meaning of Sections 4205 and 4203 of ERISA, respectively) with respect to any Multiemployer Plan, or (ii) on account of unpaid contributions to any such Multiemployer Plan. To the knowledge of Parent, no Multiemployer Plan to which Parent or any Parent ERISA Affiliate contributes or is obligated to contribute is insolvent or in reorganization, within the meaning of Sections 4245 and 4241 of ERISA.

(d) Neither Parent nor any Parent ERISA Affiliate has incurred or taken any action that could reasonably be expected to cause it to incur any liability to the PBGC as a result of the voluntary or involuntary termination of any Parent Benefit Plan which is subject to Title IV of ERISA.

(e) No event has occurred with respect to a Parent Benefit Plan that could reasonably be expected to result in liability to Parent or any Parent ERISA Affiliate which would have a Parent Material Adverse Effect.

4.13  Environmental Matters.  Notwithstanding any other provision in this Agreement to the contrary other than in Section 4.5, this representation contains Parent’s sole representation regarding matters involving Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have a Parent Material Adverse Effect:

(a) The businesses of Parent and the Parent Subsidiaries have been and are operated in compliance with all Environmental Laws.

(b) Neither Parent nor any of the Parent Subsidiaries has caused the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in compliance with all Environmental Laws, and, to Parent’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent or any of the Parent Subsidiaries except in compliance with all Environmental Laws.

(c) Neither Parent nor any of the Parent Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any violation by Parent or any of the Parent Subsidiaries of, or responsibility or liability of Parent or any of the Parent Subsidiaries under, any Environmental Law. There are no pending or, to the knowledge of Parent, threatened claims, suits, actions or proceedings with respect to the businesses or operations of Parent or any of the Parent Subsidiaries alleging or concerning any violation of, or responsibility or liability under, any Environmental Law. There is no outstanding order, writ, injunction, judgment, award, rule or decree against Parent or any of the Parent Subsidiaries related to any Environmental Law or Hazardous Substances.

(d) Parent and the Parent Subsidiaries have obtained and are in compliance with all approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Parent and the Parent Subsidiaries as currently conducted; and, to the knowledge of Parent, there are no pending or threatened, actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and similar authorizations.

(e) No claims have been asserted or, to the knowledge of Parent, threatened to be asserted against Parent or any of the Parent Subsidiaries or against any Person whose liability for any claim Parent or any of the Parent

Subsidiaries has retained or assumed either contractually or by operation of law for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances.

4.14  Insurance.  Parent has made available to Company a true, complete and correct copy of each insurance policy of Parent and each material insurance policy of the Parent Subsidiaries currently in effect or the binder therefor. Parent maintains insurance with reputable insurers for the business and assets of Parent and the Parent Subsidiaries against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business. All premiums due on such policies have been paid, and there is no existing default or notice of non-renewal, except for such defaults or notices as would not constitute a Parent Material Adverse Effect. Parent maintains levels of self-insurance and reserves which Parent believes are adequate to meet current liabilities.

4.15  Labor Matters; Employees.

(a) Except as set forth on Section 4.15(a) of the Parent Disclosure Letter, and except, in each case, individually or in the aggregate, as would not reasonably be expected to have a Parent Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of the Parent Subsidiaries and, during the past five years, there has not been any such action, (ii) neither Parent nor any of the Parent Subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of the Parent Subsidiaries, (iii) Parent and the Parent Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Laws, ordinance or regulation and Parent is not liable for any arrears of wages or any withholding taxes or penalties for failure to comply with any of the foregoing, (iv) there is no unfair labor practice charge or complaint against Parent or any of the Parent Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (v) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Parent or any of the Parent Subsidiaries, (vi) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of the Parent Subsidiaries, and (vii) there is no employee or governmental claim or investigation, including any charges to or by the Equal Employment Opportunity Commission or any state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, harassment complaints, demand letters, or threatened claims.

(b) Since the enactment of the WARN Act, neither Parent nor any of the Parent Subsidiaries has effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any of the Parent Subsidiaries, or (ii) a mass layoff (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of the Parent Subsidiaries, nor has Parent or any of the Parent Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would reasonably be expected to have a Parent Material Adverse Effect.

(c) Neither Parent nor any of the Parent Subsidiaries has been suspended or debarred from doing business with the United States government, or state or local government entity, or is the subject of a finding of non-responsibility or ineligibility for United States government contracting, or contracting with a state or local government entity, and neither Parent nor any of the Parent Subsidiaries has, or is violating, Executive Order 11246 or its implementing regulations, with respect to any government contract, or any state or local law applicable to contracting with such governmental entity, and neither Parent nor any of the Parent Subsidiaries has been notified by one or more significant customers that Parent or any of the Parent Subsidiaries is not currently considered qualified by that customer or customers to perform or bid on work for that customer because of safety record concerns, except for any such disqualification that would not reasonably be expected to have a material adverse effect on Parent or any material Parent Subsidiary.

4.16  Intellectual Property.  Parent or the Parent Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Parent and the Parent Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on Section 4.16 of the Parent Disclosure Letter, no Person has notified either Parent or any of the Parent Subsidiaries in writing and Parent does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Parent and the Parent Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect, and, to Parent’s knowledge, no Person is infringing on any right of Parent or any of the Parent Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Parent’s knowledge, threatened that Parent or any of the Parent Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, except for claims that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.17  Material Contracts.

(a) Set forth in Section 4.17(a) of the Parent Disclosure Letter or listed as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2006 or to any other Parent SEC Document filed and publicly available between December 31, 2006 and the date of this Agreement is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Parent or any of the Parent Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Parent. Each contract, lease, indenture, agreement, arrangement, commitment or understanding of the type described in this Section 4.17(a), whether or not included as an exhibit to the Parent SEC Documents, is referred to herein as a “Parent Material Contract,” and for purposes of Section 5.4(a)(vii) and the bringdown of Section 4.17(b) pursuant to Section 6.2(a), “Parent Material Contract” shall include as of the date entered into any such contract, lease, indenture, agreement, arrangement, commitment or understanding that is entered into after the date of this Agreement. The Parent has previously made available to Company true, complete and correct copies of each Parent Material Contract that is not included as an exhibit to the Parent SEC Documents.

(b) (A) All Parent Material Contracts are the valid and legally binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Parent is not in material breach or default with respect to, and to the knowledge of Parent, no other party to any Parent Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (C) no party to any Parent Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof, except, in the case of each of (A)-(C) above, as would not reasonably be expected to have a Parent Material Adverse Effect.

4.18  Disclosure Controls and Procedures and Internal Control Over Financial Reporting.  Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are designed to provide reasonable assurance that information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. As of December 31, 2006, there were no “material weaknesses” in Parent’s or any of the Parent Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act. Parent has disclosed, based on the most recent evaluation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) by its chief executive officer and chief financial officer, to Parent’s auditors and the audit committee of the Parent Board (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for the Parent’s auditors and audit committee of the Parent Board any material weaknesses in its internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since the date of Parent’s most recent evaluation of internal control over financial reporting, to the knowledge of Parent, no facts or circumstances have arisen or occurred that would be required to be disclosed to Parent’s auditors or Parent’s audit committee regarding (x) a significant deficiency in the design or operation of its internal control over financial reporting, (y) a material weakness in its internal control over financial reporting or (z) fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

4.19  Tax-Free Reorganization.  Neither Parent nor Merger Sub, nor, to the knowledge of Parent and Merger Sub, any of the Parent Subsidiaries, have taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the foregoing representation, neither Parent nor Merger Sub, nor, to the knowledge of Parent and Merger Sub, any of the Parent Subsidiaries, has owned any shares of Company Common Stock at any time since September 24, 2003.

4.20  Rights Agreement.  Company shall not be deemed to be an Acquiring Person (as such term is defined in the Parent Rights Agreement) and the Distribution Date (as such term is defined in the Parent Rights Agreement) shall not be deemed to occur and the Rights (as such term is defined in the Parent Rights Agreement) will not separate from the common stock of Parent as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

4.21  Opinion of Financial Advisor.  The Parent Board has received the written opinion of Credit Suisse Securities (USA) LLC, Parent’s financial advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Parent from a financial point of view. A true, complete and correct copy of such opinion will promptly be delivered to Company by Parent solely for informational purposes after receipt thereof.

4.22  Section 203 of the DGCL.  Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested stockholder” of Company as defined in Section 203 of the DGCL. As of the date of this Agreement, neither Parent nor Merger Sub owns any shares of capital stock of Company for purposes of Section 203.

4.23  Brokerage and Finders’ Fees.  Except for Parent’s obligations to Credit Suisse Securities (USA) LLC, neither Parent, Merger Sub nor any of their respective directors, officers or employees has incurred or will incur on behalf of Parent or Merger Sub any brokerage, finders’, investment banking or similar fee in connection with the transactions contemplated by this Agreement.

4.24  Board Recommendation.  The Parent Board, at a meeting duly called and held, by unanimous vote of the members present at such meeting has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Parent Stockholders; (b) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the Merger and the Parent Proposal; (c) resolved to recommend that the Parent Stockholders approve the Parent Proposal; and (d) directed that the Parent Proposal be submitted to Parent Stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Parent Board Recommendation”).

4.25  Required Vote by Parent Stockholders.  The Parent Required Vote to approve the Parent Proposal is the only vote of the holders of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

The parties hereto agree that:

5.1  Acquisition Proposals.

(a) No Solicitation.  Company shall not, and shall use all reasonable efforts and act in good faith to cause its Subsidiaries and Company’s and its Subsidiaries’ respective directors, officers, employees, agents, attorneys, investment bankers, consultants, accountants, and other advisors and representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, induce or knowingly encourage or facilitate any inquiry with respect to, or the making, submission, reaffirmation or announcement of, any Acquisition Proposal (as defined below) or any offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue, participate or engage in any discussions or negotiations regarding, or provide any confidential or nonpublic information to any third person with respect to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) withdraw, amend or modify, or propose to withdraw, amend or modify, in a manner adverse to Parent, the Company Board’s recommendation in favor of the adoption of the Agreement by the Company Stockholders or (v) execute or enter into, or propose to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger or acquisition agreement or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than a confidentiality agreement described below), except in the case of clauses (ii), (iii), (iv) or (v) to the extent expressly permitted by this Section 5.1.

(b) Cessation of Ongoing Discussions; Destruction/Return of Confidential Material.  Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by its Representatives) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. Company shall promptly, and not later than 48 hours following the execution of this Agreement, request in writing that each Person which has executed a confidentiality or non-disclosure agreement prior to the date of this Agreement with Company, its Subsidiaries or any of its Representatives with respect to such Person’s consideration of an Acquisition Proposal to immediately return or destroy all confidential and nonpublic information heretofore furnished to such Person or its representatives by Company, its Subsidiaries or its Representatives pursuant to the terms of such confidentiality or non-disclosure agreement.

(c) Notification of Unsolicited Acquisition Proposals.  As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with Company or its Representatives relating to a possible Acquisition Proposal, Company shall provide Parent with oral and written notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Company shall provide Parent with 24 hours prior written notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board or a committee thereof at which the members of the Company Board would reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to or have such discussions or negotiations with any Person.

(d) Superior Proposals.  Notwithstanding anything to the contrary contained in Section 5.1(a), in the event that Company receives prior to the adoption of this Agreement by the Company Stockholders pursuant to the terms hereof an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.1 and that the Company Board has reasonably determined in good faith, after consultation with its outside financial advisors and outside counsel, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined in Section 5.1(g)(ii)), Company may then (1) furnish confidential or nonpublic information to the third party (and its representatives) making such Acquisition Proposal and (2) engage in discussions and negotiations (including exchanging draft agreements) with the third party and its representatives with respect to such Acquisition Proposal; provided, however, that:

(i) Company complies with all of the terms of this Section 5.1;

(ii) Company shall have notified Parent, in writing, of any decision of the Company Board as to whether to enter into discussions or negotiations concerning any Acquisition Proposal or to provide confidential or nonpublic information to any Person as permitted herein, which notice shall be given as promptly as practicable after such decision (and in any event no later than 24 hours after such determination was reached);

(iii) Company promptly provides Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the negotiations, status and material terms (including material amendments or proposed material amendments and any withdrawals or rejections thereof) of any such Acquisition Proposal and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal;

(iv) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on Company’s behalf on terms no less restrictive to such third party than (i) the confidentiality agreement, dated as of December 5, 2006, between Parent and Company (the “Confidentiality Agreement”) and (ii) to the extent such third party is not currently conducting a similar dark fiber business, the confidentiality agreement, dated as of December 29, 2006, between Parent and Company specific to the dark fiber business of Company (the “Dark Fiber Confidentiality Agreement” and together with the Confidentiality Agreement, the “Confidentiality Agreements”), and (2) contemporaneously with furnishing any such nonpublic information to such third party, Company furnishes such confidential or nonpublic information to Parent (to the extent such information has not been previously so furnished); and

(v) the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Company Board’s fiduciary duties to Company and the Company Stockholders under Applicable Laws.

(e) Change of Recommendation.  Subject to the provisions of Section 5.5 and this Section 5.1, in response to the receipt of a Superior Proposal prior to obtaining the Company Stockholders’ Approval, (x) the Company Board or a committee thereof may withhold, withdraw, amend or modify the Company Board Recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to the Company Stockholders, may recommend that the Company Stockholders accept the tender or exchange offer, or (y) the Company Board may approve, endorse, or recommend any Superior Proposal (any of the foregoing actions in clauses (x) and (y), an “Alternative Transaction Recommendation”), if all of the following conditions in clauses (i) through (viii) are met:

(i) Company shall have delivered to Parent written notice at least 48 hours prior to any meeting of the Company Board or a committee thereof at which the Company Board or committee is reasonably expected to consider declaring a Superior Proposal or effecting an Alternative Transaction Recommendation;

(ii) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Proposal has been made and not withdrawn;

(iii) the Company Stockholders have not approved this Agreement in accordance with Applicable Laws;

(iv) Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five business days prior to publicly effecting such Alternative Transaction Recommendation which shall state expressly (A) that Company has received a Superior Proposal, (B) the final terms and conditions of the Superior Proposal, (C) the identity of the Person or group making the Superior Proposal and (D) that Company intends to effect an Alternative Transaction Recommendation;

(v) after delivering the Change of Recommendation Notice, Company shall negotiate in good faith with Parent and provide Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement during such five business day period such that the Acquisition Proposal would no longer constitute a Superior Proposal and the Company Board could proceed with its recommendation to the Company Stockholders in favor of adoption of this Agreement without making an Alternative Transaction Recommendation;

(vi) the Company Board shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Proposal are more favorable to the Company Stockholders than the terms of the Merger

(as it may be adjusted pursuant to paragraph (v) above) and (B) after consultation with outside legal counsel, that an Alternative Transaction Recommendation is necessary for the Company Board to comply with its fiduciary duties to Company and the Company Stockholders under Applicable Laws;

(vii) Company shall not have breached any of the provisions set forth in Section 5.5 or this Section 5.1; and

(viii) Company shall have used all commercially reasonable efforts to mail the Proxy Statement/Prospectus to the Company Stockholders as promptly as practicable after the date of this Agreement.

(f) Nothing in this Section shall prohibit Company from at any time taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, nor shall anything in this Agreement restrict Parent from developing, soliciting, considering, communicating, exchanging or furnishing information, negotiating, disclosing, entering into or consummating potential or definitive strategic transactions through both internally generated or third-party proposals.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Company, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in Company or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 25% of the consolidated assets of Company and the Company Subsidiaries taken as a whole (including, in each case, stock of such subsidiaries).

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “25%” shall be replaced by “50%”) made by a Person other than a party hereto (1) that is on terms that the Company Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes to be more favorable from a financial point of view to Company Stockholders (in their capacity as stockholders) than the transactions contemplated by this Agreement, taking into account all terms and conditions of such proposal and this Agreement (including any adjustment by Parent to amend the terms of this Agreement), (2) that is reasonably certain of being completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal, and (3) is fully financed and not subject to any financing contingency.

5.2  Mutual Covenants.

(a) Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, Company and Parent will use (and will cause their respective subsidiaries to use) their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement or Applicable Laws to consummate and make effective as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of Company and the Company Subsidiaries.

(b) HSR Act.

(i) Company and Parent shall, promptly after the execution and delivery of this Agreement, file with the Federal Trade Commission and the Department of Justice the notification required to be filed with respect to the transactions provided in this Agreement under the HSR Act (and request early termination of the waiting period). Each of Company and Parent shall, in connection therewith, cooperate as necessary to promptly amend such filings or supply additional information and documentary material as may be requested pursuant to the HSR Act.

(ii) Each of Company and Parent, through outside counsel, will (A) promptly notify the other of any written communication to that party from any Governmental Authority concerning this Agreement or the transactions contemplated hereby and, if practicable, permit such other party’s counsel to review in advance any proposed written communication to any such Governmental Authority concerning this Agreement or the transactions contemplated hereby and incorporate such other party’s reasonable comments and (B) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with such other party’s counsel in advance, and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend; provided, however, that, in each case, any documents reflecting a party’s confidential, nonpublic valuation of the Merger and the transactions contemplated hereby need not be furnished or made available to such other party’s counsel.

(c) Conveyance Taxes.  Company and Parent shall cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

(d) Notice of Certain Events.  Each of Company and Parent shall promptly notify the other of:

(i) any notice or other communication from any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature (each, a “Person”) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Company, Parent or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Merger;

(iv) any notice of, or other communication relating to, a default or event that with notice or lapse of time or both, would become a default, received by it or any of the Company Subsidiaries or the Parent Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

(v) any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or the occurrence of any event which is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

(e) Actions and Proceedings.  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any third party or Governmental Authority challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent and Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Consents and Approvals.  Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain all necessary permits, licenses, consents, approvals and authorizations of all Governmental Authorities and (iv) use all commercially reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Company, Merger Sub, Parent or any of their respective subsidiaries is a party or by which any of them is bound.

(g) Access.  During the period from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, and subject to Applicable Laws and the Confidentiality Agreements, (A) Company shall (i) give Parent, its officers, employees, counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Company and the Company Subsidiaries, (ii) furnish to Parent, its officers, employees, counsel, financial advisors, auditors and other authorized representatives to the extent reasonably available such financial and operating data and other information as such Persons may reasonably request (including, to the extent reasonably practicable, furnishing to Parent Company’s financial results in advance of filing any Company SEC Documents containing such financial results), and (iii) instruct the officers, employees, counsel, financial advisors, auditors and other authorized representatives of Company and the Company Subsidiaries to cooperate in all reasonable respects with Parent in its investigation of Company and the Company Subsidiaries; provided that information provided to Parent and its representatives pursuant to this Section 5.2(g) shall be subject to the Confidentiality Agreements; and (B) Parent shall (i) give Company, its officers, employees, counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Parent and the Parent Subsidiaries, (ii) furnish to Company, its officers, employees, counsel, financial advisors, auditors and other authorized representatives to the extent reasonably available such financial and operating data and other information as such Persons may reasonably request (including, to the extent reasonably practicable, furnishing to Company Parent’s financial results in advance of filing any Parent SEC Documents containing such financial results), and (iii) instruct the officers, employees, counsel, financial advisors, auditors and other authorized representatives of Parent and the Parent Subsidiaries to cooperate in all reasonable respects with Company in its investigation of Parent and the Parent Subsidiaries; provided that information provided to Company and its representatives pursuant to this Section 5.2(g) shall be subject to the Confidentiality Agreements; provided, further, that (w) any access to information pursuant to this Section 5.2(g) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or Parent, as applicable; (x) neither party shall be required to prepare special records, reports, analysis or other information that they do not prepare in the ordinary course of business, unless such preparation would not impose an unreasonable burden; (y) neither party shall be required to take any action that would constitute a waiver of the attorney-client privilege, or would, in the reasonable determination of the applicable party, violate any anti-competition Applicable Law; and (z) Company or Parent shall not be required pursuant to this Section 5.2(g) to permit any inspection, or disclose any information, that in the reasonable judgment of Company or Parent, as the case may be, would result in the disclosure of any trade secrets of Company, Company Subsidiaries, Parent, Parent Subsidiaries or any third party, or other confidential information of any third party in violation of any obligations with respect to trade secrets or such confidential information, if Company or Parent, as the case may be, shall have used all commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. No information or knowledge obtained by a party in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the other party hereunder.

5.3  Covenants of Company.

(a) Conduct of Company’s Operations.  From the date of this Agreement until the Effective Time, Company shall and shall cause each of the Company Subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and Company shall and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or as required by this Agreement until the Effective Time:

(i) Company shall not adopt or propose any change to the Company Certificate or Company Bylaws;

(ii) Company shall not, and shall not permit any of the Company Subsidiaries to, (A) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Company or (B) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in Company, other than repurchases of outstanding shares of capital stock pursuant to outstanding restricted stock agreements set forth on Section 5.3(a)(ii) of the Company Disclosure Letter;

(iii) Company shall not, and shall not permit any of the Company Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for consideration in excess of $5,000,000, individually, and $50,000,000 in the aggregate or enter a new line of business or commence business operations in any country in which Company is not operating as of the date of this Agreement or make any offer to do any of the foregoing, other than such acquisitions set forth on Section 5.3(a)(iii) of the Company Disclosure Letter; provided that for any transaction permitted by this Section 5.3(a)(iii), Company shall provide Parent a reasonable period prior to execution to review the documentation associated with such transaction, which documentation shall contain terms and conditions substantially consistent with the description of the transaction previously disclosed to Parent;

(iv) Company shall not, and shall not permit any of the Company Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than to Parent and its direct and indirect wholly owned subsidiaries), other than dispositions of (A) equipment and (B) real property less than $5,000,000, in each case in the ordinary course of business consistent with past practice;

(v) Company shall not, nor shall it permit any of the Company Subsidiaries to, make any change to any material method of Tax accounting, make or change any material Tax election, authorize any indemnities for a material amount of Taxes, extend any period for assessment of any material amount of Taxes, file any request for ruling or determination in respect of any material amount of Taxes, amend any Federal income tax Return (including by way of a claim for refund), amend any Return other than a Federal income tax Return if such amended Return would result in an overpayment or underpayment of a material amount of Taxes or if a material number of such Returns would be amended, or settle or compromise any material amount of Taxes;

(vi) Except as set forth on Section 5.3(a)(vi) of the Company Disclosure Letter, Company shall not, and shall not permit any of the Company Subsidiaries to, issue any securities (except (A) pursuant to existing obligations disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or (B) issuances of shares of Company Common Stock upon the exercise of vested Company Options) or enter into any amendment of any term of any outstanding security of Company or of any of the Company Subsidiaries;

(vii) Company shall not, and shall not permit any of the Company Subsidiaries to, enter into any settlement or consent with respect to any pending litigation or other proceeding other than settlements (A) in the ordinary course of business not exceeding a $5,000,000 payment by Company or a Company Subsidiary with an unconditional release of Company, the Company Subsidiaries and its or their affiliates, as applicable, from any liabilities or, (B) in the case of non-monetary settlements, which would not be reasonably likely to have an adverse impact in any material respect on the operations of Company and the Company Subsidiaries and, following the Effective Time, Parent and the Parent Subsidiaries;

(viii) Company shall not incur any indebtedness for borrowed money, except indebtedness incurred and letters of credit issued under the Credit Agreement or in the ordinary course of business in accordance with the Credit Agreement; provided, however, that Company shall notify Parent of the issuance of any letter of credit in the amount of $2,000,000 or more prior to the issuance thereof; provided in such notification, Company shall not be required to disclose competitive data to Parent;

(ix) Company shall not, and shall not permit any of the Company Subsidiaries to, change any method of accounting or accounting practice by Company or any of the Company Subsidiaries except for any such change required by GAAP;

(x) Company shall not, and shall not permit any of the Company Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a plant closing or mass layoff;

(xi) Company and Company Subsidiaries shall not make or commit to make capital expenditures in excess of 120% of the aggregate consolidated budgeted amount set forth in Company’s fiscal 2007 capital expenditure plan as previously disclosed to Parent;

(xii) Company shall not, and shall not permit any of the Company Subsidiaries to enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, or securities, interest rates or currencies, other than in the ordinary course of business consistent with past practices;

(xiii) Except as required under the terms of any Company Benefit Plan or by Applicable Law, Company shall not, and shall not permit any of the Company Subsidiaries to adopt, amend, modify or assume any Company Benefit Plan (or any plan that would be a Company Benefit Plan if so adopted) other than (A) amendments made for purposes of complying with Section 409A of the Code which do not increase Company’s costs under the amended Company Benefit Plan or (B) establishing a 2007 annual incentive plan with terms and individual targets that are substantially the same as the 2006 annual incentive plan (except to the extent of resetting of Company performance targets from 2006 to 2007 consistent with the methodology of setting 2006 Company performance targets or as set forth on Section 5.3(a)(xiii) of the Company Disclosure Letter) with payments thereunder not to be due until after the completion of fiscal 2007 in accordance with past practice;

(xiv) Except as required under the terms of any Company Employee Agreement or, consistent with past practice as previously disclosed to Parent, or except as set forth on Section 5.3(a)(xiv) of the Company Disclosure Letter, Company shall not, and shall not permit any of the Company Subsidiaries to approve any annual increase in compensation for any employee or officer of Company or the Company Subsidiaries, provided that nothing herein contained shall prevent or restrict Company from awarding and/or paying any bonus under the Company’s 2006 annual incentive compensation plan to any employee or officer of Company or the Company Subsidiaries in accordance with the terms of such plan and the bonus information furnished to Parent on or prior to the date of this Agreement;

(xv) Except as required by Applicable Laws, or except as set forth on Section 5.3(a)(xv) of the Company Disclosure Letter, Company or Company Subsidiaries shall not (A) enter into, modify or amend any Company Employee Agreement with any current or former officer or employee other than amendments to Company Employee Agreements made for purposes of complying with Section 409A of the Code which do not increase Company’s costs under the amended Company Employee Agreement or (B) except in the ordinary course of business modify any Labor Agreement;

(xvi) Except as required by Applicable Laws or as set forth on Section 5.3(a)(xvi) of the Company Disclosure Letter, Company or Company Subsidiaries shall not (A) enter into, modify or amend any existing indemnification agreements between Company or any Company Subsidiary and the directors and officers of Company or any Company Subsidiary, which are identified on Section 5.4(c)(i) of the Company Disclosure Letter or (B) amend, modify or change any terms of the current Company’s and Company Subsidiaries’ directors’ and officers’ liability insurance policies such that those amendments, modifications or changes would cause an increase in the annual premiums payable thereunder;

(xvii) Except as required by Applicable Laws, Company shall not, nor shall Company permit the committee administering the BP LTIP to, (A) add additional participants in the BP LTIP after the date of this Agreement, (B) waive or modify any performance targets under the BP LTIP, (C) accelerate the vesting or payment of any awards granted thereunder, whether in connection with the Merger or otherwise, (D) change the identity of the committee or person(s) administering the BP LTIP or (E) otherwise amend or modify the terms of the BP LTIP;

(xviii) Other than in connection with any transaction permitted by Section 5.3(a)(iii), Company shall not, and shall not permit any of the Company Subsidiaries to, organize or acquire any Person that could become a subsidiary;

(xix) Company shall not, and shall not permit any of the Company Subsidiaries to, enter into any new contract except for a contract that is entered into in the ordinary course of business consistent with past practice and that does not constitute a Company Material Contract; provided that such contract would not have a material adverse effect on the ability of Company or any subsidiaries or affiliates to conduct its business, and provided further that in obtaining the consent of Parent with respect to any such contract, Company shall not be required to disclose competitive data to Parent;

(xx) Company shall not, nor shall Company permit any of the Company Subsidiaries to deem uncollectible or reserve for any accounts or notes receivable, except in the ordinary course of business consistent with past practice;

(xxi) Except as set forth in Section 5.3(b), Company shall not, nor shall it permit any of the Company Subsidiaries to, terminate any Company Material Contract to which it is a party or waive or assign any of its rights or claims under any Company Material Contract in a manner that is materially adverse to Company or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Company Material Contract;

(xxii) Except as required or permitted by the Credit Agreement, Company shall not place a material Encumbrance on any material asset;

(xxiii) Company shall not take any action which would reasonably be expected to result in (A) any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

(xxiv) Company shall not dissolve or liquidate or adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

(xxv) Company shall not, and shall not permit any of the Company Subsidiaries to, agree or commit to do any of the foregoing.

(b) Company Termination of Credit Agreement.  Company shall take all actions as shall be necessary to cause at or prior to Effective Time (i) all obligations (other than contingent indemnification obligations not yet accrued) under the Credit Agreement to have been paid and satisfied and the Credit Agreement to have been terminated without any prepayment penalty or premium and (ii) in any event (and regardless of whether any letter of credit remains outstanding post-closing), all liens securing any obligations under Credit Agreement to have been released. Company shall use commercially reasonable efforts to deliver to Parent at least two business days prior to the Closing Date payoff letters from third-party lenders or financing counterparties in form and substance reasonably satisfactory to Parent, with respect to the borrowings and fees under the Credit Agreement, indebtedness identified in the Company SEC Documents and any other indebtedness entered into after the date of this Agreement or specified by Parent to Company no later than twenty days prior to Closing that Parent in its sole discretion determines is necessary or desirable under Parent’s existing credit agreement covenants to repay.

(c) Company Deferred Compensation Plan.  Prior to the Closing Date, Company shall amend Company’s Deferred Compensation Plan to prohibit any further employee and employer contributions thereunder effective as of the Effective Time.

5.4  Covenants of Parent.

(a) Conduct of Parent’s Operations.  From the date of this Agreement until the Effective Time, Parent shall and shall cause each of the Parent Subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and Parent shall and shall cause each of the Parent Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned or as required by this Agreement until the Effective Time:

(i) Parent shall not adopt or propose any change to the Parent Certificate or the Parent Bylaws or those of Merger Sub which would reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by the Agreement;

(ii) Parent shall not, and shall not permit any of the Parent Subsidiaries to, declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent;

(iii) Parent shall not, and shall not permit any of the Parent Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person if such transaction would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Agreement;

(iv) Parent shall not, and shall not permit any of the Parent Subsidiaries to, change any method of accounting or accounting practice by Parent or any of the Parent Subsidiaries except for any such change required by GAAP;

(v) Parent shall not, and shall not permit any of the Parent Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a plant closing or mass layoff that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(vi) Except as required under the terms of any Parent Benefit Plan or by Applicable Law, Parent shall not, and shall not permit any of the Parent Subsidiaries to adopt, amend or assume any Parent Benefit Plan (or any plan that would be a Parent Benefit Plan if so adopted) if such adoption, amendment or assumption, as applicable, either individually or together with all other such adoptions, amendments or assumptions, would adversely and disproportionately affect all employees of Company and the Company Subsidiaries taken as a whole, other than amendments made for purposes of complying with Section 409A of the Code;

(vii) Parent shall not, nor shall it permit any of the Parent Subsidiaries to, (A) terminate any Parent Material Contract that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (B) waive or assign any of its rights or claims under any Parent Material Contract in a manner that is materially adverse to Parent or, (C) except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Parent Material Contract that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(viii) Parent shall not take any action which would reasonably be expected to result in (A) any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

(ix) Parent shall not dissolve or liquidate or adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

(x) Parent shall not, and shall not permit any of the Parent Subsidiaries (other than Merger Sub) to, agree or commit to do any of the foregoing, except Parent Subsidiaries shall be permitted to dissolve or liquidate or adopt a plan of complete or partial liquidation, dissolution, or reorganization.

(b) Employee Benefits.

(i) During the period commencing at the Effective Time and ending at 11:59 p.m. on December 31, 2007, Parent shall (x) provide or shall cause the Surviving Corporation to provide to employees of Company and any Company Subsidiaries (other than those employees who are subject to a collective bargaining agreement) (“Company Employees”) who continue employment with Parent, the Surviving Corporation or a Company Subsidiary after the Effective Time the same base salary or wages, as applicable, that were being paid to Company Employees immediately prior to the Effective Time and (y) maintain or cause the Surviving Corporation to maintain those Company Benefit Plans that provided pension and welfare benefits (excluding benefits under defined benefit pension plans) to Company Employees immediately prior to the Effective Time.

(ii) Without limiting Section 5.4(b)(i) hereof, during the one (1) year period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Corporation, to provide, to (A) each Company Employee whose name is listed on Part I of Section 5.4(b)(ii) of the Company Disclosure Letter and who experiences a qualifying termination during such one-year period under the terms of the Severance Benefit Policy set forth in Part II of Section 5.4(b)(ii) of the Company Disclosure Letter, the severance benefits to which such Company Employee is entitled under such Severance Benefits Policy and (B) to each full-time salaried Company Employee whose name is not listed on Part I of Section 5.4(b)(ii) of the Company Disclosure Letter (and who is not a party to a Company Employee Agreement immediately prior to the Effective Time) and whose employment with Parent, the Surviving Corporation or any Company Subsidiary is involuntarily terminated as a result of the Merger by Parent, the Surviving Corporation or such Company Subsidiary during such one-year period other than for cause or as a result of such Company Employee’s death or disability (in each case, as determined by Parent in its sole discretion), severance benefits equal to two weeks base salary for each completed year of service at the time of such termination, up to a maximum of six (6) weeks base salary; provided, that in each case, such Company Employee first executes (and does not revoke) a release of claims in the form prepared by Parent.

(iii) For purposes of eligibility and vesting under the employee benefit plans (but not for purposes of the accrual of benefits under any defined benefit plans) of Parent, the Surviving Corporation, the Company Subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee who continues employment with Parent, the Surviving Corporation or a Company Subsidiary after the Effective Time shall be credited with his or her years of service with Company, the Company Subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan, provided, however, that no such crediting shall result in the duplication of benefits under any Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (A) each Company Employee who continues employment with Parent, the Surviving Corporation or a Company Subsidiary after the Effective Time shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use or shall cause the Surviving Corporation to use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the same extent as under the applicable Company Benefit Plan, and Parent shall use or shall cause the Surviving Corporation to use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iv) Nothing herein expressed or implied shall (A) confer upon any of the Company Employees any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the Agreement, or (B) subject to the provisions of Sections 5.4(b)(i) and (ii) above, obligate Parent, the Surviving Corporation or any of their respective subsidiaries to maintain any particular Company Benefit Plan or grant or issue any equity-based awards or limit the ability of Parent to amend or terminate any of such Company Benefit Plans to the extent permitted thereunder in accordance with their terms. None of the provisions of this Agreement are intended to constitute an amendment to any Company Benefit Plan and no Company Employee shall have the right to enforce or compel the enforcement of any provisions of this Section 5.4(b) or this Agreement.

(c) Indemnification; Directors’ and Officers’ Insurance.

(i) The certificate of incorporation and bylaws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each present and former officer, director, manager or partner, as applicable, of Company and the Company Subsidiaries (the “Indemnified Directors and Officers”) than are presently set forth in the Company Certificate and the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified (unless an amendment, repeal or modification is required by Applicable Laws or any Indemnified Director and Officer affected thereby consents in writing thereto) for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals with respect to any acts or omissions occurring at or prior to the Effective Time. The existing indemnification agreements between Company or any Company Subsidiary and the directors and officers of Company as identified on Section 5.4(c)(i) of the Company Disclosure Letter shall continue in full force and effect after the Effective Time and shall not be amended, terminated or otherwise modified (unless an amendment or modification is required by Applicable Laws or is consented to by the applicable Indemnified Officer and Director) for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals with respect to any acts or omissions occurring at or prior to the Effective Time.

(ii) From and after the Effective Time, Parent shall cause the directors and officers of Company who are currently covered by Company’s existing directors’ and officer’s liability insurance policy(ies) identified on Section 5.4(c)(ii) of the Company Disclosure Letter to be covered by a single premium tail directors’ and officers’ liability insurance policy acquired on or prior to the Closing Date and maintained by the Surviving Corporation, with limits, terms and conditions at least as favorable to those in the existing policies of Company, for a period of six years from and after the Effective Time with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, with policy limits, terms and conditions at least as favorable to the limits, terms and conditions in the existing policies of Company (or with such other limits, terms and conditions as permitted by the following two provisos of this sentence); provided, further, that in no event shall Parent be required to pay an annual premium in excess of 200% of the current annual premium paid by Company for its existing coverage on the date of this Agreement as identified on Section 5.4(c)(ii) of the Company Disclosure Letter (the “Insurance Amount”); and provided, further, that if Parent is unable to obtain tail coverage with policy limits, terms and conditions at least as favorable to the limits, terms and conditions in the existing policies of Company as a result of the preceding provision, Parent shall obtain the most advantageous tail coverage as is available for the Insurance Amount. Upon written request by a covered person, a copy of the policy will be made available to such covered person.

(iii) This Section (c) is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers (to the extent the provisions of this Section (c) are applicable thereto) and their respective heirs and legal representatives.

(iv) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person or engages in any other transaction such that the Surviving Corporation shall not be the continuing or surviving corporation or entity of such consolidation, merger or transaction or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such Person(s), as the case may be, shall assume and agree to perform the obligations set forth in this Section (c).

(d) Parent Contribution to Termination of Credit Agreement.  On or prior to the Effective Time, Parent will provide sufficient funds to Company to (i) pay all outstanding borrowings and fees under the Credit Agreement and the other indebtedness for which payoff letters shall be obtained or described in Section 5.3(b) to the extent Company does not have sufficient funds to pay such amounts incurred in compliance with the terms of this Agreement, including Section 5.3, and (ii) arrange for the replacement or cash collateralization under customary reasonable arrangements as to letters of credit outstanding under the Credit Agreement so that the Credit Agreement and the other indebtedness for which payoff letters shall be obtained or described in Section 5.3(b) may be terminated by Company in accordance with Section 5.3(b).

5.5  Stockholders’ Meetings.

(a) Company shall, as promptly as reasonably practicable after the date of this Agreement (i) take all steps reasonably necessary in accordance with the Applicable Laws and the Company Certificate and Company Bylaws to duly call, give notice of, convene and hold a special or annual meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of securing the Company Stockholders’ Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with Applicable Laws and its Company Certificate and Company Bylaws, (iii) use all commercially reasonably efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to take all other action necessary or advisable to secure the Company Stockholders’ Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters. Except to the extent expressly permitted by this Section 5.5(a) or Section 5.1: (A) the Proxy Statement/Prospectus shall include a statement to the effect that the directors present and voting at a duly called and held meeting of the Company Board have, by resolution adopted by all directors present and voting at a duly called and held meeting, recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholder Meeting and

(B) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, such recommendation of the Company Board that the Company Stockholders vote in favor of adoption of this Agreement. Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to this Section 5.5(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other Person of any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Company Board from failing to make or from withdrawing, amending or modifying its recommendation to the Company Stockholders (collectively, a “Change in the Company Board Recommendation”), provided that the Company Board determines in good faith and after consultation with its outside legal advisors that such action is necessary for the Company Board to comply with its fiduciary duties to Company or the Company Stockholders under Applicable Laws, but only after (y) providing written notice to Parent that it is prepared to make the determination permitted by this Section 5.5(a) and setting forth the reasons therefor and (z) for a period of five business days after providing such notice, Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its recommendation of this Agreement, and at the end of such period the Company Board maintains its determination permitted by this Section 5.5(a) (after taking into account any proposed adjustments).

(b) Parent shall, as promptly as reasonably practicable after the date of this Agreement (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purposes of voting upon the Parent Proposal, (ii) distribute to Parent Stockholders the Proxy Statement/Prospectus in accordance with Applicable Laws and its certificate of incorporation and bylaws, (iii) use all commercially reasonable efforts to solicit from Parent Stockholders proxies in favor of approval of the Parent Proposal and to take all other commercially reasonable action necessary to secure the approval of the Parent Proposal by the Parent Required Vote, and (iv) cooperate and consult with Company with respect to each of the foregoing matters. Except to the extent expressly permitted by this Section 5.5(b): (A) the Proxy Statement/Prospectus shall include a statement to the effect that the directors present and voting at a duly called and held meeting of the Parent Board have, by resolution adopted by all directors present and voting at a duly called and held meeting, recommended that the Parent Stockholders vote in favor of the Parent Proposal at the Parent Stockholder Meeting and (B) neither the Parent Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, such recommendation of the Parent Board that the Parent Stockholders vote in favor of the Parent Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Parent Board from failing to make or from withdrawing, amending or modifying its recommendation to the Parent Stockholders (collectively, a “Change in the Parent Board Recommendation”), provided that the Parent Board determines in good faith and after consultation with its outside legal advisors that such action is necessary for the Parent Board to comply with its fiduciary duties to Parent or the Parent Stockholders under Applicable Laws, but only after (y) providing written notice to Company that it is prepared to make the determination permitted by this Section 5.5(b) and setting forth the reasons therefor and (z) for a period of five business days after providing such notice, Parent negotiates with Company in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Parent Board to proceed with its recommendation of this Agreement, and at the end of such period the Parent Board maintains its determination permitted by this Section 5.5(b) (after taking into account any proposed adjustments).

5.6  Preparation of the Proxy Statement/Prospectus and Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Company and Parent shall cooperate in preparing, and each shall cause to be filed with the SEC, in connection with the Merger, the Proxy Statement/Prospectus in preliminary form and Parent shall promptly prepare and file with the SEC the Registration Statement, which will include a combined Proxy Statement/Prospectus and the parties shall file the opinion referenced in Section 6.2(c) and, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement/Prospectus, the Registration Statement and any such statement or schedule. Each of Company and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Company and Parent shall as promptly as practicable thereafter mail the Proxy

Statement/Prospectus to its stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and Company shall furnish all information concerning Company and Company Stockholders as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Parent and Company shall cause the Proxy Statement/Prospectus to be mailed to their respective stockholders, and, if necessary, after the definitive Proxy Statement/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable.

(b) If at any time prior to the Effective Time, any event or circumstance relating to Company, Parent, Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by Company, Parent or Merger Sub that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company, Parent or Merger Sub shall promptly inform the other parties hereto thereof in writing. All documents that Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. The parties shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Merger and (ii) all orders of the SEC relating to the Registration Statement.

(c) Each party shall use reasonable best efforts to cause to be delivered to the other party “comfort” letters of such party’s independent public accountants, dated within two business days of the effective date of the Registration Statement and within two business days of the meetings of stockholders of such party and such letters addressed to the other party with regard to certain financial information regarding such party included in the Registration Statement, in form reasonably satisfactory to the other party and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

5.7  BP LTIP Committee.  From the Effective Time through the duration of the BP LTIP, the BP LTIP committee shall have two (2) members, one (1) of whom shall be a Parent Board member who was previously a Company Board member.

5.8  Stock Exchange Listing.  Parent shall use commercially reasonable efforts to cause the Parent Common Stock that is to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, as of the Effective Time.

5.9  Publicity.  None of Company, Parent or Merger Sub, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Applicable Laws or by any listing agreement with, or regulation of, any securities exchange or regulatory authority if all commercially reasonable efforts have been made to consult with the other party. In addition, Company shall to the extent reasonably practicable consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving Company, including earnings releases, reasonably in advance of publication or release.

5.10  Section 16 Matters.  Prior to the Closing Date, Parent and Company, and their respective Boards, shall use their commercially reasonable efforts to take all actions to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

5.11  Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Parent, Merger Sub, Company, the Parent Subsidiaries, and the Company Subsidiaries each shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the tax opinion set forth in Section 6.2(c).

(c) Officers of Parent, Merger Sub and Company shall execute and deliver to Ballard Spahr Andrews & Ingersoll, LLP, tax counsel for Company, certificates substantially in the form agreed to by the parties and such firm at such time or times as may reasonably be requested by such firm, including contemporaneously with the execution of this Agreement, at the time the Registration Statement is declared effective by the SEC, and the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 6.2(c) hereof. Each of Parent, Merger Sub and Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.11(c).

(d) Company and Parent shall cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Except to the extent set forth in Section 2.5, each of Merger Sub and Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

(e) Between the date of this Agreement and the Effective Time, Company agrees to (i) prepare all Returns, other than income tax Returns, for any periods ending prior to the Effective Time and which are required to be filed within 15 days following such date (taking extensions to file into account) using tax accounting methods and principles consistent with those used for preceding tax periods, unless a change is required by Applicable Laws, and (ii) prepare and submit to Parent U.S. federal and other material income tax Returns for any periods ending prior to the Effective Time, which are required to be filed prior to 30 days following the Effective Time (taking extensions to file into account). Company shall make such income tax Returns available to the Parent for review prior to filing with the relevant Governmental Authority and shall not refuse any reasonable request by the Parent with respect to such Returns. Each Return described in clause (i) or (ii) of this Section 5.11(e) shall be prepared and filed, and all related Taxes paid, on or prior to Effective Time.

5.12  Affiliates Letter.  Prior to the date of the Company Stockholder Meeting, Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Stockholder Meeting, “affiliates” of Company within the meaning of Rule 145 under the Securities Act. Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or Company as a Person who may be deemed to be such an affiliate of Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of Company if Parent shall receive from Company, on or before the date of Company Stockholder Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. Company shall exercise its commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the date of Company Stockholder Meeting, from each affiliate of Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit B (the “Affiliates Letter”). Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale by such affiliates of Parent Common

Stock received pursuant to the Merger, and Parent may direct the Exchange Agent not to issue certificates or other electronic format representing Parent Common Stock received by any such affiliate until Parent has received from such Person an Affiliates Letter. Parent may issue certificates representing Parent Common Stock received by such affiliates bearing a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.12.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to the Obligations of Each Party.  The obligations of Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

(a) (i) This Agreement shall have been approved and adopted by the Company Stockholders in accordance with Applicable Laws, the Company Certificate and the Company Bylaws and (ii) the Parent Proposal shall have been approved and adopted by the Parent Required Vote in accordance with Applicable Laws, the Parent Certificate and the Parent Bylaws.

(b) The requisite waiting period (and extensions, if any), if any, under the HSR Act shall have expired or terminated.

(c) No provision of any Applicable Laws and no judgment, temporary restraining order, preliminary or permanent injunction, order, decree or other legal restraint or prohibition issued by a Governmental Authority of competent jurisdiction shall prohibit the consummation of the Merger.

(d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(e) The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to office notice of issuance.

6.2  Conditions to Obligations of Company.  The obligation of Company to consummate the Merger shall also be subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Parent Material Adverse Effect,” in which case Parent and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing.

(c) Company shall have received the opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to Company, in form and substance reasonably satisfactory to Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Company, Merger Sub (if applicable), and Parent each will be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this

Section 6.2(c), Ballard Spahr Andrews & Ingersoll, LLP shall have received and may rely upon the certificates and representations referred to in Section 5.11(c) hereof.

(d) Parent shall have delivered to Company a certificate executed by Parent’s Chief Executive Officer or Chief Financial Officer on behalf of Parent to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects.

6.3  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Company Material Adverse Effect.

(b) Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Company Material Adverse Effect,” in which case Company shall have performed and complied with all of such covenants in all respects through the Closing.

(c) Company shall provide customary evidence satisfactory to Parent that (i) the Credit Agreement (including, without limitation, all commitments set forth therein), the note(s) and each of the other loan documents have been duly cancelled or repaid in full, and Company shall have satisfied and be discharged from any and all obligations and liabilities under the Credit Agreement and all documents and agreements delivered pursuant to the Credit Agreement and the Credit Agreement and all documents and agreements delivered thereunder, as applicable, shall be terminated, (ii) all liens and security interests upon any property of Company, the Company Subsidiaries or any of its or their affiliates granted in favor of the administrative agent under the Credit Agreement shall have been released and terminated without the requirement of any further action by or on behalf of any natural or corporate person, and (iii) Parent shall have received an acknowledgment of the repayment and termination of the Credit Agreement in form and substance acceptable to Parent.

(d) Company shall have delivered to Parent a certificate duly executed by Company’s Chief Executive Officer or Chief Financial Officer on behalf of Company to the effect that each of the conditions specified in Sections 6.3(a), (b) and (c) is satisfied in all respects.

ARTICLE VII

TERMINATION; FEES AND EXPENSES

7.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholders or the Parent Stockholders referred to in Section 6.1(a), by mutual written consent of Company and Parent by action of their respective Boards.

7.2  Termination by Either Parent or Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of either Parent or Company, upon written notice to Company or Parent, as applicable, if:

(a) the Merger shall not have been consummated by November 30, 2007 (the “Termination Date”), whether such date is before or after the date of the adoption of this Agreement by the Company Stockholders or the Parent Stockholders; provided, however, that the right to terminate this Agreement pursuant to this

Section 7.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date;

(b) the Company Stockholders fail to adopt this Agreement because of the failure to obtain the Company Stockholders’ Approval at the Company Stockholder Meeting;

(c) the Parent Proposal shall not have been approved because of the failure to obtain the Parent Required Vote at the Parent Stockholder Meeting; or

(d) any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the parties hereto shall have used their commercially reasonable efforts to have any such order, decree or ruling or other action vacated or reversed.

7.3  Termination by Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, except for Section 7.3(f), which termination right may only be exercised after the 100th day following the date of the HSR filing, by action of the Company Board, upon written notice to Parent, if:

(a) there has been a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Sections 6.2(a) or (b) would not be satisfied at the Closing and such breach or failure to be true and correct is not cured within 15 calendar days following receipt of written notice from Company of such breach or failure (or such longer period during which Parent or Merger Sub exercises commercially reasonable efforts to cure);

(b) the Company Board shall have effected a Change in the Company Board Recommendation;

(c) the Company Board shall have effected an Alternative Transaction Recommendation as provided for in Section 5.1 of this Agreement;

(d) the Parent Board shall have effected a Change in the Parent Board Recommendation;

(e) the representation set forth in Section 4.10(a) shall become untrue or incorrect at any time after the date of this Agreement and such representation is not reasonably likely to be true and correct on the Termination Date; or

(f) with respect to antitrust matters, HSR approval has not been obtained before the expiration of 100 days after the date of the HSR filing, and facts and circumstances existing at that time indicate that (i) a substantial likelihood exists that the Governmental Authority will successfully enjoin, restrain or otherwise prohibit the consummation of the Merger (excluding any threat to seek divestiture of any businesses conducted by Company, the Company Subsidiaries, Parent or the Parent Subsidiaries) and (ii) the continued pursuit by Company of an approval of the HSR filing would reasonably be expected to have a material adverse effect on Company and the Company Subsidiaries, taken as a whole.

7.4  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, except for Section 7.4(g), which termination right may only be exercised after the 100th day following the date of the HSR filing, by action of the Parent Board, upon written notice to Company, if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Sections 6.3(a) or (b) would not be satisfied at the Closing and such breach or failure to be true and correct is not cured within 15 calendar days following receipt of written notice from Parent of such breach or failure (or such longer period during which Company exercises commercially reasonable efforts to cure);

(b) the Company Board shall have effected a Change in the Company Board Recommendation;

(c) the Company Board shall have effected an Alternative Transaction Recommendation as provided for in Section 5.1 of this Agreement;

(d) the Parent Board shall have effected a Change in the Parent Board Recommendation;

(e) prior to the Effective Time, Parent enters into a contractual commitment that would effect a Change in Control of Parent upon consummation thereof, which for purposes of this Agreement a “Change in Control of Parent” shall mean a transaction within clauses (1), (2) or (3) of the definition of an Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “25%” shall be replaced with “50%” and references to “Company” and the “Company Subsidiaries” shall be replaced with “Parent” and “Parent Subsidiaries”, respectively);

(f) the representation set forth in Section 3.11(a) shall become untrue or incorrect at any time after the date of this Agreement and such representation is not reasonably likely to be true and correct on the Termination Date; or

(g) with respect to antitrust matters, any Governmental Authority or any representative of such Governmental Authority shall have threatened to seek or shall have issued an order, decree or ruling or taken any other action from a court of competent jurisdiction, temporarily or permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger.

7.5  Effect of Termination.  In the event of the termination of this Agreement as provided in Sections 7.1, 7.2, 7.3 or 7.4, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except with respect to Sections 7.5, 7.6 and Article VIII, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, Merger Sub or Company (or any of their respective directors, officers, employees, agents, legal and financial advisors or other Representatives), except as set forth in Section 7.6 and Article VIII of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreements; provided that nothing herein shall relieve any party from any liability or damages with respect to any willful or intentional breach of any representation, warranty, covenant or other obligation under this Agreement.

7.6  Fees and Expenses.

(a) In the event that:

(i) (A) Prior to the Company Stockholder Meeting, any Person (other than Parent) shall have made and not withdrawn an Acquisition Proposal (substituting 50.1% for the 25% threshold set forth in the definition of Acquisition Proposal, a “Covered Proposal”) for Company, (B) Parent or Company shall have terminated this Agreement pursuant to Section 7.1, Section 7.2(a) or Section 7.2(b), and (C) within twelve (12) months of termination of this Agreement, Company consummates a Covered Proposal or enters into an agreement with respect to an Acquisition Proposal which is ultimately consummated (whether prior to or after such twelve-month period); or

(ii) this Agreement shall be terminated pursuant to Sections 7.3(b), 7.3(c), 7.4(b) or 7.4(c);

then, in any such event, Company shall pay to Parent a termination fee in cash of $43.0 million (the “Company Termination Fee”); provided that Company shall not be obligated to pay any Company Termination Fee to Parent pursuant to Section 7.3(b) (x) if Parent is obligated to pay a Parent Termination Fee (as defined below) to Company pursuant to Section 7.6(b)(ii) or (y) if Parent terminates this Agreement pursuant to Section 7.4(b) as a result of a Change in the Company Board Recommendation based solely upon Parent entering into a contractual commitment that, upon consummation, would effect a Change in Control of Parent and such commitment requires that Parent terminate this Agreement.

(b) In the event that:

(i) this Agreement shall be terminated pursuant to Sections 7.3(d), 7.4(d) or 7.4(e); or

(ii) Company terminates this Agreement pursuant to Section 7.3(b) as a result of a Change in the Company Board Recommendation based solely upon Parent entering into a contractual commitment that, upon consummation, would effect a Change in Control of Parent and such commitment requires that Parent terminate this Agreement;

then, in any such event, Parent shall pay to Company a termination fee (the “Parent Termination Fee”) in cash of $43.0 million.

(c) Any Company Termination Fee that becomes payable shall be paid by wire transfer of same-day funds and (i) in the case of Section 7.6(a)(i), be paid within two business days of the date of consummation of the Covered Proposal or Acquisition Proposal, and (ii) in the case of Section 7.6(a)(ii), be paid within two business days of the date that this Agreement is terminated.

(d) Any Parent Termination Fee that becomes payable under Section 7.6(b) shall be paid by wire transfer of same-day funds and be paid within two business days of the date this Agreement is terminated.

(e) Except as specifically provided in this Section 7.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except (i) filing fees incurred in connection with SEC filings relating to the Merger and the transactions contemplated by this Agreement, which shall be paid solely by Parent, (ii) printing and mailing costs related thereto, all of which shall be shared equally by Parent and Company; and (iii) filing fees incurred in connection with Federal Trade Commission and the Department of Justice filings relating to the HSR Act, which shall be shared equally by Parent and Company.

(f) Company shall pay Parent an amount not to exceed $5.0 million as reimbursement for expenses of Parent actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Parent’s legal counsel, financial advisors, and accountant(s)) in the event of the termination of this Agreement (i) by Parent or Company pursuant to Section 7.2(a) if the failure to satisfy the conditions set forth in Section 6.3 by the Termination Date shall have resulted in the Closing not occurring or (ii) by Parent pursuant to Section 7.4(a). The expenses payable pursuant to this Section 7.6(f) shall be paid by wire transfer of same-day funds within 10 business days after demand therefor following the occurrence of the termination giving rise to the payment obligation described in this Section 7.6(f).

(g) Parent shall pay Company an amount not to exceed $5.0 million as reimbursement for expenses of Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Company’s legal counsel, financial advisors, and accountant(s)) in the event of the termination of this Agreement (i) by Parent or Company pursuant to Section 7.2(a) if the failure to satisfy the conditions set forth in Section 6.2(a), (b) or (d) by the Termination Date shall have resulted in the Closing not occurring, or (ii) by Company pursuant to Section 7.3(a). The expenses payable pursuant to this Section 7.6(g) shall be paid by wire transfer of same-day funds within 10 business days after demand therefor following the occurrence of the termination giving rise to the payment obligation described in this Section 7.6(g).

ARTICLE VIII

MISCELLANEOUS

8.1  Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, specifically including Section 5.4, shall survive consummation of the Merger.

8.2  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

if to Parent or Merger Sub, to:

Quanta Services, Inc.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
Telephone: (713) 629-7600
Facsimile: (713) 629-7639
Attention: General Counsel

with a copy to (which copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Telephone: (713) 220-5896
Facsimile: (713) 236-0822

Attention:	Christine B. LaFollette
Mark Zvonkovic

if to Company, to:

InfraSource Services, Inc.
100 West Sixth Street, Suite 300
Media, Pennsylvania 19063
Telephone: (610) 480-8000
Facsimile: (610) 480-8097
Attention: General Counsel

with a copy to (which copy shall not constitute notice):

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
Telephone: (215) 864-8631
Facsimile: (215) 864-9969
Attention: Mary J. Mullany

8.3  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.4  Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

8.5  Entire Agreement.  This Agreement (including the Company Disclosure Letter, Parent Disclosure Letter and Exhibits attached hereto and the documents and instruments referred to herein that are to be delivered at Closing), together with the Confidentiality Agreements, constitutes the entire agreement among the parties hereto and supersedes all prior agreements, arrangements, undertakings, understandings, representations and warranties made by or among the parties hereto, or any of them, written and oral, with respect to the subject matter hereof. The parties hereto agree that the Confidentiality Agreements shall continue in full force and effect in accordance with their terms, except that it shall terminate immediately prior to the Effective Time.

8.6  Third-Party Beneficiaries.  Except for the agreements set forth in Sections 1.5 and Section 5.4(c), which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

8.7  Governing Law.  The Merger, this Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without reference to conflict of laws principles.

8.8  Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking.

8.9  Consent to Jurisdiction; Venue; Jury Trial.

(a) Each of the parties hereto (i) irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery (as well as to the jurisdiction of the Delaware Supreme Court to which an appeal may be taken from such court), for the purpose of any Action arising out of or relating to this Agreement, and the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such Action or proceeding shall be heard and determined exclusively in the Delaware Court of Chancery, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and (v) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.2. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS MERGER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

8.10  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.11  Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the Company Stockholders; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by the Company Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.12  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.11, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights hereof shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.13  No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.14  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, Parent, Merger Sub and Company have signed this Agreement as of the date first written above.

QUANTA SERVICES, INC.

By:	/s/ JOHN R. COLSON
Name: John R. Colson

Title:	Chief Executive Officer and
Chairman of the Board

QUANTA MS ACQUISITION, INC.

By:	/s/ JAMES H. HADDOX
Name: James H. Haddox

Title:	President

INFRASOURCE SERVICES, INC.

By:	/s/ DAVID R. HELWIG
Name: David R. Helwig

Title:	Chief Executive Officer, President
and Chairman of the Board

Annex B

March 17, 2007

Board of Directors
Quanta Services, Inc.
1360 Post Oak Blvd.
Suite 2100
Houston, TX 77056

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Quanta Services, Inc. (“Acquiror”), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”), to be entered into by and among Acquiror, InfraSource Services, Inc. (the “Company”), and Quanta MS Acquisition, Inc., a wholly owned subsidiary of Acquiror (“Merger Sub”). The Merger Agreement will provide for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of Acquiror and each share of common stock, par value $0.001 per share (“Company Common Stock”), of the Company issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), shall be converted into the right to receive 1.223 shares of common stock (the “Exchange Ratio”), par value $0.00001 per share (“Acquiror Common Stock”), of Acquiror.

In arriving at our opinion, we have reviewed the March 17, 2007 draft of the Merger Agreement (the “Draft Merger Agreement”) and certain publicly available business and financial information relating to the Company and Acquiror. We have also reviewed certain other information and data relating to the Company and Acquiror, including financial forecasts relating to the Company as provided to and discussed with us by the management of the Company, and adjustments thereto as provided to and discussed with us by the management of Acquiror, and financial forecasts relating to Acquiror as provided to and discussed with us by the management of Acquiror, and we have met with the managements of the Company and Acquiror to discuss the business and prospects of the Company and Acquiror. We have also reviewed certain estimates of cost savings, synergies and other benefits expected to result from the Merger, as prepared and provided to us by the management of Acquiror. We have also considered certain financial and stock market data of the Company and Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and Acquiror. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and with respect to adjustments to the Company’s forecasts and the financial forecasts for Acquiror that we have reviewed, the management of Acquiror has advised us, and we have assumed, that such adjustments and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Acquiror as to the future financial performance of the Company and Acquiror. With respect to the estimates provided to us by the management of Acquiror with respect to the cost savings, synergies and other benefits expected to result from the Merger, we have been advised by the management of Acquiror, and we have assumed, that such estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Acquiror as to such cost savings, synergies and other benefits, and will be realized in the amounts and the times indicated thereby. The management of the Company has advised us, and we have assumed with your consent, that no financial statements of the Company included in the Company’s filings with the Securities and Exchange Commission prior to the date of this letter will require restatement in any respect that would be material to our analyses or this opinion. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes.

B-1

We have assumed, with your consent, that the final executed Merger Agreement will conform to the Draft Merger Agreement reviewed by us in all respects material to our analyses. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Draft Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Acquiror or the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to Acquiror of the Exchange Ratio and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Acquiror, nor does it address the underlying business decision of Acquiror to proceed with the Merger.

We have acted as financial advisor to Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, Acquiror has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided and in the future we may provide, investment banking and other financial services to the Company and Acquiror, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of Board of Directors of Acquiror in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger, including the issuance of shares of Acquiror Common Stock in connection therewith. Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Acquiror.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

B-2

Annex C

March 17, 2007

The Board of Directors
InfraSource Services Inc.
100 West Sixth Street Suite 300
Media, PA 19063

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of InfraSource Services, Inc. (the “Company”) of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, Quanta Services, Inc. (“Quanta”) and Quanta MS Acquisition, Inc., a wholly owned subsidiary of Quanta (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than shares held in treasury or held by Quanta, will be converted into the right to receive 1.223 shares (the “Exchange Ratio”) of the common stock, par value $0.00001 per share, of Quanta (“Quanta Common Stock”).

In arriving at our opinion, we reviewed a draft dated March 17, 2007 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Quanta concerning the businesses, operations and prospects of the Company and Quanta. We examined certain publicly available business and financial information relating to the Company and Quanta as well as certain financial forecasts and other information and data relating to the Company and Quanta which were provided to or discussed with us by the respective managements of the Company and Quanta, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of the Company and Quanta to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and Quanta Common Stock; the historical and projected earnings and other operating data of the Company and Quanta; and the capitalization and financial condition of the Company and Quanta. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Quanta. We also evaluated certain potential pro forma financial effects of the Merger on Quanta. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Quanta that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company and Quanta provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of the Company and Quanta that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Quanta as to the future financial performance of the Company and Quanta, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger and the other matters covered thereby. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have

C-1

The Board of Directors
InfraSource Services, Inc.
March 17, 2007

an adverse effect on the Company, Quanta or the contemplated benefits of the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of the Company and Quanta. We are not expressing any opinion as to what the value of the Quanta Common Stock actually will be when issued pursuant to the Merger or the price at which the Quanta Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Quanta nor have we made any physical inspection of the properties or assets of the Company or Quanta. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Quanta for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Quanta and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

Article Tenth of our Restated Certificate of Incorporation and Article Seven of our Amended and Restated Bylaws contain provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent permitted by Delaware law. Additionally, Article Eleventh of our Restated Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Article Seven of our Amended and Restated Bylaws permits us to purchase insurance for directors and officers against liability for expenses, judgments or settlements, whether or not we would have the power to indemnify such persons against such liabilities. We have director and officer insurance in place for our directors and officers.

In addition, we have entered into Indemnity Agreements with our directors and executive officers. The form of Indemnity Agreement entered into with each director and officer was previously filed with the SEC as Exhibit 10.1 to Quanta’s Current Report on Form 8-K filed on May 31, 2005. Our board of directors may from time to time authorize Quanta to enter into additional indemnity agreements with other of its future directors and officers utilizing the same form of Indemnity Agreement.

The Indemnity Agreements generally provide that Quanta will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee that is, or is threatened to be made, a party to any civil, criminal or administrative proceeding against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The Indemnity Agreements provide the indemnitee with indemnification rights in connection with third-party proceedings and proceedings brought by or in the right of Quanta. In addition, the Indemnity Agreements provide for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The Indemnity Agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, Quanta will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waives and relinquishes any right of contribution it may have against the indemnitee.

The rights provided by the Indemnity Agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, Quanta’s Restated Certificate of Incorporation or Amended and Restated Bylaws, or otherwise.

The above description of the Indemnity Agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the form of Indemnity Agreement, previously filed as Exhibit 10.1 to Quanta’s Current Report on Form 8-K filed on May 31, 2005.

Item 21.	Exhibits

2.1		Agreement and Plan of Merger, dated as of March 18, 2007, by and among Quanta Services, Inc., Quanta MS Acquisition, Inc., and InfraSource Services, Inc. (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).
3.1		Restated Certificate of Incorporation (previously filed as Exhibit 3.3 to the registrant’s Form 10-Q (No. 001-13831) filed August 14, 2003 and incorporated herein by reference).
3.2		Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the registrant’s 2000 Form 10-K (No. 001-13831) filed April 2, 2001 and incorporated herein by reference).
4.1		Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (No. 333-42957) and incorporated herein by reference).
4.2		Amended and Restated Rights Agreement dated as of March 8, 2000 and amended and restated as of October 24, 2002 between Quanta Services, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (previously filed as Exhibit 1.1. to the registrant’s Form 8-A12B/A (No. 001-13831) filed October 25, 2002 and incorporated herein by reference).
5.1		Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities.
8.1		Tax Opinion of Akin Gump Strauss Hauer & Feld LLP.
8.2		Tax Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
23.1		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1).
23.2		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 8.1).
23.3		Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in opinion filed as Exhibit 8.2).
23.4		Consent of PricewaterhouseCoopers LLP, Houston, Texas.
23.5		Consent of PricewaterhouseCoopers LLP, Philadelphia, Pennsylvania.
24	.1**	Powers of Attorney (included on signature page).
99	.1**	Forms of Proxy for Holders of Quanta common stock and Quanta limited vote common stock.
99	.2**	Form of Proxy for Holders of InfraSource common stock.
99	.3**	Form of Letter of Transmittal.
99.4		Consent of Credit Suisse Securities (USA) LLC.
99.5		Consent of Citigroup Global Markets Inc.
99	.6**	Consent of David R. Helwig pursuant to Rule 438 under the Securities Act.
99	.7**	Consent of J. Michal Conaway pursuant to Rule 438 under the Securities Act.
99	.8**	Consent of Frederick W. Buckman pursuant to Rule 438 under the Securities Act.

**	Previously filed.

Item 22.	Undertakings

Reg S-K, Item 512(a) Undertaking:

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Reg S-K, Item 512(b) Undertaking:

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg S-K, Item 512(g) Undertaking:

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg S-K, Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 23rd day of July, 2007.

QUANTA SERVICES, INC.

By:	/s/ John R. Colson
Name: John R. Colson

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 23rd, 2007, by the following persons in the capacities indicated below:

Signature	Title (Capacity)

/s/ John R. Colson John R. Colson	Chief Executive Officer, Director (Principal Executive Officer)

/s/ James H. Haddox James H. Haddox	Chief Financial Officer (Principal Financial Officer)

/s/ Derrick A. Jensen Derrick A. Jensen	Vice President, Controller and Chief Accounting Officer

* James R. Ball	Director

* Ralph R. DiSibio	Director

* Vincent D. Foster	Director

* Bernard Fried	Director

* Louis C. Golm	Director

* Worthing F. Jackman	Director

* Bruce Ranck	Director

* Gary A. Tucci	Director

Signature	Title (Capacity)

* John R. Wilson	Director

* Pat Wood, III	Director

*By: /s/ James H. Haddox James H. Haddox Attorney-In-Fact

Index to Exhibits

Exhibits
2.1		Agreement and Plan of Merger, dated as of March 18, 2007, by and among Quanta Services, Inc., Quanta MS Acquisition, Inc., and InfraSource Services, Inc. (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).
3.1		Restated Certificate of Incorporation (previously filed as Exhibit 3.3 to the registrant’s Form 10-Q (No. 001-13831) filed August 14, 2003 and incorporated herein by reference).
3.2		Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the registrant’s 2000 Form 10-K (No. 001-13831) filed April 2, 2001 and incorporated herein by reference).
4.1		Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (No. 333-42957) and incorporated herein by reference).
4.2		Amended and Restated Rights Agreement dated as of March 8, 2000 and amended and restated as of October 24, 2002 between Quanta Services, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (previously filed as Exhibit 1.1. to the registrant’s Form 8-A12B/A (No. 001-13831) filed October 25, 2002 and incorporated herein by reference).
5.1		Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities.
8.1		Tax Opinion of Akin Gump Strauss Hauer & Feld LLP.
8.2		Tax Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
23.1		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1).
23.2		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 8.1).
23.3		Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in opinion filed as Exhibit 8.2).
23.4		Consent of PricewaterhouseCoopers LLP, Houston, Texas.
23.5		Consent of PricewaterhouseCoopers LLP, Philadelphia, Pennsylvania.
24	.1**	Powers of Attorney (included on signature page).
99	.1**	Forms of Proxy for Holders of Quanta common stock and Quanta limited vote common stock.
99	.2**	Form of Proxy for Holders of InfraSource common stock.
99	.3**	Form of Letter of Transmittal.
99.4		Consent of Credit Suisse Securities (USA) LLC.
99.5		Consent of Citigroup Global Markets Inc.
99	.6**	Consent of David R. Helwig pursuant to Rule 438 under the Securities Act.
99	.7**	Consent of J. Michal Conaway pursuant to Rule 438 under the Securities Act.
99	.8**	Consent of Frederick W. Buckman pursuant to Rule 438 under the Securities Act.

**	Previously filed